   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                ----------------

                            MACROVISION CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                        77-0156161
 (State or other jurisdiction   (I.R.S. Employer Identification)
incorporation or organization)

                               1341 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 743-8600

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                                 IAN R. HALIFAX
                            CHIEF FINANCIAL OFFICER
                            MACROVISION CORPORATION
                               1341 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 743-8600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:

             DAVID W. HERBST                                 J. ROBERT SUFFOLETTA
             NANCY H. WOJTAS                                    DAVID R. KING
              DAVID M. PIKE                           WILSON SONSINI GOODRICH & ROSATI,
      MANATT, PHELPS & PHILLIPS, LLP                       PROFESSIONAL CORPORATION
       3030 HANSEN WAY, SUITE 100                             650 PAGE MILL ROAD
       PALO ALTO, CALIFORNIA 94304                       PALO ALTO, CALIFORNIA 94304
              (650) 812-1300                                    (650) 493-9300

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                ----------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO       OFFERING PRICE        AGGREGATE          AMOUNT OF
       SECURITIES TO BE REGISTERED          BE REGISTERED(1)     PER SHARE(2)      OFFERING PRICE    REGISTRATION FEE
Common Stock, $0.001 par value per
  share...................................      1,966,500           $70.56          $138,756,240          $36,632

(1) Includes 256,500 shares of common stock subject to the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on December 20, 1999.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED JANUARY  , 2000

PROSPECTUS

                                1,710,000 SHARES

                               [MACROVISION-LOGO]

                                  COMMON STOCK

        This is an offering of common stock by Macrovision Corporation. Of the 1,710,000 shares of common stock being sold in this offering, 1,250,000 shares are being sold by Macrovision and 460,000 shares are being sold by selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                                 --------------

        Our common stock is traded on the Nasdaq National Market under the symbol MVSN. On January , 2000, the last reported sale price of our common stock on the Nasdaq National Market was $ per share.

                                 --------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................   $           $
Underwriting discounts and commissions......................   $           $
Proceeds to Macrovision, before expenses....................   $           $
Proceeds to the selling stockholders, before expenses.......   $           $

        The underwriters have been granted an option for a period of 30 days to purchase up to 256,500 additional shares of common stock from Macrovision and the selling stockholders.

                                 --------------

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 -------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST                                                       SG COWEN

U.S. BANCORP PIPER JAFFRAY                                           ING BARINGS

           , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

Risk Factors................................................      6

Cautionary Note On Forward-Looking Statements...............     15

Use of Proceeds.............................................     15

Price Range of Common Stock.................................     16

Dividend Policy.............................................     16

Capitalization..............................................     17

Selected Consolidated Financial Data........................     18

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19

Business....................................................     35

Management..................................................     52

Principal and Selling Stockholders..........................     55

Underwriting................................................     57

Legal Matters...............................................     58

Experts.....................................................     59

Where You Can Find Additional Information About
  Macrovision...............................................     59

Index to Consolidated Financial Statements..................  F-1

                            ------------------------

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

        YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES TO FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, YOU SHOULD READ THE REST OF THE PROSPECTUS BEFORE YOU INVEST IN OUR COMMON STOCK.

                                  MACROVISION

        We design, develop and license copy protection and rights management technologies. We are the leading provider of copyright protection technologies for major Hollywood studios, independent video producers, PC games and educational software publishers, digital set-top box manufacturers and digital pay-per-view network operators. We provide content owners with the means to protect content such as videocassette, DVD and pay-per-view movies, PC games and educational software against unauthorized copying and distribution.

        As the world moves toward a digital media age, content owners are increasingly vulnerable to unauthorized copying. Content owners lose billions of dollars every year to casual copying and piracy. In particular, consumers' ability to make unauthorized copies has increased due to the proliferation of inexpensive, easy-to-use devices that allow in-home copying, such as VCRs and CD-ROM recorders.

        We have built and continue to extend a large patent portfolio which provides the basis for our licensing business model. We license our technologies and receive high margin, recurring revenues from a variety of sources. These include unit-based royalties on videocassettes, DVDs, CD-ROMs, and set-top boxes, transaction or use-based royalties for pay-per-view movies, and license fees from a range of hardware manufacturers, and digital satellite and cable system operators.

        Our technology has been used to copy protect over 2.7 billion videocassettes worldwide since 1985. All Motion Picture Association of America studios use our video copy protection technologies to protect some or all of their movie releases on videocassette or DVD. Our customers include Disney, Paramount, Sony Pictures Entertainment, Twentieth Century Fox, Universal Studios, Warner Brothers and DreamWorks. We believe that our video copy protection technologies are accepted as the industry standard. The October 1998 Digital Millennium Copyright Act mandates compliance with our technology for all VCR manufacturers that sell or import their hardware into the U.S.

        An enhanced version of our videocassette copy protection technology has been applied to digital video formats, and deployed worldwide on DVD, digital satellite and cable. The rapid growth of DVD and digital pay-per-view, coupled with the high picture quality and the relative ease of copying from these formats, has increased the need for effective copy protection in these applications.

        We estimate that 75% of all DVDs manufactured contain our copy protection technology. We also believe that our technology is used in approximately 90% of all digital set-top boxes produced, including those manufactured by General Instrument, Scientific-Atlanta, THOMSON, Nokia and Pace. Our system operator customers include British Sky Broadcasting, DIRECTV, EchoStar, Hong Kong Telecom and Galaxy Latin America.

        We have expanded our copy protection technologies into the PC games and educational software markets, and into rights management applications through our recent acquisition of C-Dilla Ltd., or C-Dilla. We have licensed a majority of the top PC games publishers, including Electronic Arts, Microsoft, Eidos, GT Interactive, Havas, and Hasbro. We believe that our SafeDisc computer software/CD-ROM copy protection technology has been used on approximately 30 million CD-ROMs. Additionally, we are developing a suite of rights management technologies, called SafeCast, that will provide our customers with more options to market and securely distribute software products using either the Internet or packaged media.

        We seek to continue the expansion of our technology base in current as well as new markets through strategic investments in companies with complementary technologies. Our strategic investments include:

        - Digimarc. We are working jointly with Digimarc and Philips to develop a digital video watermarking copy protection solution to address digital-to-digital copying issues.

        - TTR. We intend to develop a copy protection product with TTR to prevent the unauthorized copying of music CDs.

        - AudioSoft. We are working with Audiosoft as a strategic consulting partner for their e-commerce copyright royalty reporting systems.

        We intend to protect and enhance our position as the leading provider of copy protection technologies by implementing a strategy that includes the following key elements:

        - pursue multiple sources of royalty-based licensing revenue that result in a high margin, recurring revenue business model;

        - introduce new product applications and rights management technologies through either internal development or acquisition;

        - pursue strategic investments that are complementary to our existing technologies;

        - expand our patent portfolio and aggressively pursue protection of our patents; and

        - leverage key customer relationships to broaden the use of existing applications for our technologies.

        We were initially incorporated in California in January 1983. We operated as a corporation until 1985 and as a limited partnership from 1985 until we incorporated as Macrovision Corporation in 1987. We reincorporated in Delaware in February 1997. References to "we," "our," "us" and the "Company" in this prospectus refer to Macrovision Corporation. Our principal executive offices are located at 1341 Orleans Drive, Sunnyvale, California 94089 and our telephone number is (408) 743-8600. Our Web site is located at www.macrovision.com. Any information that is included on or linked to our website is not a part of this prospectus.

        We own or have rights to various copyrights, trademarks and trade names used in our business. These include Macrovision-Registered Trademark-, Protecting Your Image-Registered Trademark-, Colorstripe-TM-, SafeDisc-TM-, SafeDisc HD-TM-, SafeCast-TM- and PhaseKrypt-TM-. This prospectus also includes trademarks, service marks and trade names of other companies, which remain the property of their owners.

                                  THE OFFERING


Common stock offered by us......................  shares
Common stock offered by the selling
  stockholders..................................  shares
Common stock to be outstanding after the
  offering......................................  shares
Use of proceeds.................................  For general corporate purposes including strategic investments and working capital.

------------------------

The information in this prospectus is based on 18,331,678 shares outstanding as of September 30, 1999. This share information does not include 1,736,934 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $13.92 per share and does not include 445,942 additional shares reserved for future grants or issuances under our stock option and stock purchase plans.

Except as otherwise noted, information in this prospectus assumes no exercise of the underwriters' over-allotment option. All share and per share information in this prospectus reflects a 2-for-1 stock split effected in August 1999.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                        ----------------------------------------------------   -------------------
                                          1994       1995       1996       1997       1998       1998       1999
                                        --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF INCOME
  DATA:
Net revenues..........................  $13,330    $14,189    $17,080    $20,340    $24,434    $17,150    $24,583
Operating income from continuing
  operations..........................    2,804      2,183      3,318      5,756      9,169      5,976      4,286
Income from continuing operations.....    1,501      1,056      1,835      3,821      6,342      4,118      3,543
Income from continuing operations
  applicable to common stock..........                        $ 1,248    $ 3,665    $ 6,342    $ 4,118    $ 3,543
Earnings per share from continuing
  operations
Basic.................................                        $  0.16    $  0.28    $  0.40    $  0.27    $  0.20
Diluted...............................                        $  0.15    $  0.26    $  0.37    $  0.25    $  0.19
Shares used in computing earnings per
  share
Basic.................................                          7,574     12,952     16,008     15,501     18,002
Diluted...............................                          8,560     13,920     17,106     16,564     18,964

                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $25,547
Working capital.............................................   29,588
Total assets................................................   78,733
Total stockholders' equity..................................   70,165

--------------------------

        Income from continuing operations applicable to common stock is calculated by deducting preferred stock dividends from income from continuing operations.

        The preceeding Consolidated Statements of Income Data for the nine months ended September 30, 1999 includes a $4,286,000 charge for in process research and development and $791,000 of amortization of intangibles attributable to the acquisition of C-Dilla.

        As adjusted numbers reflect the sale of the 1,250,000 shares of common
stock offered hereby at an assumed public offering price of $     per share and
after deducting the estimated underwriting discount and offering expenses.

                                  RISK FACTORS

        AN INVESTMENT IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THESE RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                                 COMPANY RISKS

WE DEPEND ON VIDEO COPY PROTECTION TECHNOLOGY AND ON ADVOCACY OF THIS TECHNOLOGY
  BY MAJOR MOTION PICTURE STUDIOS, AND FAILURE OF THE MAJOR MOTION PICTURE STUDIOS TO SUPPORT OUR TECHNOLOGY COULD HARM OUR BUSINESS.

        In the event that the major motion picture studios, or other customers of our video copy protection technology were to determine that the benefits of using our technology did not justify the cost of licensing the technology, demand for our technology would decline. We currently derive a majority of our net revenues and operating income from fees for the application of our patented video copy protection technology to prerecorded videocassettes and DVDs of movies and other copyrighted materials that video retailers sell or rent to consumers. These fees represented 75.4%, 67.3%, 77.2% and 68.2% of our net revenues during 1996, 1997, 1998 and the first nine months of 1999, respectively.

        Any future growth in revenues from these fees will depend on the use of our video copy protection technology on a larger number of videocassettes, DVDs or digital pay-per-view, or PPV, programs. In order to increase or maintain our market penetration, we must continue to persuade content owners that the cost of licensing the technology is outweighed by the increase in revenues that the content owners and retailers would achieve as a result of using copy protection, such as revenues from additional sales of the copy protected material or subsequent revenues from other venues.

        Any factor that results in a decline in demand for our video copy protection technology, including a change of video copy protection policy by the major motion picture studios or a decline in sales of prerecorded videocassettes and DVDs that are encoded with our video copy protection technology, would have a material adverse effect on our business. If several of the motion picture studios withdraw their support for our copy protection technologies or otherwise determine not to copy protect a significant portion of prerecorded videocassettes or DVD or digital PPV programs, our business would be harmed.

WE MAY EXPERIENCE FLUCTUATIONS IN FUTURE OPERATING RESULTS WHICH MAY ADVERSELY
  AFFECT THE PRICE OF OUR COMMON STOCK.

        We believe that our quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. We may not be able to grow in future periods, or we may not be able to sustain our level of net revenues, or our rate of revenue growth, on a quarterly or annual basis. It is likely that, in some future quarter, our operating results will be below the expectations of stock market analysts and investors. In this event, the price of our common stock could decline.

        Further, we may not be in a position to anticipate a decline in revenues in any quarter until late in the quarter, due primarily to the delay inherent in reporting from licensees and videocassette and optical disc manufacturers, or replicators, resulting in a potentially more significant level of volatility in the price of our common stock. Factors which could cause the price of our common stock to decline include:

        - the timing of releases of popular movies on videocassettes or DVDs or by digital PPV transmission;

        - the ability of the Motion Picture Association of America studios to produce one or more "blockbuster" titles on an annual basis;

        - the degree of acceptance of our copy protection technologies by major motion picture studios and software companies; and

        - the timing of releases of computer software CD-ROM multimedia titles.

WE EXPERIENCE SEASONALITY IN OUR OPERATING RESULTS WHICH MAY AFFECT THE PRICE OF
  OUR COMMON STOCK.

        We have experienced significant seasonality in our business, and our business is likely to be affected by seasonality in the future. We have typically experienced our highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. We believe that this trend has been principally due to the tendency of our customers to release their more popular movies on videocassettes and DVDs during the year-end holiday shopping season. We anticipate that revenues from multimedia CD-ROM copy protection will also reflect this seasonal trend. In addition, our revenues have tended to be lower in the summer months, particularly in Europe.

WE DEPEND ON A SMALL NUMBER OF KEY CUSTOMERS FOR A HIGH PERCENTAGE OF OUR
  REVENUES AND THE LOSS OF A SIGNIFICANT CUSTOMER COULD RESULT IN A SUBSTANTIAL DECLINE IN OUR REVENUES AND PROFITS.

        Our customer base is highly concentrated among a limited number of customers, primarily due to the fact that the Motion Picture Association of America studios dominate the motion picture industry. Historically, we have derived the majority of our net revenues from a relatively small number customers. For 1996, three customers accounted for 37% of our net revenues and each accounted for more than 10% of our net revenue. For 1997, revenues from one of our customers accounted for 11% of our net revenues. For 1998, another one of our customers accounted for more than 12% of our net revenues. For the first nine months of 1999, no one customer accounted for more than 10% of our net revenues. The Motion Picture Association of America studios as a group accounted for 47.1%, 38.6%, 45.1% and 35.3% of our net revenues in 1996, 1997, 1998 and the first nine months of 1999.

        We expect that revenues from the Motion Picture Association of America studios will continue to account for a substantial portion of our net revenues for the foreseeable future. We have agreements with six of the major home video companies for copy protection of a substantial part of their videocassettes and/ or DVDs in the United States. These agreements expire at various times ranging from March 2000 to December 2004. The failure of any one of these customers to renew its contract or to enter into a new contract with us on terms that are favorable to us would likely result in a substantial decline in our net revenues and operating income, and our business would be harmed.

        Most of our other videocassette copy protection customers license our technology on an annual contract basis or title-by-title or month-by-month. Our current customers may not continue to use our technology at current or increased levels, if at all, or we may not be able to obtain new customers. The loss of, or any significant reduction in revenues from, a key customer would harm our business.

WE ARE DEPENDENT ON INTERNATIONAL SALES FOR A SUBSTANTIAL AMOUNT OF OUR REVENUE.
  WE FACE DIVERSE RISKS OF INTERNATIONAL BUSINESS, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

        International and export sales together represented 37.9%, 46.5%, 44.5% and 47.9% of our net revenues in 1996, 1997, 1998 and the nine months ended September 30, 1999, respectively. We expect that international and export sales will continue to represent a substantial portion of our net revenues for the foreseeable future. Our future growth will depend to a large extent on worldwide deployment of digital PPV networks, DVDs, and computer software CD-ROMs, and the use of copy protection in these media.

        To the extent that foreign governments impose restrictions on importation of programming, technology or components from the United States, the requirement for copy protection in these markets could diminish. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States, which increases the risk of unauthorized use of our technologies and the ready availability or use of circumvention technologies. Such laws also may not be conducive to copyright protection of video materials and digital media, which reduces the need for our copy protection technology.

        Due to our reliance on international and export sales, we are subject to the risks of conducting business internationally, including:

        - foreign government regulation;

        - changes in diplomatic and trade relationships;

        - changes in, or imposition of, regulatory requirements;

        - tariffs or taxes and other trade barriers and restrictions; and

        - difficulty in staffing and managing foreign operations.

        Our business could be materially adversely affected if foreign markets do not continue to develop, if we do not receive additional orders to supply our technologies or products for use in foreign prerecorded video, PPV and other applications requiring our copy protection solutions or if regulations governing our international business change. For example, under the United States Export Administration Act of 1979, encryption algorithms such as those used in our computer software copy protection technology are classified as munitions and subject to stringent export controls. Any changes to the statute or the regulations with respect to export of encryption technologies could require us to redesign our products or technologies or prevent us from selling our products and licensing our technologies internationally.

FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

        While international and export sales are typically denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Our future results of operations may be materially adversely affected by currency fluctuations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH, AND IF WE CANNOT DO SO, IT COULD HARM OUR
  BUSINESS.

        The growth of our business has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. Our future results of operations will depend in part on the ability of our officers and other key employees to continue to implement and expand our operational, customer support and financial control systems and to expand, train and manage our employee base. In order to manage our future growth successfully, we will need to hire additional personnel and augment our existing financial and management systems or implement new systems. We may not be able to augment or to implement these systems efficiently, or on a timely basis, or to manage any future expansion successfully. The failure to do so could harm our business.

POTENTIAL INTELLECTUAL PROPERTY CLAIMS AND LITIGATION COULD SUBJECT US TO
  SIGNIFICANT LIABILITY FOR DAMAGES AND INVALIDATION OF OUR PROPRIETARY RIGHTS.

        Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. We are currently subject to several legal proceedings. See "Legal Proceedings."

        Litigation could harm our business and result in:

        - substantial settlement or related costs, including indemnification of customers;

        - diversion of management and technical resources;

        - discontinuing the use and sale of infringing products;

        - expending significant resources to develop non-infringing technology; and

        - obtaining licenses to infringed technology.

        Our success is heavily dependent upon our proprietary technologies. We rely on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights. Our patents, trademarks or copyrights may be challenged and invalidated or circumvented. Our patents may not be of sufficient scope or strength or be issued in all countries where our products can be sold. The expiration of some of our patents may harm our business.

        Others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. Effective intellectual property protection may be unavailable or limited in some foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken may not prevent misappropriation of our technologies.

IT MAY BE TIME-CONSUMING AND COSTLY TO ENFORCE OUR PATENTS AGAINST DEVICES AND
  HACKING TECHNIQUES THAT ATTEMPT TO CIRCUMVENT OUR COPY PROTECTION TECHNOLOGY, AND OUR FAILURE TO CONTROL THEM COULD HARM OUR BUSINESS.

        We use our patents to limit the proliferation of devices intended to circumvent our video copy protection technologies. In the past, we have initiated a number of patent infringement disputes against manufacturers and distributors of these devices. Any legal action that we may initiate could be time-consuming to pursue, result in costly litigation, and divert management's attention from day-to-day operations.

        In the event of an adverse ruling in a patent infringement lawsuit, we might suffer from the legal availability of the circumvention device or have to obtain rights to the offending device. The legal availability of circumvention devices could result in the increased proliferation of devices that defeat our copy protection technology and a decline in demand for our technologies, which could have a material adverse effect on our business.

        In the computer software copy protection market, a number of individuals have developed and posted SafeDisc hacks on the Internet. If we are not able to generate frequent SafeDisc software releases, which deter the hackers from developing circumvention techniques, our customers could reduce their usage of our technology because it was compromised. Although the anti-circumvention provisions in the Digital Millennium Copyright Act may be applicable to Internet service providers who support the hacker sites, any legal action that we initiate could be time-consuming to pursue, result in costly litigation, and divert management's attention from day-to-day operations.

WE ARE EXPOSED TO RISKS ASSOCIATED WITH EXPANDING OUR TECHNOLOGICAL BASE THROUGH
  STRATEGIC INVESTMENTS.

        We have recently expanded our technological base in current as well as new markets through strategic investments in companies with complementary technologies or products which may not prove to be of long-term benefit to us. We currently hold minority equity interests in two privately held companies,

Command Audio Corporation, or CAC, and AudioSoft, and one publicly traded company, Digimarc. Subject to satisfaction of conditions specified in a letter agreement between us and TTR, we intend to make a minority equity investment in TTR. These investments totaled $7.1 million and represented 9.0% of our total assets at September 30, 1999.

        The negotiation, creation and management of these strategic relationships typically involve a substantial commitment of our management time and resources, and we may never recover the cost of these management resources. We may in the future be required to write off all or part of one or more of these investments which could harm our business.

        Our strategic investments typically involve joint development or marketing efforts or technology licensing. Any joint development efforts may not result in the successful introduction of any new products by us or a third party, and any joint marketing efforts may not result in increased demand for our products. Further, any current or future strategic investments by us may not allow us to enter and compete effectively in new markets or improve our performance in any current markets.

WE DEPEND ON THIRD PARTIES TO DEVELOP SAFEDISC COMPATIBLE ENCODING AND QUALITY
  ASSURANCE APPLICATIONS.

        We rely on third party vendors such as DCA, Eclipse, Media Morphics, CD Associates, Koch Media and Audio Development to develop add-on enabling software modules that will:

        - apply the SafeDisc digital signature at licensed replication facilities;

        - allow replicators to run specialized quality assurance tests to ensure the SafeDisc technology is applied; and

        - check for manufacturing defects in the mass produced discs.

        Our operations could be disrupted if our relationships with third party vendors are disrupted or if their products are defective, not available or not accepted by licensed replicators. This could result in a loss of customer orders and revenue.

WE MUST ESTABLISH AND MAINTAIN LICENSING RELATIONSHIPS TO CONTINUE TO EXPAND OUR
  BUSINESS, AND FAILURE TO DO SO COULD HARM OUR BUSINESS PROSPECTS.

        Our future success will depend upon our ability to establish and maintain licensing relationships with companies in related business fields, including:

        - videocassette duplicators;

        - international distributors of videocassettes;

        - DVD authoring facilities and replicators;

        - DVD authoring tools software companies;

        - semiconductor and equipment manufacturers;

        - operators of digital PPV networks;

        - consumer electronics and digital PPV set-top hardware manufacturers;
          and

        - CD-ROM mastering facilities and replicators.

        Other parties may not perform their obligations as expected and our reliance on others for the development, manufacturing and distribution of our technologies and products may result in unforeseen problems. Substantially all of our license agreements are non-exclusive, and therefore our licensees are free to enter into similar agreements with third parties, including our competitors. Licensees may not develop or pursue alternative technologies either on their own or in collaboration with others, including our competitors.

IF WE DO NOT RETAIN OUR KEY EMPLOYEES AND ATTRACT NEW EMPLOYEES, OUR ABILITY TO
  EXECUTE OUR BUSINESS STRATEGY WILL BE IMPAIRED.

        We compete for employees in California's Silicon Valley, one of the most challenging employer environments in the United States. Hiring for key personnel is highly competitive. Because of the specialized nature of our business, our future success will depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel, particularly as we enter new markets. The loss of key employees could harm our business.

                                 INDUSTRY RISKS

WE ARE INTRODUCING PRODUCTS INTO THE EVOLVING MARKET FOR DIGITAL PPV COPY
  PROTECTION, AND IF THIS MARKET DOES NOT DEVELOP OR WE ARE UNABLE TO EFFECTIVELY SERVE THIS MARKET, OUR REVENUES WILL BE ADVERSELY AFFECTED.

        While our copy protection capability is embedded in more than 30 million digital set-top boxes manufactured by the leading digital set-top box manufacturers, only four system operators have activated copy protection for digital PPV programming. Our ability to expand our markets in additional home entertainment venues such as digital PPV will depend in large part on the support of the major motion picture studios in advocating the incorporation of copy protection technology into the hardware and network infrastructure required to distribute such video programming. The Motion Picture Association of America studios may not require copy protection for any of their PPV movies or PPV system operators may not activate copy protection in other digital PPV networks outside of Japan, Hong Kong or the United Kingdom.

        Further, consumers may react negatively to copy protected PPV programming because they have routinely copied for later viewing analog cable and satellite-delivered subscription television and PPV programs, as well as free broadcast programming. In addition, some television sets or combinations of VCRs and television sets may exhibit impaired pictures while displaying a copy protected digital PPV program. If there is consumer dissatisfaction that cannot be managed, or if there are technical compatibility problems, our business would be harmed.

POTENTIAL REVENUE MAY BE LOST IF OUR DIGITAL VIDEO WATERMARKING TECHNOLOGY IS
  NOT SELECTED AS AN INDUSTRY STANDARD.

        In cooperation with Philips and Digimarc, we are jointly developing a digital video watermarking solution to address the digital-to-digital copying issues associated with the next generation of DVD recording devices. Our group has submitted a proposed solution to the DVD Copy Control Association, or DVD/CCA, a wholly-owned subsidiary of Matsushita Electric Industries, which has assumed responsibility for selecting the industry standard. Our group is competing with a consortium of five other companies, comprised of IBM, NEC, Sony, Hitachi and Pioneer, that have submitted a similar proposal to the DVD/ CCA. Some of these companies have substantially greater name recognition and significantly greater financial, technical, marketing and other resources than Philips, Digimarc and ourselves.

        Our digital watermarking technology may not be selected by the DVD/CCA. The group whose digital video watermarking solution is selected will have a significant advantage in licensing its technology to video content owners worldwide, and in working with consumer electronics manufacturers, PC platform companies and their suppliers to implement digital-to-digital copy protection. Even if the DVD/CCA adopts our solution, other companies may elect to compete in this market. If the solution being developed by Philips, Digimarc and ourselves is not the selected solution or otherwise is not widely adopted by studios or consumer electronics manufacturers, our group will be at a competitive disadvantage in marketing our solution. The solution being developed by our group may not be selected as the standard by the DVD/CCA or our solution may not achieve market acceptance as the market and the standards for digital-to-digital copy protection evolve.

WE HAVE RECENTLY ENTERED THE MARKET FOR COMPUTER SOFTWARE COPY PROTECTION, AND
  WE DO NOT KNOW IF WE WILL BE SUCCESSFUL IN SELLING OUR PRODUCTS IN THIS
  MARKET.

        We acquired C-Dilla in June 1999. C-Dilla's products include SafeDisc, our copy protection technology for CD-ROM software products in the consumer multimedia market. The market for copy protection of CD-ROMs is unproven, and we may not be successful in developing this market.

        For us to be successful in entering this new market, producers of multimedia CD-ROMs must accept copy protection generally and also adopt our SafeDisc solution. Copy protection of multimedia CD-ROMs may not be accepted. For example, consumers may react negatively to the introduction of copy protected CD-ROMs if they are prevented from copying the content of their favorite applications or if copy protection impairs the playability of a CD-ROM. Moreover, copy protection may not be effective or compatible with all PC and CD-ROM hardware platforms or configurations or may prove to be easily circumvented.

        A number of competitors and potential competitors are developing CD-ROM copy protection solutions. Many of these competitors and potential competitors have substantially greater name recognition and financial, technical and marketing resources than we do. If the market for CD-ROM copy protection fails to develop or develops more slowly than expected, or if our solution does not achieve or sustain market acceptance, our business would be harmed.

WE ARE ENTERING THE MARKET FOR MUSIC CD COPY PROTECTION AND WE DO NOT KNOW IF WE
  WILL BE SUCCESSFUL IN SELLING OUR PRODUCTS IN THIS MARKET.

        We have entered into a strategic partnership with TTR to develop and market a copy protection system that will inhibit casual copying of music CDs using dual-deck CD recorder systems or personal computer systems. A number of competitors and potential competitors may be developing similar and related music copy protection solutions. The solution we expect to market may not achieve or sustain market acceptance, or may not meet, or continue to meet, the demands of the music industry. It is possible that there could be significant consumer resistance to audio copy protection, as consumers may feel that they are entitled to copy audio CDs, because no technology has been used in the past to prevent copying. It is not clear what the reaction of the major music labels would be to any consumer resistance.

        If the market for music CD copy protection fails to develop, or develops more slowly than expected, if our solution does not achieve or sustain market acceptance or if there is consumer resistance to this technology, our business would be harmed.

IF WE ARE UNABLE TO SUCCESSFULLY COMPETE AGAINST COMPETITIVE TECHNOLOGIES THAT
  MAY BE DEVELOPED IN THE FUTURE OUR BUSINESS WILL BE HARMED.

        We believe that there are currently no significant videocassette copy protection competitors other than companies that have occasionally developed hardware based on our technology for sale in small foreign markets, where we have not sought patent protection. It is possible, however, that a competitive copy protection technology could be developed in the future. For example, our customers could attempt to promote competition by supporting the development of alternative copy protection technologies or solutions, including solutions that deter professional duplication. Increased competition would be likely to result in price reductions and loss of market share, either of which could harm our business.

OUR FAILURE OR THE FAILURE OF OUR KEY SUPPLIERS AND CUSTOMERS TO BE YEAR 2000
  COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

        The Year 2000 computer issue creates a variety of risks for us. If systems do not correctly recognize date information when the year changes to 2000, our business could be harmed. The risks involve:

        - potential warranty or other claims by our customers;

        - errors in systems we use to run our business;

        - errors in systems used by our suppliers; and

        - errors in systems used by our customers.

        Success of our Year 2000 readiness efforts may depend on the success of our customers in dealing with their Year 2000 issues. We sell our products to companies in a variety of industries each experiencing different issues with Year 2000 readiness. Customer difficulties with Year 2000 issues could interfere with the use of our products, which might require us to devote additional resources to resolve the underlying problems. If the problem is found to lie in our products, our business could be harmed.

        Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 ready. The costs of becoming Year 2000 ready for current or potential customers may result in reduced funds available to purchase and implement our products. In addition, we rely on various entities that are common to many businesses, such as public utilities. If these entities were to experience Year 2000 failures, our business would be disrupted.

                                INVESTMENT RISKS

OUR MANAGEMENT HAS BROAD DISCRETION AS TO HOW TO USE THE PROCEEDS FROM THIS
  OFFERING AND THE PROCEEDS MAY NOT BE USED APPROPRIATELY.

        We expect to use the net proceeds of this offering primarily for strategic investments, working capital and other general corporate purposes. In particular, we intend to pursue strategic investments in businesses, products or technology which would complement our existing products, expand our market coverage or enhance our technological capabilities. We have no specific plan as to how we will spend the majority of the proceeds of this offering. If our management uses poor judgment in spending the proceeds, our business will be adversely affected. Investment of the proceeds from this offering may not yield a favorable return or any return.

SUBSTANTIAL SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK
  PRICE TO FALL.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options, the trading price of our common stock could fall. Such sales also might make it more difficult for us to raise capital in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 19,670,125 shares of common stock based upon shares outstanding as of December 1, 1999, assuming no exercise of outstanding options after December 1, 1999, other than options to purchase shares being sold in this offering. Of these shares, the 1,710,000 shares sold in this offering and 15,156,534 additional shares will be freely tradable, and 2,803,591 are subject to lock up agreements for 90 days.

        After this offering, JVC will be entitled to register up to 1,580,976 of its shares under the Securities Act of 1933. JVC has the right to participate in any registration of shares we undertake on our own, except a registration of shares in connection with an employee benefit plan or merger. If JVC exercises its registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempted to raise money through a registration and sale of our stock and JVC required us to allow them to participate in the registration, our ability to raise the amount of money we need to execute our business plan could be adversely affected.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

        The market price of our common stock has been, and in the future could be, significantly affected by factors such as:

        - actual or anticipated fluctuations in operating results;

        - announcements of technical innovations;

        - new products or new contracts;

        - competitors or their customers;

        - governmental regulatory action;

        - developments with respect to patents or proprietary rights;

        - changes in financial estimates by securities analysts; and

        - general market conditions.

        In addition, announcements by the Motion Picture Association of America or its members, satellite television operators, cable television operators or others regarding motion picture distribution, computer software companies business combinations, evolving industry standards or other developments could cause the market price of our common stock to fluctuate substantially.

        Further, the trading prices of the stocks of many technology companies, including our share price, are at or near historical highs and reflect price/earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price/earnings ratios will be sustained. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has been initiated against that company.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including:

        - implementing our business strategy;

        - developing and introducing new technologies;

        - obtaining and expanding market acceptance of the technologies we offer; and

        - competition in our markets.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. A description of some risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

        Our net proceeds from the sale of the 1,250,000 shares of our common
stock are estimated to be approximately $     million, or $     million if the
underwriters' over-allotment option is exercised in full, assuming a public
offering price of $     per share and after deducting the estimated underwriting
discount and offering expenses.

        We expect to use the net proceeds for strategic investments and general corporate purposes, including working capital. However, we have not allocated any specific portion of the net proceeds to those purposes and management will have the ability to allocate such proceeds at its discretion.

        From time to time in the ordinary course of business, we evaluate opportunities for strategic investments, licensing arrangements, joint ventures and acquisitions of products, businesses and technologies that complement our business, for which a portion of the net proceeds may be used. Currently, however, we do not have any agreements with respect to any such opportunities. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade securities. We will not receive any proceeds from the sale of shares by the selling stockholders.

                          PRICE RANGE OF COMMON STOCK

        Our initial public offering occurred on March 13, 1997 at a price to the public of $4.50 per share. Since that date, our common stock has been quoted on the Nasdaq National Market under the symbol MVSN. The following table shows for the periods indicated the high and low sale prices per share of our common stock.

                                                                HIGH       LOW
                                                              --------   --------
1998
  First Quarter.............................................   $ 9.88     $ 7.13
  Second Quarter............................................   $13.06     $ 8.75
  Third Quarter.............................................   $15.44     $ 8.75
  Fourth Quarter............................................   $23.38     $11.06
1999
  First Quarter.............................................   $21.19     $14.00
  Second Quarter............................................   $38.31     $16.88
  Third Quarter.............................................   $47.38     $26.63

        On December  , 1999, the last reported sale price of our common stock on
the Nasdaq National Market was $     per share. As of December 1, 1999, we had
97 stockholders of record of our common stock.

                                DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock in the two most recent fiscal years. We paid a cash dividend of $.0375 per share of Series A preferred stock in the first quarter of 1997.

        We currently anticipate that we will retain all future earnings for use in our business and do not anticipate that we will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and our general financial condition, general business conditions and contractual restrictions on payment of dividends, if any.

                                 CAPITALIZATION

        The following table sets forth our capitalization, as of September 30, 1999: (i) on an actual basis and (ii) as adjusted to give effect to the sale by us of the 1,250,000 shares of common stock offered hereby at an assumed public
offering price of $     per share and after deducting estimated underwriting
discount and offering expenses. This table should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Stockholders' equity:
Preferred stock, par value $0.001 per share:
  Authorized, 5,000,000 shares; no shares issued and
    outstanding.............................................  $     --
Common stock, par value $0.001 per share:
  Authorized, 100,000,000 shares; issued and outstanding,
    18,331,678 shares (     shares as adjusted).............        18
Additional paid-in capital..................................    59,763
Accumulated other comprehensive loss........................      (235)
Retained earnings...........................................    10,619
                                                              --------
  Total stockholders' equity................................    70,165
                                                              --------
    Total capitalization....................................  $ 70,165
                                                              ========

------------------------

    The number of shares of common stock issued and outstanding does not include:

        - 1,736,934 shares of common stock issuable at a weighted average exercise price of $13.92 per share upon exercise of stock options outstanding as of September 30, 1999 under our Stock Option Plan, 1996 Equity Incentive Plan and 1996 Directors Stock Option Plan;

        - 268,702 shares reserved for future grants under the 1996 Equity Incentive Plan;

        - 42,000 shares reserved for future grants under the 1996 Directors Stock Option Plan; or

        - 135,240 shares reserved for future issuance under the 1996 Employee Stock Purchase Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated financial data presented below as of and for the years ended December 31, 1996 through 1998 have been derived from the audited consolidated financial statements audited by KPMG LLP, independent auditors, and included elsewhere in this prospectus. The selected consolidated financial data presented below as of and for the years ended December 31, 1994 and 1995 have been derived from audited consolidated financial statements not included herein. The consolidated balance sheet data as of September 30, 1999 and the consolidated statements of income data for the nine months ended September 30, 1998 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                  YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                    ----------------------------------------------------   -------------------
                                                      1994       1995       1996       1997       1998       1998       1999
                                                    --------   --------   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:

Net revenues......................................  $13,330    $14,189    $17,080    $20,340    $24,434    $17,150    $24,583
                                                    -------    -------    -------    -------    -------    -------    -------
Costs and expenses:
  Cost of revenues................................    2,067      2,457      2,579      2,422      2,081      1,439      2,140
  Research and development........................    2,355      2,161      2,527      2,248      2,578      1,967      2,906
  Selling and marketing...........................    3,637      4,270      5,090      5,765      5,985      4,367      6,192
  General and administrative......................    2,467      3,118      3,566      4,149      4,621      3,401      3,982
  Amortization of intangibles from
    acquisition(1)................................       --         --         --         --         --         --        791
  In process research and development(1)..........       --         --         --         --         --         --      4,286
                                                    -------    -------    -------    -------    -------    -------    -------
Total costs and expenses..........................   10,526     12,006     13,762     14,584     15,265     11,174     20,297
                                                    -------    -------    -------    -------    -------    -------    -------
Operating income from continuing operations.......    2,804      2,183      3,318      5,756      9,169      5,976      4,286
Interest and other income (expense), net..........     (417)      (433)      (260)       478      1,102        685      1,198
                                                    -------    -------    -------    -------    -------    -------    -------
Income from continuing operations before income
  taxes...........................................    2,387      1,750      3,058      6,234     10,271      6,661      5,484
Income taxes......................................      886        694      1,223      2,413      3,929      2,543      1,941
                                                    -------    -------    -------    -------    -------    -------    -------
Income from continuing operations.................    1,501      1,056      1,835      3,821      6,342      4,118      3,543
Loss from discontinued operations, net of tax
  benefit(2)......................................       --       (125)      (827)        --         --         --         --
                                                    -------    -------    -------    -------    -------    -------    -------
Net income........................................    1,501        931      1,008      3,821      6,342      4,118      3,543
Preferred stock dividends.........................       --         --       (587)      (156)        --         --         --
                                                    -------    -------    -------    -------    -------    -------    -------
Net income applicable to common stock.............  $ 1,501    $   931    $   421    $ 3,665    $ 6,342    $ 4,118    $ 3,543
                                                    =======    =======    =======    =======    =======    =======    =======
Basic earnings (loss) per share:
Continuing operations.............................                        $  0.16    $  0.28    $  0.40    $  0.27    $  0.20
Discontinued operations...........................                          (0.11)        --         --         --         --
                                                                          -------    -------    -------    -------    -------
Net income........................................                        $  0.05    $  0.28    $  0.40    $  0.27    $  0.20
                                                                          =======    =======    =======    =======    =======

Shares used in computing basic earnings per
  share...........................................                          7,574     12,952     16,008     15,501     18,002
                                                                          =======    =======    =======    =======    =======
Diluted earnings (loss) per share:
Continuing operations.............................                        $  0.15    $  0.26    $  0.37    $  0.25    $  0.19
Discontinued operations...........................                          (0.10)        --         --         --         --
                                                                          -------    -------    -------    -------    -------
Net income........................................                        $  0.05    $  0.26    $  0.37    $  0.25    $  0.19
                                                                          =======    =======    =======    =======    =======

Shares used in computing diluted earnings per
  share...........................................                          8,560     13,920     17,106     16,564     18,964
                                                                          =======    =======    =======    =======    =======

                                                                           DECEMBER 31,
                                                       ----------------------------------------------------   SEPTEMBER 30,
                                                         1994       1995       1996       1997       1998          1999
                                                       --------   --------   --------   --------   --------   --------------
                                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash, cash equivalents and short-term investments....   $3,851    $ 3,486    $ 2,409    $12,555    $26,390       $25,547
Working capital......................................    3,860      3,848      2,225     15,266     29,473        29,588
Total assets.........................................    9,240     10,943     11,953     28,856     65,494        78,733
Convertible note.....................................    3,038      3,038         --         --         --            --
Long-term obligations, net of current portion(3).....       --        554        296        188         76            --
Total stockholders' equity...........................    2,388      2,846      6,072     23,577     59,542        70,165

------------------------------
(1) See Note 7 of Notes to Consolidated Financial Statements.
(2) For an explanation of the determination of the number of shares used in computing basic and diluted earnings (loss) per share, see Note 1 of Notes to Consolidated Financial Statements.
(3) See Note 6 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING COMMENTARY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN MANY CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," "INTEND," OR "CONTINUE," OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

        We were founded in 1983 to develop copy protection and video security solutions for major motion picture studios and independent video producers. Our initial products were designed to prevent the unauthorized duplication and distribution of videocassettes. We have expanded our copy protection technologies to address the unauthorized copying and distribution of DVDs, digital PPV programs and CD-ROMs. We derive royalty-based licensing revenue from multiple sources, including content owners, hardware manufacturers, digital set-top box manufacturers, digital PPV system operators and commercial replicators/duplicators.

        The following table provides net revenues information by product line (dollars in thousands):

                                                                               NINE MONTHS ENDED
                                             FISCAL YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                             ------------------------------   -------------------
                                               1996       1997       1998       1998       1999
                                             --------   --------   --------   --------   --------
Video Copy Protection:
  Videocassette............................  $ 12,877   $ 12,616   $ 15,770   $ 11,050   $ 11,709
  DVD......................................        --      1,084      3,096      2,078      5,065
  PPV......................................     2,076      3,712      3,760      2,752      5,238
Computer Software/CD-ROM Copy Protection...        --         --        344        123      2,121
Video Scrambling...........................     2,068      2,739      1,464      1,147        378
Other......................................        59        189         --         --         72
                                             --------   --------   --------   --------   --------
  Total....................................  $ 17,080   $ 20,340   $ 24,434   $ 17,150   $ 24,583
                                             ========   ========   ========   ========   ========

        The following table provides percentage of net revenue information by product line:

                                                                               NINE MONTHS ENDED
                                             FISCAL YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                             ------------------------------   -------------------
                                               1996       1997       1998       1998       1999
                                             --------   --------   --------   --------   --------
Video Copy Protection:
  Videocassette............................      75.4%      62.0%      64.5%      64.4%      47.6%
  DVD......................................        --        5.3       12.7       12.1       20.6
  PPV......................................      12.1       18.3       15.4       16.1       21.3
Computer Software/CD-ROM Copy Protection...        --         --        1.4         .7        8.6
Video Scrambling...........................      12.1       13.5        6.0        6.7        1.6
Other......................................        .4         .9         --         --         .3
                                             --------   --------   --------   --------   --------
  Total....................................     100.0%     100.0%     100.0%     100.0%     100.0%
                                             ========   ========   ========   ========   ========

    VIDEO COPY PROTECTION.

        VIDEOCASSETTE COPY PROTECTION. Since inception, we have derived the majority of our revenues and operating income from licensing our videocassette copy protection technology. Our customers have included the home video divisions of members of the Motion Picture Association of America, more than 150 videocassette duplication companies and a number of low volume content owners, such as independent producers of exercise, sports and educational videocassettes. We typically receive license fees based upon the number of copy protected videocassettes that are produced by Motion Picture Association of America studios or other content owners. License fees from Motion Picture Association of America studios represented a significant portion of such fees in 1996, 1997, 1998 and the first nine months of 1999. Videocassette Copy Protection revenues represented 75.4%, 62.0%, 64.5% and 47.6% of our net revenues in 1996, 1997, 1998 and the first nine months of 1999, respectively. We expect that our videocassette copy protection licenses will generate a substantial part of our net revenues and operating income at least through 2000.

        DVD COPY PROTECTION. In 1997, we introduced copy protection for DVDs. Our customers have included members of the Motion Picture Association of America and to a lesser extent special interest rights owners. Our customers pay per unit royalties for DVD copy protection. Additionally, we derive annual license fees from DVD hardware manufacturers. DVD copy protection has increased from 5.3% of net revenues in 1997 to 12.7% of net revenues in 1998 and further to 20.6% of our net revenues in the first nine months of 1999. Revenues from DVD copy protection solutions are expected to grow in both absolute dollars and as a percentage of net revenues in 2000 as the number of DVDs and DVD players in the market increases.

        PPV COPY PROTECTION. In 1993, we introduced copy protection for digital PPV to satellite and cable system operators and to the equipment manufacturers that supply the satellite and cable industries. We derive digital PPV copy protection revenues from hardware royalties, up-front license fees, and PPV programming royalties. Digital PPV revenues were 12.1%, 18.3%, 15.4% and 21.3% of our net revenues in 1996, 1997, 1998 and the first nine months of 1999, respectively. Our agreements with digital PPV system operators entitle us to transaction-based royalty payments when copy protection for digital PPV programming is activated. To date, such transaction-based royalty payments have not been significant.

COMPUTER SOFTWARE/CD-ROM COPY PROTECTION.

        In 1998, we made an initial equity investment in C-Dilla and entered into a Software Marketing License and Development Agreement. In June 1999, we acquired the remaining shares of C-Dilla for approximately $12.3 million in cash and 218,398 shares of our common stock. In September 1998, in conjunction with C-Dilla, we introduced our CD-ROM copy protection technology, called SafeDisc. Customers implementing SafeDisc include the major PC game and educational software publishers. Due to the increased availability of CD-ROM recorders, we expect revenues from Computer Software/CD-ROM Copy Protection to increase in 2000. We typically receive license fees for Computer Software/CD-ROM Copy Protection based upon the number of copy protected CD-ROMs that are produced by PC game and educational software publishers or content owners. Computer software/CD-ROM copy protection revenues represented 8.6% of our net revenues for the first nine months of 1999. We expect that our computer software/CD-ROM copy protection licenses will generate a substantial part of our net revenues and operating income, in absolute dollars and as a percentage of net revenues, at least through 2000.

VIDEO SCRAMBLING TECHNOLOGIES.

        Our Video Scrambling business line is made up of our video scrambling products, components and licensing which use our PhaseKrypt technology. Revenues for these products have declined due to reduced demand for analog scrambling technologies. Video Scrambling revenues were 12.1%, 13.5%, 6.0% and 1.6% of our net revenues in 1996, 1997, 1998 and the first nine months of 1999, respectively.

        Our cost of revenues consists primarily of service fees paid to licensed duplicators and replicators that produce videocassettes, DVDs and CD-ROMs for content owners who license the technology directly from us, costs associated with equipment used in applying the copy protection process at the licensed duplicators and royalties due C-Dilla based on revenues from copy protection of CD-ROMs prior to our acquisition. Also included in cost of revenues are patent amortization and enforcement costs. Our research and development expenses are comprised primarily of employee compensation and benefits, consulting fees, tooling and supplies and an allocation of facilities costs. Our selling and marketing expenses are comprised primarily of employee compensation and benefits, consulting and recruiting fees, travel, advertising and an allocation of facilities costs. Our general and administrative expenses are comprised primarily of employee compensation and benefits, consulting and recruiting fees, travel, professional fees and an allocation of facilities costs.

        We have experienced significant seasonality in our business, and our financial condition and results of operations are likely to be affected by seasonality in the future. We have typically experienced our highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. We believe that this trend has been principally due to the tendency of certain of our customers to release their more popular movies on videocassettes and DVDs during the year-end holiday shopping season and while our operating expenses are incurred more evenly throughout the year. We anticipate that revenues from multimedia CD-ROM copy protection will also reflect this seasonal trend. In addition, revenues tend to be lower in the summer months, particularly in Europe.

RESULTS OF OPERATIONS

        The following table sets forth selected consolidated statements of income data expressed as a percentage of net revenues for the periods indicated:

                                                                                                    NINE MONTHS
                                                                   YEAR ENDED                          ENDED
                                                                  DECEMBER 31,                     SEPTEMBER 30,
                                                        ---------------------------------      ----------------------
                                                          1996       1997          1998          1998          1999
                                                        --------   --------      --------      --------      --------
Net revenues..........................................   100.0%     100.0%        100.0%        100.0%        100.0%
                                                         -----      -----         -----         -----         -----
Costs and expenses:
  Cost of revenues....................................    15.1       11.9           8.5           8.4           8.7
  Research and development............................    14.8       11.1          10.6          11.5          11.8
  Selling and marketing...............................    29.8       28.3          24.5          25.5          25.2
  General and administrative..........................    20.9       20.4          18.9          19.8          16.2
  Amortization of intangibles from acquisitions.......      --         --            --            --           3.2
  In process research and development.................      --         --            --            --          17.5
                                                         -----      -----         -----         -----         -----
    Total costs and expenses..........................    80.6       71.7          62.5          65.2          82.6
                                                         -----      -----         -----         -----         -----
  Operating income from continuing operations.........    19.4       28.3          37.5          34.8          17.4
Interest and other income (expense), net..............   (1.5)        2.4           4.5           4.0           4.9
                                                         -----      -----         -----         -----         -----
  Income from continuing operations before income
    taxes.............................................    17.9       30.7          42.0          38.8          22.3
Income taxes..........................................     7.2       11.9          16.0          14.8           7.9
                                                         -----      -----         -----         -----         -----
  Income from continuing operations...................    10.7       18.8          26.0          24.0          14.4
  Loss from discontinued operations...................   (4.8)         --            --            --            --
                                                         -----      -----         -----         -----         -----
  Net income..........................................     5.9%      18.8%         26.0%         24.0%         14.4%
                                                         =====      =====         =====         =====         =====

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

        The following table provides revenue information by specific product lines for the nine-month periods ended as indicated (dollars in thousands):

                                         SEPTEMBER 30,               SEPTEMBER 30,
                                              1998           %            1999           %       % CHANGE
                                         --------------   --------   --------------   --------   ---------
Video Copy Protection:
  Videocassette........................     $11,050         64.4        $11,709         47.6          6.0
  DVD..................................       2,078         12.1          5,065         20.6        143.7
  PPV..................................       2,752         16.1          5,238         21.3         90.3
Computer Software/CD-ROM Copy
  Protection...........................         123           .7          2,121          8.6      1,624.4
Video Scrambling.......................       1,147          6.7            378          1.6        (67.0)
Other..................................          --           --             72           .3           --
                                            -------         ----        -------         ----
Total..................................     $17,150          100        $24,583          100         43.3
                                            =======         ====        =======         ====

        NET REVENUES. Our net revenues for the first nine months of 1999 increased 43.3% from $17.2 million in the first nine months of 1998 to $24.6 million in the first nine months of 1999. Revenues from videocassette copy protection increased approximately $700,000 from $11.0 million in the first nine months of 1998 to $11.7 million in the first nine months of 1999 due to a material increase in videocassette copy protection royalties for the hit fitness video "Tae-Bo," partially offset by a slight decrease in Hollywood studio royalties and copy protected videocassette volume. DVD copy protection revenues increased $3.0 million or 143.7% from $2.1 million in the first nine months of 1998 to $5.1 million in the first nine months of 1999 due to increases in DVD shipments as the market for both DVD players and DVD titles continued to expand. Digital PPV copy protection revenues increased $2.4 million or 90.3% from $2.8 million in 1998 to $5.2 million in the first nine months of 1999 due to continued increases in the shipments of copy protection enabled digital set-top boxes as the digital subscriber base grew in the direct broadcast satellite
(DBS) and cable TV domestic and international markets. Revenues from the Motion Picture Association of America studios declined as a percentage of net revenues from 42.3% for the first nine months of 1998 to 35.3% for the first nine months of 1999, as revenues increased in other business segments such as Computer Software/CD-ROM and PPV. Computer Software/CD-ROM Copy Protection revenues increased $2.0 million from $123,000 in the first nine months of 1998 to $2.1 million in the first nine months of 1999 as several new customers began to use our SafeDisc copy protection on their PC games and other consumer multimedia software during the year, with strong growth in copy protected units during the traditionally strong third quarter in anticipation of holiday season releases. Revenues from Video Scrambling products decreased 67.0% from $1.1 in the first nine months of 1998 to $378,000 in the first nine months of 1999. During this period, we continued to experience weak demand for Video Scrambling products. We recorded other revenue of $72,000 in the first nine months of 1999 compared to none in 1998 relating to a consulting contract with AudioSoft.

        Our international and export revenues as a percentage of net revenues increased from 44.4% for the first nine months of 1998 to 47.9% for the first nine months of 1999 due to higher videocassette, DVD, set-top box and Computer Software/CD-ROM revenues.

        COST OF REVENUES. Cost of revenues as a percentage of net revenues increased from 8.4% for the first nine months of 1998 to 8.7% for the first nine months of 1999. This increase was due to the higher royalty costs and payments associated with the Computer Software/CD-ROM Copy Protection business prior to the acquisition of C-Dilla Ltd in June 1999, higher replicator fees relating to DVD production and higher patent defense costs. Cost of revenues increased $701,000 from $1.4 million in the first nine months of 1998 to $2.1 million in the first nine months of 1999 primarily due to higher C-Dilla royalty fees, higher duplicator/replicator fees and higher patent defense costs. Cost of revenues includes items such as product costs, duplicator/replicator fees, video copy protection processor costs, patent amortization, patent defense costs and royalty expense prior to the acquisition of C-Dilla. We expect the gross margin to increase as a result of the elimination of royalty expenses payable to C-Dilla, although these will be offset partially by the patent defense costs associated with current patent litigation.

        RESEARCH AND DEVELOPMENT. Research and development expenses increased by $939,000 or 47.7% from $2.0 million in the first nine months of 1998 to $2.9 million in the first nine months of 1999. The increased expenses were a result of a one-time licensing fee of $300,000 related to technology acquisition in support of a current project, one-time continuation bonuses of $99,000 paid to engineering employees of C-Dilla and the absorption of research and development expenses at C-Dilla following its acquisition. Research and development expenses remained relatively stable as a percentage of net revenues at 11.5% for the first nine months of 1998 and 11.8% for the first nine months of 1999. If not for the one-time charges noted above, the percentage would have declined to 10.2% in 1999. We expect research and development expenses to increase in absolute terms over the prior year periods as a result of the research and development activity at C-Dilla and as we develop new technologies.

        SELLING AND MARKETING. Selling and marketing expenses increased by $1.8 million or 41.8% from $4.4 million in the first nine months of 1998 to $6.2 million in the first nine months of 1999. This increase was primarily for one-time continuation bonuses of $290,000 paid to sales and marketing employees of C-Dilla, higher compensation and benefits associated with additional headcount in the Computer Software/ CD-ROM Copy Protection business along with the increased advertising and marketing for the business unit. Many of these expenses were offset in 1998 by C-Dilla's reimbursement of specific marketing related expenses under the joint marketing agreement and the marketing and selling expenses at C-Dilla prior to its acquisition. Selling and marketing expenses remained stable as a percentage of net revenues at approximately 25% for the first nine months of 1998 and 1999. If not for the one time charges and reimbursement noted above, the percentage would have declined from 27.5% for the first nine months of 1998 to 24.0% for same period in 1999. Selling and marketing expenses are expected to increase over the prior year periods as we continue to expand our efforts in selling and marketing Computer Software/CD-ROM Copy Protection and other rights management products from C-Dilla.

        GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by $581,000 or 17.1% from $3.4 million in the first nine months of 1998 to $4.0 million in the first nine months of 1999 primarily due to one time continuation bonuses of $48,000 paid to administrative employees of C-Dilla, higher compensation and benefits from increased personnel, higher legal fees, accounting fees, and the administrative expenses incurred by C-Dilla. General and administrative expenses declined as a percentage of net revenues from 19.8% in the first nine months of 1998 to 16.2% in the first nine months of 1999.

        IN PROCESS RESEARCH AND DEVELOPMENT. In June 1999, we allocated $4.3 million of the $21.4 million total purchase price for C-Dilla to in process research and development projects. This preliminary allocation represents the estimated fair value based on risk adjusted cash flows related to the incomplete research and development projects. At the date of the acquisition, this amount was expensed as a non-recurring charge as the in process technology had not yet reached technological feasibility and had no alternative future uses. C-Dilla had five major copy protection/rights management projects in progress at the time of acquisition. These projects include a product that is being designed to protect DVD-ROMs from unauthorized replication or copying, three products that are being designed to prohibit the unauthorized copying of audio products and a product that is being designed to allow DVD manufacturers to track where any DVD has been manufactured and trace illegal copies. As of the acquisition date, costs to complete the development of the projects acquired were expected to be approximately $1.4 million. The projects have progressed as expected, and we currently expect to complete the development of these projects at various dates through 2001.

        The nature of the efforts required to develop the acquired in process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities necessary to establish that the product will meet its design requirements including functions, features and technical performance requirements. Though we currently expect that the acquired in process technology will be successfully developed, commercial or technical viability of these products may not be achieved. Furthermore, future developments in the computer software industry, changes in the delivery of audio products, changes in other product offerings or other developments may cause us to alter or abandon these plans.

        The value assigned to purchased in process technology was determined by estimating the completion percentage of research and development efforts at the acquisition date, forecasting risk adjusted revenues considering completion percentage, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present values. The completion percentages were estimated based on cost incurred to date, importance of completed development tasks and elapsed portion of the total project time. A net revenue projection of $52.5 million from year 2000 through year 2007 was used to value the in process research and development. This projection is based on sales forecasts and adjusted to consider only the revenue related to achievements completed at the acquisition date. Net cash flow estimates include cost of goods sold, sales and marketing and general and administrative expenses and taxes forecasted based on historical operating characteristics. In addition, net cash flow estimates were adjusted to allow for fair return on working capital and fixed assets, charges for technology leverage and return on other intangibles. Appropriate risk adjusted discount rates ranging from 20% to 30% were used to discount the net cash flows back to their present values.

        The remaining excess purchase price was allocated to existing products and technologies, retention of workforce and non-compete agreements. We used the income approach to determine the value allocated to existing products and technologies and non-compete agreements and used the replacement cost approach to determine the value allocated to workforce. The residual excess purchase price was allocated to goodwill.

        We will amortize these intangibles on a straight line basis over three to seven years based on expected useful lives of existing products and technologies, retention of workforce, non-compete agreements and goodwill. If the identified projects are not successfully developed, we may not realize the value assigned to the in process research and development projects and the value of the acquired intangible assets may also become impaired.

        INTEREST AND OTHER INCOME. Other income increased $513,000 or 74.9% from $685,000 in the first nine months of 1998 to $1.2 million in the first nine months of 1999, primarily from interest income received on the proceeds of our public stock offering in late June 1998.

        INCOME TAXES. Income tax expense represents combined federal and state taxes at effective rates of 38.2% and 35.4% for the nine months ended
September 30, 1998 and 1999, respectively. The lower rate for 1999 was the result of utilizing post acquisition C-Dilla net operating losses to reduce our 1999 taxes combined with higher tax-exempt interest earned in 1999.

        NET INCOME. Net income for the nine months ended September 30, 1998 was $4.1 million compared to $3.5 million for the first nine months of 1999. The lower net income in 1999 was a result of the one time charge to earnings of $4.3 million for C-Dilla in process research and development and $791,000 of amortization of intangibles associated with the acquisition.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

        The following information provides revenue information by general product lines for the periods indicated (dollars in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                     1997        %         1998        %       % CHANGE
                                                   --------   --------   --------   --------   ---------
Video Copy Protection:
  Videocassette..................................  $12,616      62.0     $15,770      64.5        25.0
  DVD............................................    1,084       5.3       3,096      12.7       185.6
  PPV............................................    3,712      18.3       3,760      15.4         1.3
Computer Software/CD-ROM Copy Protection.........       --        --         344       1.4          --
Video Scrambling.................................    2,739      13.5       1,464       6.0       (46.5)
Other............................................      189        .9          --        --          --
                                                   -------     -----     -------     -----
Total............................................  $20,340     100.0     $24,434     100.0        20.1
                                                   =======     =====     =======     =====

        NET REVENUES. Our net revenues increased 20.1% from $20.3 million in 1997 to $24.4 million in 1998. Videocassette copy protection revenues increased $3.2 million or 25.0% from $12.6 million in 1997 to $15.8 million in 1998, principally due to increased copy protection revenues from three Hollywood studios which had no significant usage of copy protection in 1997. DVD copy protection revenues increased $2.0 million or 185.6% from $1.1 million in 1997 to $3.1 million in 1998, due to increased revenues from the replication of DVDs and license fees from PC and DVD ROM manufacturers. Revenues from PPV for 1998 were $3.8 million, reflecting an increase of $48,000 or 1.3% from 1997 as a result of increased shipments of set-top boxes from licensed manufacturers offset by a decrease in initial license fees. Revenues from the Motion Picture Association of America studios increased as a percentage of net revenues from 38.6% to 45.1%, primarily as a result of new customer business, including the hit title "Titanic." We recorded our first multimedia software revenues of $344,000 from our Computer Software/CD-ROM Copy Protection technology. Our Video Scrambling revenues decreased $1.3 million or 46.5% to $1.4 million from 1997 to 1998.

        Our international and export revenues increased from $9.5 million, or 46.5% of our net revenues in 1997, to $10.9 million, or 44.5% of our net revenues in 1998. International and export revenues grew primarily as a result of increased usage of videocassette copy protection technology by the Motion Picture Association of America studios in international markets including usage for the title "Titanic" and overseas shipments of copy protection enabled digital PPV set-top boxes, offset by the decrease in Video Scrambling products.

        COST OF REVENUES. Cost of revenues as a percentage of net revenues declined from 11.9% in 1997 to 8.5% in 1998. This decrease was primarily due to changes in revenue mix between Video Scrambling products, which have a relatively high cost of revenues, and licensing revenues, which have a relatively low cost of revenues. In addition, processor equipment costs, the inventory reserve provision and product hardware related costs were reduced, but were offset by increased service fees for duplicators and replicators and royalty expense.

        RESEARCH AND DEVELOPMENT. Research and development expenses increased from $2.2 million in 1997 to $2.6 million in 1998, but decreased as a percentage of net revenues from 11.1% in 1997 to 10.6% in 1998. The increase in absolute dollars was principally due to higher compensation related expenses. In 1997, we began a joint development effort with Digimarc to develop a video watermarking solution for DVD and other digital video platforms. Development continued through 1998, with Philips joining the development effort.

        SELLING AND MARKETING. Selling and marketing expenses increased from $5.8 million in 1997 to $6.0 million in 1998, but decreased as a percentage of net revenues from 28.3% of net revenues in 1997 to 24.5% of net revenues in 1998. The increase in absolute dollars from 1997 to 1998 was primarily a result of higher compensation related expenses, advertising and marketing for DVD and Computer Software/CD-ROM Copy Protection, offset by reimbursement of specific marketing related expenses.

        GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $4.1 million in 1997 to $4.6 million in 1998, but decreased as a percentage of the net revenues from 20.4% of the net revenues in 1997 to 18.9% of the net revenues in 1998. The increase in absolute dollars was primarily related to increased compensation and benefits, the reversal of sales tax expense due to a favorable judicial ruling in a tax case that lowered our expenses on a one time basis in 1997 and higher consulting fees offset by lower legal fees and bad debt expense.

        INTEREST AND OTHER INCOME, NET. Interest and other income, net, consists primarily of interest income net of interest expense on capitalized equipment leases. Interest expense was $12,000 in 1997 and $11,000 in 1998. Interest income was $513,000 in 1997 and $1.1 million in 1998. The increase in interest income was a result of interest earned from cash and cash equivalents, short-term investments and long-term marketable investment securities primarily from the proceeds received from our initial public offering in March 1997, and the offering of our common stock completed in July 1998.

        INCOME TAXES. Our effective rate of taxation was 38.7% in 1997 and 38.3% in 1998. The provision for income taxes consists primarily of federal income taxes, state taxes and international taxes withheld on foreign revenue. The lower rate in 1998 was primarily due to an increase in tax credits and an increase in tax exempt interest associated with increased tax free investments.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

        The following information provides revenue information by general product lines for the periods indicated (dollars in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                     1996        %         1997        %       % CHANGE
                                                   --------   --------   --------   --------   ---------
Video Copy Protection:
  Videocassette..................................  $12,877      75.4     $12,616      62.0        (2.0)
  DVD............................................       --        --       1,084       5.3          --
  PPV............................................    2,076      12.1       3,712      18.3        78.8
Computer Software/CD-ROM Copy Protection.........       --        --          --        --          --
Video Scrambling.................................    2,068      12.1       2,739      13.5        32.4
Other............................................       59        .4         189        .9       220.3
                                                   -------     -----     -------     -----
Total............................................  $17,080     100.0     $20,340     100.0        19.1
                                                   =======     =====     =======     =====

        NET REVENUES. Our net revenues increased 19.1% from $17.1 million in 1996 to $20.3 million in 1997. Videocassette copy protection revenues decreased $261,000 or 2.0% from $12.9 million in 1996 to $12.6 million in 1997.
Commencement of the DVD copy protection business in 1997 resulted in revenues of $1.1 million in 1997 from replication of DVDs and license fees from PC and DVD ROM manufacturers. Digital PPV revenues for 1997 were $3.7 million, reflecting an increase of $1.6 million or 78.8% from 1996 as a result of increased shipments of set-top boxes from licensed manufacturers. Revenues from Video Scrambling increased $671,000 or 32.4% from $2.0 million in 1996 to $2.7 million in 1997. Revenues from the Motion Picture Association of America studios declined as a percentage of net revenues, representing 47.1% and 38.6% of our net revenues for 1996 and 1997, respectively, due primarily to the growth in our digital PPV copy protection and video scrambling businesses.

        In 1997 and 1996, international and export revenues totaled $9.5 million and $6.5 million representing 46.5% and 37.9%, respectively, of our net revenues during those periods. International and export revenues grew primarily as a result of increased usage of videocassette copy protection technology by the Motion Picture Association of America studios in international markets, overseas shipments of copy protection enabled digital PPV set-top boxes from manufacturers and increased growth in video scrambling products in new geographic areas.

        COST OF REVENUES. Cost of revenues as a percentage of net revenues was 15.1% in 1996 and 11.9% in 1997. The variations in cost of revenues as a percentage of net revenues were primarily due to changes in revenue mix between Video Scrambling product sales, which have a relatively high cost of revenues, and licensing revenues, which have a relatively low cost of revenues. In addition, service fee rates for duplicators were reduced, but were offset by increased patent related expenses and processor equipment costs.

        RESEARCH AND DEVELOPMENT. Research and development expenses were $2.5 million and $2.2 million, which represented 14.8% and 11.1% of net revenues, in 1996 and 1997, respectively. The decrease from 1996 to 1997 was principally due to a decrease in consulting fees and project supplies associated with the completion of hardware development of Video Scrambling products and our Colorstripe technology for use in DVD and PPV applications in 1996. One of the major projects started in 1997 was the joint development effort with Digimarc to develop a video watermarking solution for DVD and other digital video platforms.

        SELLING AND MARKETING. Selling and marketing expenses were $5.1 million and $5.8 million, which represented 29.8% and 28.3% of net revenues, in 1996 and 1997, respectively. The increase from 1996 to 1997 was primarily a result of the hiring of additional employees for PPV and international business development, increased compensation and benefits, and external consulting costs associated with PPV and international marketing.

        GENERAL AND ADMINISTRATIVE. General and administrative expenses were $3.6 million and $4.1 million, representing 20.9% and 20.4% of net revenues, in 1996 and 1997, respectively. The increase in 1997 compared to 1996 was primarily related to the additional administrative expenses required in managing a public company compared to a private company, increased compensation and benefits, legal fees and bad debt expense.

        INTEREST AND OTHER INCOME, NET. Interest and other income, net, consists primarily of interest expense on a convertible note and capitalized equipment leases, net of interest income. Interest and other expense was $327,000 and $35,000 in 1996 and 1997, respectively. The decrease in interest expense from 1996 to 1997 was principally attributable to the conversion of a $3.0 million convertible note into preferred stock in July 1996 and subsequently into common stock upon completion of our initial public offering. Interest income was $67,000 and $513,000 in 1996 and 1997, respectively. The increase in 1997 compared to 1996 was a result of interest earned from cash and cash equivalents, short-term investments and long-term marketable investment securities primarily from the proceeds received from our initial public offering.

        PROVISION FOR INCOME TAXES. The Company's effective rate of taxation on continuing operations was 40.0% and 38.7% in 1996 and 1997, respectively. The provision for income taxes consists primarily of federal income taxes, state taxes and international taxes withheld on foreign revenue. The rate decrease from 1996 to 1997 was primarily due to an increase in tax credits and an increase in tax-exempt interest.

        LOSS FROM DISCONTINUED OPERATIONS. The loss from discontinued operations was $827,000 in 1996, net of income tax benefit. Information related to discontinued operations is as follows (in thousands):

                                                              YEAR ENDED
                                                          DECEMBER 31, 1996
                                                          ------------------
Costs and expenses......................................       $(1,081)
                                                               -------
  Operating loss........................................        (1,081)
Other income, net.......................................             5
                                                               -------
  Loss before income taxes..............................        (1,076)
Income tax benefit, net.................................           249
                                                               -------
  Net loss..............................................       $  (827)
                                                               =======

        The costs and expenses in the above table represent the administration and development costs of Command Audio Corporation, or CAC, which was incorporated as a wholly-owned subsidiary of ours in October 1995, to commercialize a proprietary audio-on-demand technology. In connection with the incorporation of CAC, we contributed to CAC the patents that related to the CAC technology. The underlying technology of CAC is distinct from the copy protection and video scrambling technologies that underlie our core business. From its inception until divestiture, CAC generated no revenues and concentrated exclusively on research and development activities. In the third quarter of 1996, we divested all but 19.8% of our ownership in CAC.

QUARTERLY RESULTS OF OPERATIONS

        The following table sets forth certain quarterly unaudited consolidated financial data for the periods indicated, as well as the percentage of our net revenues represented by such data. These data have been derived from our unaudited consolidated financial statements that, in the opinion of management, have been prepared on substantially the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Such data should be read in conjunction with our audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                             QUARTER ENDED
                                         -------------------------------------------------------------------------------------
                                                           1997                                        1998
                                         -----------------------------------------   -----------------------------------------
                                         MAR. 31    JUN. 30    SEP. 30    DEC. 31    MAR. 31    JUN. 30    SEP. 30    DEC. 31
                                         --------   --------   --------   --------   --------   --------   --------   --------
                                                                            (IN THOUSANDS)
Net revenues...........................   $4,564     $4,722     $5,040     $6,014     $5,178     $5,665     $6,307     $7,284
                                          ------     ------     ------     ------     ------     ------     ------     ------
Costs and expenses:
  Cost of revenues.....................      681        697        444        600        398        449        592        642
  Research and development.............      557        516        549        626        623        654        690        611
  Selling and marketing................    1,548      1,378      1,472      1,367      1,526      1,487      1,354      1,618
  General and administrative...........      879      1,018      1,021      1,231      1,159      1,128      1,114      1,220
  Amortization of intangibles..........       --         --         --         --         --         --         --         --
  In process research and
    development........................       --         --         --         --         --         --         --         --
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Total costs and expenses...........    3,665      3,609      3,486      3,824      3,706      3,718      3,750      4,091
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Operating income...................      899      1,113      1,554      2,190      1,472      1,947      2,557      3,193
Interest and other income, net.........       24        149        138        167        131        172        382        417
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Income (loss) before income
      taxes............................      923      1,262      1,692      2,357      1,603      2,119      2,939      3,610
Income taxes (benefit).................      369        505        644        895        609        805      1,129      1,386
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Net income (loss)..................   $  554     $  757     $1,048     $1,462     $  994     $1,314     $1,810     $2,224
                                          ======     ======     ======     ======     ======     ======     ======     ======

                                                                    AS A PERCENTAGE OF NET REVENUES

Net revenues...........................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                                          ------     ------     ------     ------     ------     ------     ------     ------
Costs and expenses:
  Cost of revenues.....................     14.9       14.8        8.8       10.0        7.7        7.9        9.4        8.8
  Research and development.............     12.2       10.9       10.9       10.4       12.0       11.5       10.9        8.4
  Selling and marketing................     33.9       29.2       29.2       22.7       29.5       26.3       21.5       22.2
  General and administrative...........     19.3       21.5       20.3       20.5       22.4       19.9       17.7       16.8
  Amortization of intangibles..........       --         --         --         --         --         --         --         --
  In process research and
    development........................       --         --         --         --         --         --         --         --
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Total costs and expenses...........     80.3       76.4       69.2       63.6       71.6       65.6       59.5       56.2
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Operating income...................     19.7       23.6       30.8       36.4       28.4       34.4       40.5       43.8
Interest and other income, net.........      0.5        3.2        2.8        2.8        2.6        3.0        6.1        5.8
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Income (loss) before income
      taxes............................     20.2       26.7       33.6       39.2       31.0       37.4       46.6       49.6
Income taxes (benefit).................      8.1       10.7       12.8       14.9       11.8       14.2       17.9       19.1
                                          ------     ------     ------     ------     ------     ------     ------     ------
    Net income (loss)..................     12.1%      16.0%      20.8%      24.3%      19.2%      23.2%      28.7%      30.5%
                                          ======     ======     ======     ======     ======     ======     ======     ======

                                                 QUARTER ENDED
                                         ------------------------------
                                                      1999
                                         ------------------------------
                                         MAR. 31    JUN. 30    SEP. 30
                                         --------   --------   --------
                                                 (IN THOUSANDS)
Net revenues...........................   $7,163     $8,057     $9,363
                                          ------     ------     ------
Costs and expenses:
  Cost of revenues.....................      671        768        701
  Research and development.............      631      1,108      1,167
  Selling and marketing................    1,882      2,064      2,246
  General and administrative...........    1,381      1,196      1,405
  Amortization of intangibles..........       --        109        682
  In process research and
    development........................       --      4,286         --
                                          ------     ------     ------
    Total costs and expenses...........    4,565      9,531      6,201
                                          ------     ------     ------
    Operating income...................    2,598     (1,474)     3,162
Interest and other income, net.........      418        405        375
                                          ------     ------     ------
    Income (loss) before income
      taxes............................    3,016     (1,069)     3,537
Income taxes (benefit).................    1,158       (469)     1,252
                                          ------     ------     ------
    Net income (loss)..................   $1,858     $ (600)    $2,285
                                          ======     ======     ======
                                             AS A PERCENTAGE OF NET
                                                    REVENUES
Net revenues...........................    100.0%     100.0%     100.0%
                                          ------     ------     ------
Costs and expenses:
  Cost of revenues.....................      9.4        9.5        7.5
  Research and development.............      8.8       13.8       12.4
  Selling and marketing................     26.2       25.6       24.0
  General and administrative...........     19.3       14.8       15.0
  Amortization of intangibles..........       --        1.4        7.3
  In process research and
    development........................       --       53.2         --
                                          ------     ------     ------
    Total costs and expenses...........     63.7      118.3       66.2
                                          ------     ------     ------
    Operating income...................     36.3      (18.3)      33.8
Interest and other income, net.........      5.8        5.0        4.0
                                          ------     ------     ------
    Income (loss) before income
      taxes............................     42.1      (13.3)      37.8
Income taxes (benefit).................     16.2       (5.9)      13.4
                                          ------     ------     ------
    Net income (loss)..................     25.9%      (7.4%)     24.4%
                                          ======     ======     ======

        We have experienced significant seasonality in our business, and our financial condition and results of operations are likely to be affected by seasonality in the future. We have typically experienced our highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. Net revenues increased 19.3% from the third quarter of 1997 to the fourth quarter of 1997 as a result of revenue increases in all technology and product categories, particularly Video Scrambling products. Net revenues increased 15.5% from the third quarter of 1998 to the fourth quarter of 1998 as a result of an increase in copy protected videocassettes and DVDs for the holiday season, along with an increase in Video Scrambling sales and license royalties. Net revenues increased 16.2% from the second quarter of 1999 to the third quarter of 1999 primarily due to DVD royalties from higher volumes, higher digital PPV set-top box shipments and increased volume of computer CD-ROMs copy protected with SafeDisc.

        Our cost of revenues is subject to seasonal and quarterly fluctuations due to changes in net revenues. In the last two quarters of 1997 and the first quarter of 1998, cost of revenues as a percentage of net revenues was lower than previous quarters as Video Scrambling products represented a smaller proportion of our net revenues. Cost of revenues as a percentage of net revenues increased in the third quarter of 1998 through the second quarter of 1999 compared to fourth quarter of 1997 due to increased patent defense costs and royalties due to C-Dilla for SafeDisc sales. Cost of revenues as a percentage of net revenues decreased in the third quarter compared to previous quarters due to the elimination of royalties due C-Dilla as a result of its acquisition in June 1999.

        Our research and development expenses fluctuate quarterly depending on the stages of various projects, the use of consultants and temporary employees, and the utilization of prototype materials. The increase in research and development expenses in the second quarter of 1999 compared to prior quarters was due to a one time licensing fee related to technology for a project and one time continuation bonuses paid to C-Dilla engineers. The increase in research and development expenses in the third quarter of 1999 compared to first quarter of 1999 is the result of absorbing the research and development expenses at C-Dilla following its acquisition.

        Our selling and marketing expenses increased in the fourth quarter of 1998 compared to the third quarter of 1998 due to higher marketing expenses in Europe and expenses for the SafeDisc product. The increase in the first and second quarters in 1999 compared to the fourth quarter of 1998 was due to the selling and marketing related to the Computer Software/CD-ROM Copy Protection business and the one-time continuation bonuses paid to sales and marketing employees of C-Dilla in the second quarter. The increase in the third quarter of 1999 compared to the second quarter of 1999 was the result of absorbing the selling and marketing expenses at C-Dilla following its acquisition.

        General and administrative expenses in 1997 increased as a result of costs associated with being a public company as well as additional bad debt reserves recorded in the fourth quarter of 1997. The increase in general and administrative expenses in the first quarter of 1999 compared to the fourth quarter of 1998 was due to legal expenses and new business related consulting. The increase in general and administrative expenses in the third quarter of 1999 compared to the second quarter of 1999 was the result of absorbing the general and administrative expenses at C-Dilla following its acquisition.

        We began earning interest income in the first quarter of 1997 as a result of investing the proceeds from our initial public offering. The increase beginning in the third quarter of 1998 was the result of investing the proceeds from our June 1998 public offering.

        Our operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, on an annual and quarterly basis as a result of a number of factors. Such factors include the timing of release of popular titles on videocassettes or DVDs or by digital PPV transmission, the timing of release of popular computer games on CD-ROM, the degree of acceptance of our copy protection technologies by major motion picture studios and computer game publishers, the mix of products sold and technologies licensed, any change in product or license pricing, the seasonality of revenues, changes in our operating expenses, personnel changes, the development of our direct and indirect distribution channels, foreign currency exchange rates and general economic conditions. We may choose to reduce royalties and fees or increase spending in response to competition or new technologies or elect to pursue new market opportunities. Because a high percentage of our operating expenses are fixed, a small variation in the timing of recognition of revenues can cause significant variations in operating results from period to period.

LIQUIDITY AND CAPITAL RESOURCES

        We have financed our operations primarily from cash generated by continuing operations, principally our copy protection business. Our continuing operations provided net cash of $2.9 million, $2.4 million, $7.7 million and $7.1 million in 1996, 1997, 1998 and the first nine months of 1999, respectively. In 1996, net cash from continuing operations was provided primarily by net income before depreciation and amortization and increases in accounts payable, accrued liabilities and deferred revenue, partially offset by increases in accounts receivable. In 1997, net cash was provided primarily by net income before depreciation and amortization and increases in income taxes payable and deferred revenue, partially offset by increases in accounts receivable. In 1998, net cash was provided by net income before depreciation and amortization, noncash charges, increases in tax benefit from employee stock benefit plans, accrued expenses and deferred revenue, partially offset by increases in accounts receivable and prepaids and decreases in accounts payable and income taxes payable. In the first nine months of 1999, net cash was provided primarily by net income before depreciation and amortization adjusted for noncash charges and in-process research and development, reduced by an increase in accounts receivable and offset slightly by an increase in deferred revenue and income taxes payable.

        Investing activities provided net cash of $48,000 in 1996 and used net cash of $17.5 million, $34.2 million and $4.3 million in 1997, 1998 and the first nine months of 1999, respectively. In 1996, net cash from investing activities resulted primarily from sales or maturities of short-term investments, largely offset by purchases of equipment, payments for patents and other intangibles and expenses paid on behalf of CAC. In 1997, net cash used in investing activities resulted primarily from purchases of short and long-term marketable investment securities and investments of $1.5 million in Digimarc and approximately $2.0 million in CAC. In 1998, net cash used in investing activities was primarily the investment of the proceeds from our June 1998 public offering, partially offset by an investment in, and payment of royalties to, C-Dilla and an additional investment in CAC. Subsequently, CAC paid in full a note due to us including accrued interest. In February 1998, we acquired approximately 19.8% of the common stock of C-Dilla for a purchase price of $3.6 million. In February 1998, we also entered into a software marketing license and development agreement under which we obtained certain rights to C-Dilla's proprietary copy protection technology. We paid $1.0 million in up-front license fees, subject to offset against future royalty payments to C-Dilla of between 30% to 45% of revenues from sales of software products incorporating C-Dilla's technology. During 1998, $143,000 of the $1.0 million offset the prepayment of royalties to C-Dilla. In 1998 we made capital expenditures of $285,000 and paid $666,000 related to patents and other intangibles during those periods. For the first nine months of 1999, net cash used in investing activities was primarily the acquisition of C-Dilla and the investments in Digimarc and AudioSoft, offset by the net sales and maturities in short and long-term investment securities. The investment in Digimarc and AudioSoft were in connection with separate rounds of third-party financing obtained by each company. For the first nine months of 1998, net cash used in investing activities was primarily the investment of the proceeds from our June 1998 public offering, an investment in and payment of royalties to C-Dilla and an additional investment in CAC. In the first nine months of 1999, we made capital expenditures of $402,000 and paid $393,000 related to patents and other intangibles.

        Net cash used in financing activities was $1.6 million in 1996, primarily to repay long-term debt and to pay cash dividends on preferred stock then outstanding. Net cash provided by financing activities was $13.9 million, $28.7 million and $1.1 million in 1997, 1998 and the first nine months of 1999, respectively. In 1997, almost all the cash provided by financing activities resulted from our initial public offering. For 1998, almost all the cash provided from financing activities resulted from our June 1998 public offering. For the first nine months of 1999, the net cash provided from financing activities was primarily related to the issuance of common stock upon the exercise of stock options, stock purchases under our stock purchase plan and the final payment of a stockholder's note receivable offset by payments on loans.

        In August 1999, we participated in a convertible bridge loan to CAC by which investors would fund expenditures of CAC up to a predetermined amount. Our commitment under the convertible note purchase agreement is $836,733, of which we funded approximately $478,000 through the period ended September 30, 1999. Subsequent to September 30, 1999, we funded the balance of our commitment, and in December 1999, we converted our convertible bridge loan in the amount of $836,733 and accrued interest into preferred stock of CAC as part of a round of third-party financing.

        At September 30, 1999, we had $7.3 million in cash and cash equivalents, $18.2 million in short-term investments and $11.7 million in long-term marketable investment securities. We have no material commitments for capital expenditures but anticipate that capital expenditures for the next 12 months will aggregate approximately $600,000. We also have future minimum lease payments of approximately $1.8 million under operating leases and approximately $105,000 under capital leases. We are also committed to provide an additional investment of $750,000 in AudioSoft, subject to the achievement of specific milestones. We believe that the current available funds, cash flows generated from operations and proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future. We may also use cash to acquire or invest in businesses or to obtain the rights to use certain technologies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to financial market risks, including changes in interest rates, foreign exchange rates and security investments. Changes in these factors may cause fluctuations in our earnings and cash flows. We evaluate and manage the exposure to these market risks as follows:

        FIXED INCOME INVESTMENTS. We have an investment portfolio of fixed income securities, including those classified as cash equivalents, short-term investments and long-term marketable investments securities, of $36.0 million as of September 30, 1999. These securities are subject to interest rate fluctuations. An increase in interest rates could adversely affect the market value of our fixed income securities.

        We do not use derivative financial instruments in our investment portfolio to manage interest rate risk. We limit our exposure to interest rate and credit risk, however, by establishing and strictly monitoring clear policies and guidelines for our fixed income portfolios. The primary objective of these policies is to preserve principal while at the same time maximizing yields, without significantly increasing risk. A hypothetical 50 basis point increase in interest rates would result in an approximate $130,000 decrease (approximately 0.5%) in the fair value of our available-for-sale securities as of September 30, 1999.

        FOREIGN EXCHANGE RATES. Due to our reliance on international and export sales, we are subject to the risks of fluctuations in currency exchange rates. Because a substantial majority of our international and export revenues are typically denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Our subsidiaries in England and Japan operate in their local currency, which mitigates a portion of the exposure related to the respective currency royalties collected. We use yen options to hedge anticipated balance sheet exposures and as of September 30, 1999 there was no gain.

        STRATEGIC INVESTMENTS. We have expanded our technological base in current as well as new markets through strategic investments in companies, technologies, or products. We currently hold minority equity interests in CAC, Digimarc and AudioSoft. These investments, totaling $7.1 million, represented 9.0% of our total assets as of September 30, 1999. CAC and AudioSoft are privately held companies. There is no active trading market for their securities and our investments in them are illiquid. We may never have an opportunity to realize a return on our investment in any of these companies, and we may in the future be required to write off all or part of one or more of these investments. In December 1999, Digimarc completed its initial public offering and its shares are traded on the Nasdaq National Market under the symbol "DMRC." We currently own approximately 7.7% of the outstanding shares of Digimarc.

YEAR 2000 ISSUES

        BACKGROUND. Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because these systems may have been developed using two digits rather than four to determine the applicable year. For example, computer systems that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements.

        STATE OF READINESS. Our business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others:

        - hardware and software systems that we use internally in the management of our business;

        - hardware and software products that we have developed;

        - the internal systems of our customers and suppliers; and

        - non-information technology systems and services that we use in the management of our business, such as telephone systems and building systems.

        Based on an analysis of the systems potentially impacted by conducting business in the twenty-first century, we are applying a phased approach to making such systems, and accordingly our operations are Year 2000 ready. Beyond awareness of the issues and scope of systems involved, the phases of activities in progress include:

        - an assessment of specific underlying computer systems, programs and/or hardware;

        - remediation or replacement of Year 2000 non-compliant technology;

        - validation and testing of technologically Year 2000 ready solutions;
          and

        - implementation of the Year 2000 ready systems.

        The table below provides the status and timing of these phased activities:

      IMPACTED SYSTEMS                       PROCESSES                     STATUS/ANTICIPATED COMPLETION
-----------------------------  -------------------------------------   -------------------------------------
Hardware and software          Assessment completed, conducted         Completed Q1 1999
  products that we license or  validation and testing (see details
  sell                         below)

Hardware and software systems  Assessment completed; certain           Completed Q1 1999
  that we use internally in    components replaced; conducted
  the management of our        validation and testing
  business

Internal systems of our        Assessment on-going: no issues from     In Process
  customers and suppliers      responding inquiries

Non-information technology     Assessment completed; certain           Completed Q1 1999
  systems and services that    components replaced, conducted
  we use in the management of  validation and testing
  our business, internal and
  external, such as telephone
  systems and building
  systems

        PRODUCTS STATUS. Our video copy protection processors and video scrambling products have been tested and verified as Year 2000 compliant. All computer software copy protection and rights management software products are Year 2000 compliant.

        Year 2000 readiness does not include the performance or functionality of third party products, including hardware or software with which any of our products interfaces.

        COSTS TO ADDRESS YEAR 2000 READINESS. We have expensed as incurred all costs directly related to Year 2000 readiness, even in cases where non-compliant information technology systems have been replaced. To date, these costs have been insignificant. The replacement cost of non-information technology systems would have been incurred, regardless of the Year 2000 issue, to accommodate our growth.

        We do not believe that future expenditures to upgrade internal systems and applications will have a material adverse effect on our business, financial condition and results of operations. In addition, while the potential costs of redeployment of personnel and any delays in implementing other projects is not known, the costs are anticipated to be immaterial.

        RISKS OF THE YEAR 2000 ISSUES. We believe our products are Year 2000 ready; however, success of our Year 2000 readiness efforts may depend on the success of our customers in dealing with their Year 2000 issues. We sell our products to companies in a variety of industries each experiencing different issues with Year 2000 readiness. Customer difficulties with Year 2000 issues could interfere with the use of our products, which might require us to devote additional resources to resolve the underlying problems. If the problem is found to lie in our products, our business, financial condition and results of operations could be materially adversely affected.

        Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 ready. The costs of becoming Year 2000 ready for current or potential customers may result in reduced funds available to purchase and implement our products. In addition, we rely on various entities that are common to many businesses, such as public utilities. If these entities were to experience Year 2000 failures, our business would be harmed.

        In the worst case scenario, any Year 2000 related failure of any of our critical suppliers or customers could cause a significant disruption of our sales, technical operations and licensing and could result in our inability to conduct business without interruption. If, in the worst case scenario, our technologies are affected by date-related issues, our customers may file claims against us. In such instance, our revenues may be adversely affected, our maintenance, technical support and management costs could increase and our reputation could be damaged.

        CONTINGENCY PLANS. We have conducted an assessment of certain of our Year 2000 exposure areas in order to determine what steps beyond those identified by our internal review were advisable and no additional work was recommended. We do presently have a contingency plan for handling Year 2000 issues that are not detected and corrected prior to their occurrence. Any failure by us to address any unforeseen Year 2000 issue could adversely affect our business, financial condition and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold only one derivative instrument, we expect that the adoption of SFAS No. 133 will have no material impact on its financial position, results of operations or cash flows. We will be required to implement SFAS No. 133 during the year ending December 31, 2001.

        In December 1998, the AICPA issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP No. 97-2. We will be required to implement SOP No. 98-9 for the year ending December 31, 2000. SOP No. 98-9 also extends the deferral of the application of SOP No. 97-2 to certain other multiple-element software arrangements through our year ending December 31, 1999. We do not expect the adoption of SOP No. 98-9 to have a material impact on our financial position, results of operations or cash flows.

                                    BUSINESS

        We design, develop and license copy protection and rights management technologies. We are the leading provider of copyright protection technologies for major Hollywood studios, independent video producers, PC games and educational software publishers, digital set-top box manufacturers and digital PPV network operators. We provide content owners with the means to protect content such as videocassette, DVD and PPV movies, PC games and educational software against unauthorized copying and distribution.

        Our technology has been used to copy protect over 2.7 billion videocassettes worldwide since 1985. All Motion Picture Association of America studios use our video copy protection technologies to protect some or all of their movie releases on videocassette or DVD. Our customers include Disney, Paramount, Sony Pictures Entertainment, Twentieth Century Fox, Universal Studios, Warner Brothers and DreamWorks. We believe that our video copy protection technologies are accepted as the industry standard. The October 1998 Digital Millennium Copyright Act mandates compliance with our technology for all VCR manufacturers that sell or import their hardware into the U.S.

        We have expanded our copy protection technologies into the PC games and educational software markets, and into rights management applications through our recent acquisition of C-Dilla. We have licensed a majority of the top PC games publishers, including Electronic Arts, Microsoft, Eidos, GT Interactive, Havas, and Hasbro. We believe that our SafeDisc computer software/CD-ROM copy protection technology has been used on approximately 30 million CD-ROMs. Additionally, we are developing a suite of rights management technologies, called SafeCast, that will provide our customers more options to market and securely distribute software products using either the Internet or packaged media.

        We have built and continue to extend a large patent portfolio which provides the basis for our licensing business model. We license our technologies and receive high margin, recurring revenues from a variety of sources. These include unit-based royalties on videocassettes, DVDs, CD-ROMs, and set-top boxes, transaction or use-based royalties for PPV movies, and license fees from a range of hardware manufacturers, and digital satellite and cable network operators.

        To further expand our copy protection capabilities, we entered into a strategic relationship with Digimarc, a leading digital watermarking technology company, to develop a digital watermarking copy protection solution to address digital-to-digital copying issues. We also have a strategic relationship with Audiosoft, a developer of secure Internet music delivery technology and copyright management reporting systems. We recently entered into a letter agreement with TTR Technologies to develop copy protection technology for audio CDs. We intend to continue to evaluate and pursue additional strategic relationships that are complementary to our existing technologies.

INDUSTRY BACKGROUND

        As the world moves toward a digital media age, content owners are increasingly vulnerable to unauthorized copying. Consumers' ability to make unauthorized copies has increased due to the proliferation of inexpensive, easy-to-use devices, such as VCRs, CD-ROM recorders, audio CD recorders and personal video recorders that allow in-home copying of videocassettes, DVDs, digital PPV programs, CD-ROMs, and audio CDs. As technological advances facilitate digital copying at declining prices, motion picture studios and software developers have become more concerned with protecting their intellectual material.

        Content owners lose billions of dollars every year to casual copying and piracy. The Motion Picture Association of America estimates that in 1998 video piracy cost the major studios more than $2.5 billion in lost revenues. The Software Information & Industry Association estimates that computer software and video game companies based in the United States lost $11 billion worldwide in 1998 due to software piracy, primarily professional counterfeiting.

        With film production costs continually growing, studio profitability has become increasingly dependent on the development of new venues, such as home video and digital PPV, and new formats, such as DVD. Motion picture studios generally release major movies to various venues, such as theaters and home video in a series of "release windows" to maximize revenues from each venue. In the United States, movies are released first to the box office, then to home video, then to pay-per-view, then to subscription pay TV, such as HBO, and finally to syndication broadcast TV. In the past few years, home video has surpassed the theatrical box office as the largest source of revenues for the motion picture industry. Further, as reported by Adams Media Research, DVD revenues now comprise more than 15% of the studios' home video business.

        The chart below shows the relative timing of releases and 1998 studio revenues:

                       DESCRIPTION OF GRAPHIC FOR EDGAR:

        Four triangles arranged in descending order with the following text:
Theatrical Box Office $3.3 Billion; Home Video $8.0 Billion; PPV $530 Million; and Subscription TV $1.6 Billion. Below the triangles is a horizontal time line marked 0 to 15, below which is the following text: Months After Theatrical Release.

        LEGISLATIVE RESPONSE. Various government and legislative initiatives in recent years have encouraged copy protection technologies.

        In the United States, the Digital Millennium Copyright Act was enacted in October 1998. This law requires all VCRs to comply with analog copy protection technologies beginning in May 2000. Approximately 80% of all VCRs manufactured prior to 1999 comply. The Act includes a clause that outlaws all circumvention devices which could be used to defeat any type of copy protection technology. The United States law is based on a set of guidelines adopted by the World Intellectual Property Organization in 1996 for amending basic copyright laws to deal with the protection of digital media.

        The European Union is currently discussing a proposed copyright directive which we believe includes a provision aimed at controlling hardware or software circumvention devices and technologies.

        In Japan, a revised copyright law that went into effect in October 1999 prohibits the sale, manufacturing, and import of circumvention devices. The Japan Industry Standard requires all digital recording devices to be responsive to analog copy protection technologies which utilize automatic gain control techniques.

        VIDEO COPY PROTECTION.

           VIDEOCASSETTE PROTECTION. Content owners wish to maximize the economic value from each feature film or other video program over its copyright life, currently 75 years. Independent studies show that studios and video retailers lose videocassette sales and rental revenues when consumers make copies of movies, whether from home video or PPV releases. The International Recording Media Association has estimated that 50% of all households in the United States own two or more VCRs. These households are capable of making unauthorized copies of prerecorded videocassettes. Since almost 90% of all United

States households own at least one VCR, any of these households which also own a DVD player or a digital PPV set top box, can make high quality videocassette copies directly from their DVD players or set-top boxes, unless the programs are copy protected. Even with the focus on digital media and growth in DVD, VCR sales have continued at a record pace in the past two years. The Consumer Electronics Association reported that year-to-date unit sales through October 1999 increased by approximately 25% over the comparable period in 1998. With over 500 million VCRs installed throughout the world, and with VCR sales continuing at a rapid pace, we believe that VCRs will remain a home copying threat to video content owners for many years to come.

           DVD VIDEO COPY PROTECTION. DVD hardware and media became commercially available in the United States in 1997, and to date approximately 5.5 million DVD players have been shipped by manufacturers, according to the Consumer Electronics Association. The introduction and increasing usage of DVDs presents serious copy protection concerns to the studios. Without effective copy protection, any one of the approximately 500 million VCRs throughout the world, when combined with a DVD player, can make unlimited videocassette copies of a non-copy protected DVD that are nearly equal in quality to a professionally prerecorded videocassette. Because of their superior picture quality, lower manufacturing cost, relative ease of use and smaller size, DVDs are expected to supplant videocassettes over time as the preferred home video distribution medium. As DVD becomes the standard in home viewing, the need for reliable copy protection is expected to become more important. DVD has experienced substantial growth in the past two years, and a recent report by the International Recording Media Association estimates that 165 million DVDs will be manufactured in 1999, growing to 970 million in 2003, representing a 56% compound annual growth rate.

           PPV COPY PROTECTION. Digital PPV enables consumers to view movies and other programming in their homes through cable or satellite systems for an additional fee for each viewing. We believe that digital PPV revenues at the studio level were approximately $530 million in 1998. By contrast, studio revenues from their home video business exceeded $8 billion in 1998. At present, PPV represents less than 10% of the home video market. PPV distribution offers motion picture studios higher profit margins than they receive from home video rentals or sales. Studios have realized the importance of copy protection in digital PPV networks, and many of them have required, as a condition of licensing their PPV movies, that digital PPV system operators install copy protection capability in their digital set-top boxes.

           In an effort to protect their home video revenues, studios typically release a movie on PPV one to three months after it is released on videocassette or DVD. Digital PPV providers, such as DIRECTV, EchoStar, ATT and Time Warner have demonstrated that they can substantially increase the buy rates for PPV by offering subscribers up to 60 PPV channels per cable/DBS system, and by promoting convenience of frequent start times and greater variety of movies. In the United States, the digital PPV system operators have fulfilled their studio contracts by installing copy protection capability in their digital set top boxes. However, they have told the studios that they will not activate copy protection until and unless the studios release their movies to the PPV system operators much closer to when they release them to home video. This copy protection standoff between the system operators and the studios is less of an issue in international markets, because the PPV business is not as well defined, the PPV operators are not as solidly entrenched with their subscriber base, and the release window between home video and PPV is not as contentious as in the United States.

        COMPUTER SOFTWARE/CD-ROM COPY PROTECTION. With the proliferation of inexpensive high capacity PC-based hard disc drives, the increased penetration of Internet connections to the home, and the availability of higher speed bandwidth, consumers now have the means to widely distribute copies of software and audio. Many consumers have the capability to copy from a CD-ROM, download computer software and audio CDs to their hard drives, copy those downloaded files onto a CD-recorder device, and distribute the unauthorized copied software/audio through CD-ROMs or electronically over the Internet. Recently, CD-recordable drives have been introduced that are priced below $150 and are expected to become standard features in personal computers in the near future. In addition, blank CD-ROM discs can be purchased for less than $1 in the United States. As a result, computer software and PC-based video game companies are facing an additional threat of lost revenues due to consumer copying of CD-ROM software.

        INTERNET COPY PROTECTION. The Internet is increasingly being used as a means to distribute software and audio and video content. The proliferation of online content providers combined with new and evolving methods of online content delivery have created a large market opportunity for copy protection solutions as current technologies are highly susceptible to unauthorized usage and duplication. We believe that there is a significant need for copy protection solutions that address these new and emerging Internet downloading and streaming technologies.

THE MACROVISION SOLUTION

        We develop and market a broad array of copy protection and rights management technologies and solutions. We offer video copy protection technologies and products that address the video content protection needs of motion picture studios and other content owners, program distributors, and cable and satellite PPV system operators. We offer CD-ROM copy protection and rights management technologies to a variety of software publishers in the PC games, home education, information publishing, and application software markets. We are actively involved in developing various technologies to meet the needs of emerging delivery systems such as downloading and streaming of media through the Internet, as well as technologies to prevent the unauthorized copying of audio CDs.

        VIDEO COPY PROTECTION. Our video copy protection technologies allow consumers to view programming stored on prerecorded videocassettes or DVDs or transmitted as digital PPV programs through cable or by satellite, but deter unauthorized consumer copying of such programming. The diagram below illustrates the various means of implementing our video copy protection technologies in videocassettes, DVD and PPV.

                            [Description of Graphic]

        Heading on left labelled "Source Programming." Heading on right labelled "Home."

        Under the heading "Source Programming" are images of a videocassette (labelled "videocassette"), satellite (labelled "Satellite DBS"), satellite dishes and buildings (labelled "Cable Headend") and computer disk (labelled "Digital Versatile Disc").

        Under the heading "Home" are images of a VCR player (labelled "VCR/Player"), digital PPV box (labelled "Digital PPV Set-Top Box"), DVD player (labelled "DVD Player"), a second VCR (labelled "Recording VCR") and one television set with a normal picture (labelled "Normal Viewing") and one television set with a blurry picture (labelled "Unwatchable Copy"). A triangle image is next to the Digital PPV Set-Top Box and DVD Player. Text next to triangle: CD triangle is Macrovision technology.

        Lines connect videocassette and VCR/Player, Satellite DBS and Digital PPV Set-Top Box, Cable Headend and Digital PPV Set-Top Box, Digital Versatile Disc and DVD Player and VCR/Player, Digital PPV Set-Top Box and DVD Player to the television images labelled "Normal Viewing" and "Unwatchable Copy".

    [SYMBOL] = MACROVISION COPY PROTECTION TECHNOLOGY

        Videocassettes are encoded with our video copy protection signal as they are manufactured. Our licensed copy protection signal generator equipment is installed in over 230 commercial duplication facilities in 35 countries around the world. The unique patented aspects of our copy protection signal are transparent to a TV set, but are disruptive to the recording circuits of VCRs. The result is that videocassettes which are encoded with our anticopy process will play normally on a TV set, but will cause unwatchable copies to be made on the vast majority of VCRs. Our patented technology takes advantage of the differences in TV signal processing circuits, VCR playback circuits, and VCR recording circuits without the need for the installation of any Macrovision components in VCRs.

        In the DVD and digital PPV markets, we have implemented a more robust version of our video copy protection technology. By utilizing another copy protection component, called Colorstripe, we have made it more difficult for a casual copier to defeat or circumvent our technology. In these digital video applications, the copy protection is actually applied within the consumer device. The copy protection signal generator is part of an integrated circuit which converts digital video to analog video for output to a standard TV set or VCR. The Macrovision capable chips remain dormant, until activated by data commands which are either embedded in the DVD, or are sent along with the PPV movie transmission to the subscriber's set-top box.

        COMPUTER SOFTWARE/CD-ROM COPY PROTECTION. Our SafeDisc technology seeks to prevent the copying of CD-ROM computer software by encrypting the executable files, embedding an authenticating digital signature and adding multi-layered anti-hacking software. This is a proprietary software-based copy protection solution that does not require any changes to standard PC or CD-ROM hardware. Because SafeDisc is designed to operate while the disc is in the CD-ROM drive, it is ideally suited to PC games and home education software. The technology is licensed directly to interactive software publishers, and to mastering and replication facilities that embed our patented digital signature in a CD-ROM during the manufacturing process. SafeDisc was introduced in September 1999 and has been licensed to more than 20 software publishers and 75 replicators worldwide.

                            [Description of Graphic]

Text: ORIGINAL SAFEDISC PROTECTED CD
    Authentication instruction finds digital signature and plays disc

    COPY OF SAFEDISC PROTECTED CD
    Authentication instruction cannot find digital signature and aborts playback

                     [SYMBOL] = SAFEDISC COPY PROTECTED CD

GRAPHICS: Image of computer monitor and keyboard on left. Images of two computer discs on right. Arrows connect the two computer discs to the computer. The computer disc in the lower right has an "X" through it. Triangle in the lower middle of the graphic next to the words "= SafeDisc copy protected CD.

PRODUCTS UNDER DEVELOPMENT

        We have four primary new product development programs in progress, which we believe will result in commercial products in the year 2000: SafeDisc HD, SafeCast, Audio CD copy protection and digital watermarking.

        SAFEDISC HD. SafeDisc HD is a version of SafeDisc designed to extend our copy protection technology to any application software beyond the PC games and education software markets. Several of our customers have requested a version of SafeDisc that deters users from installing the same software in multiple hard drives. SafeDisc HD will allow the CD-ROM to authenticate itself at the time of initial installation, and will autotransfer an encrypted license manager module from the CD-ROM to the user's hard drive. This gives the software publisher the option of periodically requiring the user to reinsert the original disc to verify ownership, or to reinsert the disc only when the hard drive is upgraded or replaced. SafeDisc HD is currently in beta testing with a targeted release date in mid-2000.

        SAFECAST. SafeCast is a family of digital rights management products designed to provide software publishers with a variety of marketing options for both packaged media and Internet delivery. SafeCast authenticates the end user's license by transferring the software publisher's embedded digital rights management technology from either a CD-ROM disc or from Internet downloaded software to the user's PC hard drive at the time the application is initially installed. SafeCast protects the launch of a licensed application by confirming that the session conforms to the license terms established by the application's publisher. These license terms can be promotional in nature. For example, a software publisher may want to give the user a limited free trial period that expires after a certain time. At the end of that period, the user would have to pay the publisher for a permanent license. In addition to providing limited time trials of full product versions for evaluation, electronic software distribution publishers want to be able to support licensing networked applications beyond Windows operating systems. Our SafeCast family of products is in various stages of development and testing. We anticipate that we will introduce the first of these products in the first half of 2000.

        AUDIO CD COPY PROTECTION. Audio CD copy protection is a technology based on TTR's Musicguard-TM-audio copy protection technology. We have a letter agreement to develop an audio copy protection technology with TTR Technologies. Our proposed joint development/joint marketing arrangement with TTR gives us the exclusive worldwide rights to market audio copy protection technology. The major music labels have expressed interest in a technology which would prevent the copying of audio CDs to a PC or CD recordable device. We believe that the music industry is a $40 billion per year industry compared to the $16 billion per year home video industry. There has never been an effective copy protection technology for audio because no one has been able to develop a copy protection technique that does not interfere with the playback of the original music. We recently began our joint development program with TTR and our goal is to introduce the technology to the market in the second half of 2000. Because of the limited testing and development to date, the development project should be considered high risk, and it may not result in a commercial product.

        DIGITAL WATERMARKING. Digital watermarking is a digital-to-digital copy protection solution designed to address the next generation of digital video recording devices. We are working with Philips and Digimarc to refine our solution currently under evaluation by Matsushita and the Copy Protection Technical Working Group.

THE MACROVISION STRATEGY

        PURSUE MULTIPLE SOURCES OF ROYALTY-BASED LICENSING REVENUE. As the sole provider of copy protection for prerecorded videocassettes, DVDs and digital PPV, and as the leading provider of CD-ROM based computer software copy protection, we seek to license our technology to content owners pursuant to unit-based and volume-based royalty schedules. We receive royalties and other fees from:

        - content owners;

        - hardware manufacturers;

        - digital PPV program distributors; and

        - commercial replicators/duplicators.

        We believe that there is a large and growing need for our copy protection and rights management technologies and that we can continue to expand our licensing business.

        INTRODUCE NEW PRODUCT APPLICATIONS AND TECHNOLOGIES. We have committed significant resources to expand our technological base, to enhance our existing products and to develop and market additional products in order to continue to provide customers with leading copyright protection technologies. We intend to propagate our technologies and maintain our technology leadership by investing significant resources in research and development, and by leveraging our role in industry standard-setting efforts and organizations. We intend to pursue opportunities for copy protection and rights management in the following areas:

        - digital video;

        - audio CDs;

        - Internet downloaded and streamed audio and video files;

        - Internet downloaded software files;

        - DVD-ROM; and

        - improved authentication, compression, and encryption technologies.

        CONTINUE TO MAKE STRATEGIC INVESTMENTS. We have made strategic equity investments in Digimarc and AudioSoft, we have entered into a letter agreement with TTR and we acquired C-Dilla after making a strategic equity investment. We intend to continue to expand our existing technologies and products by pursuing licensing arrangements, joint ventures, strategic investments and acquisitions of companies whose products or technologies extend or enhance the features or value of our copy protection and rights management technologies.

        EXPAND AND PROTECT PATENT POSITION. We believe that our future success will depend, in part, on the continued protection of our proprietary copy protection and rights management technologies. We have invested substantial resources in developing and obtaining patents covering a number of processes and devices that unauthorized parties could use to circumvent our video copy protection technologies. We use these patents to limit the proliferation of such devices and we have initiated a number of disputes relating to infringement of these patents. We intend to continue to obtain patents and to protect and defend our patented technologies aggressively through further technological innovation, legal action and support of further legislative initiatives to protect content owners.

        LEVERAGE KEY CUSTOMER RELATIONSHIPS. We strive to broaden the use of existing applications for our technologies and to offer new or enhanced copy protection and rights management technologies to secure our customers' content and help them maximize their revenues. We currently maintain strong relationships with customers in various industry and market segments, including:

        - content providers such as the major Hollywood studios and the leading PC games companies;

        - content distributors such as the leading cable and satellite television system operators;

        - videocassette duplication and CD/DVD replication companies; and

        - equipment manufacturers such as consumer electronics companies which manufacture and sell DVD players, CD-ROM drives, and digital set-top boxes.

        We believe that increasing the number of content providers, distributors and replicators, and equipment manufacturers that incorporate our copy protection technologies into their mass market products enhances the attractiveness of our solutions to rights owners. We intend to work with our customers to provide them with solutions that exploit the full value, flexibility and breadth of our technologies.

TECHNOLOGY LICENSING AND MARKETING

        TECHNOLOGY LICENSING. We license, rather than sell our technologies. We believe that content owners utilize our solutions to realize increased packaged media sales, and increased revenues from downstream venues and to strengthen relationships with retailers. We receive royalty payments as follows:

        - content owners typically pay us a per unit licensing fee for the right to use our proprietary technology for videocassette, DVD and CD-ROM copy protection;

        - licensed duplicators serving the low volume special interest video content owner market pay us a per-unit fee for applying videocassette copy protection;

        - digital set-top box manufacturers typically license our video copy protection technologies for an up-front fee and a per unit hardware royalty;

        - cable and satellite television system operators pay us a one-time license fee for the right to incorporate our video copy protection technology into their networks for PPV. In addition, we are entitled to transaction-based royalty payments when copy protection for digital PPV programming is activated by system operators;

        - DVD-ROM and CD-ROM hardware manufacturers license our technology for an up-front fee and an annual maintenance certification; and

        - semiconductor manufacturers pay us a small one-time service fee to verify proper implementation of our video copy protection technologies in their integrated circuits.

        MARKETING. We market our videocassette, DVD and digital PPV and Computer Software/CD-ROM copy protection technologies directly to content owners and video producers. Our primary sales strategy for major accounts is to sell at the headquarters level, covering customers' international operations. We supplement our direct sales efforts with a variety of marketing initiatives, including trade show participation, trade advertisements, industry education and newsletters.

        We develop worldwide product specifications and marketing programs for our copy protection technologies in our Sunnyvale headquarters, and sell and support our products and technologies through our own headquarters sales force, and through our wholly owned subsidiaries in Japan and the United Kingdom. As of December 1, 1999, we employed 33 sales and marketing personnel and an additional 38 employees assisted in customer technical support.

CUSTOMERS

        VIDEO COPY PROTECTION LICENSEES. Our copy protection technology has been applied to more than 2.7 billion videocassettes worldwide since 1985, and was applied to more than 550 million videocassettes in 1998. Leading studios and over 1,500 corporate, educational and special interest content owners have contracted with licensed duplicators to apply our copy protection process to their videocassettes. Our packaged media copy protection technology for videocassettes and DVDs is used by the following leading major motion picture studios and home video suppliers:

        - Artisan Home Entertainment;

        - Buena Vista Home Video (Disney);

        - Columbia House;

        - Columbia TriStar Home Video (Sony Pictures Entertainment);

        - DreamWorks;

        - HBO Home Video;

        - New Line Home Video;

        - NCP Marketing (Tae-Bo exercise tapes);

        - Paramount Pictures;

        - Twentieth Century Fox Home Entertainment;

        - Universal Studios Home Video; and

        - Warner Home Video.

        For 1996, revenues from three customers accounted for 37% of our net revenues. For 1997, one customer accounted for 11% of our net revenues. For 1998, revenues from another customer represented 12% of our net revenues. No customer accounted for more than 10% of our net revenues for the first nine months of 1999.

        We also license our videocassette copy protection technology to special interest customers that include independent video producers and corporations. Licensed commercial duplicators act as distributors of our videocassette copy protection technology to special interest customers. Revenues from special interest customers in the United States accounted for approximately 17%, 12%, 11%, and 12% of our video copy protection revenues in 1996, 1997, 1998 and the first nine months of 1999, respectively.

        CONSUMER ELECTRONICS AND HARDWARE MANUFACTURERS. We believe that our copy protection technology is currently the only digital-to-analog copy protection solution that satisfies the principles established by the DVD licensing and standards group. As of December 1, 1999, 129 companies that manufacture DVD players or DVD-ROM drives had signed agreements with us to incorporate our DVD copy protection technology in their hardware.

        Our copy protection technology is embedded in more than 30 million digital set-top boxes currently in use worldwide. We have licensed our copy protection technology for digital PPV to 49 set-top box manufacturers, including:

        - A.B. Pace Micro Technology;

        - EchoStar;

        - General Instrument;

        - Hughes;

        - Nokia;

        - Philips;

        - Scientific-Atlanta;

        - Sony; and

        - THOMSON multimedia.

        We have also authorized 49 companies to incorporate our digital PPV and DVD copy protection technologies in their semiconductor designs. These companies generally pay a one time service fee for verification of proper implementation of our video copy protection technology in digital-to-analog application specific integrated circuits that are embedded in digital set-top boxes and DVD hardware. They are authorized to sell their Macrovision-capable integrated circuits to Macrovision-licensed DVD hardware manufacturers and to Macrovision-licensed digital set-top box manufacturers.

        SYSTEM OPERATORS. We have licensed our digital PPV copy protection technology for incorporation into the networks of 15 system operators, including:

        - British Sky Broadcasting;

        - DF-1;

        - DIRECTV;

        - EchoStar.

        - Galaxy Latin America;

        - Hong Kong Telecom;

        - NTL;

        - Sky Latin America;

        - Sky Perfect; and

        - VNL.

        These system operators have paid a one-time license fee to us and have entered into agreements with us pursuant to which we are entitled to transaction-based royalty payments at such time as copy protection for digital PPV programming is activated. Other notable system operators which have not signed license agreements with us, but which are requiring Macrovision-capable set-top boxes in their networks include: AT&T, Comcast, Cox Enterprises, Deutsche Telecom, RogersCable, Time Warner and Via Digital.

        COMPUTER SOFTWARE/CD-ROM PUBLISHERS. We entered the computer software market in 1999 with our SafeDisc product, initially aimed at the PC games market. We estimate that over 30 million discs will be copy-protected with SafeDisc in 1999. Our packaged media copy protection technology for computer software/CD-ROMs is used by the following leading software publishers:

        - Electronic Arts;

        - Eidos;

        - GT Interactive;

        - Hasbro;

        - Havas;

        - Interplay;

        - Lego;

        - Mattel;

        - Microsoft;

        - Take 2;

        - 3DO; and

        - Ubisoft.

        Our PC games software customers have a wide choice of licensed replicators that they can use throughout the world. Over 75 replicators have been licensed with the majority having already installed SafeDisc mastering and quality assurance systems from authorized suppliers of these systems, including:

        - Americ Disc;

        - Cinram International;

        - JVC Disc America;

        - MPO Disque Compact;

        - Nimbus Manufacturing; and

        - Sonopress.

        To expand our SafeDisc business beyond our direct licensing program with the major publishers, we are in the process of setting up a reseller program that will allow replicators to be our value added resellers so they can sell SafeDisc copy protection to smaller publishers.

TECHNOLOGY

        VIDEOCASSETTE COPY PROTECTION. Effective video copy protection systems are difficult to develop because of the need to address the dual requirements of playability and effectiveness. Consumers must be able to view the copy protected content using a VCR and a television set without the need for any intervening devices, while the quality of an unauthorized copy must be reduced to such an extent that it loses its entertainment value. The extent to which the entertainment value is reduced varies, depending on the VCR model and the VCR and television combination that plays the unauthorized copy. To prevent VCRs from making good copies, the copy-protected video must differ in some manner from the standard video signal because, by design, all VCRs will make good copies from standard video signals. Television sets are designed to play standard or near-standard video signals. As a result, there is a risk that making a video signal non-standard in order to prevent copying will decrease playability by causing some television sets to generate impaired or distorted pictures. In the tradeoff between effectiveness and playability, designers of copy protection systems must favor playability while maintaining effectiveness.

        Our videocassette copy protection technology involves the patented technique of inserting a series of electronic pulses in the vertical blanking interval of a standard video signal. The vertical blanking interval is the blank space between the video fields on television sets that are refreshed at a rate of 60 fields per second. The copy protection pulses are embedded electronically in the prerecorded content of the videocassettes in the process of videocassette manufacturing. The electronic pulses are not visible in the television picture. The pulses are intended to affect the automatic gain control circuit in the recording system of most VCRs, but not to affect a similar circuit in the television set. Therefore, when the consumer plays a copy protected prerecorded videocassette, the picture is clean and crisp, but when the consumer plays an unauthorized consumer-made copy of that same videocassette, the picture typically is very distorted and has substantially reduced entertainment value. Our video copy protection technology is effective against most consumer copying, but generally does not deter professional pirates who use professional duplication and video processing equipment.

        DVD AND DIGITAL PPV COPY PROTECTION. The DVD and digital PPV versions of our video copy protection technologies employ both the electronic pulses used in videocassettes and a second patented copy protection process called Colorstripe. Colorstripe affects the color playback circuit of a VCR causing colored horizontal stripes to appear in the picture of an unauthorized copy. The combination of the two processes provides a higher level of effectiveness than that provided by either process alone. In addition, Colorstripe is more effective against circumvention by currently available professional duplication equipment. Copy protection is implemented in DVD and digital PPV applications by embedding a copy protection signal generator integrated circuit within the DVD player or digital set-top box. The integrated circuit is activated by copy protection control codes, which are integrated into the DVD media or the PPV transmission. Once the integrated circuit is activated, it adds the copy protection signal to the analog output of the DVD player or digital set-top box. As with videocassette copy protection, consumers are able to see a clear picture on their television sets, but generally cannot make a usable videocassette copy on a VCR.

        COMPUTER SOFTWARE/CD-ROM COPY PROTECTION. Each CD-ROM published with the SafeDisc technology is premastered with encrypted executable files and contains authenticating instructions and a unique SafeDisc digital signature. The digital signature, which cannot be copied by CD recorders or transferred from a CD-ROM to a hard disc drive, or sent over the Internet, is added to each original disc during the mastering/replication process. When a user inserts an original disc in a CD-ROM drive, the authentication software reads the digital signature, allowing the program to be decrypted and run normally. The digital signature and authentication process is transparent to the user. If a consumer or pirate uses a CD-recordable device or professional mastering equipment to duplicate a CD-ROM and make an unauthorized copy, SafeDisc is designed to inhibit the transmission of the digital signature, decryption will not take place and the copy will not run.

        SafeDisc also contains anti-hacking technology to prevent the compromise of its security features. The anti-hacking technology is designed not only to deter consumer copying, but also to thwart destructive hackers and commercial hackers. Because of our widespread penetration in the PC games' market, hackers have targeted and successfully cracked, to various degrees, several versions of SafeDisc. In order for us to continue to be successful in this market, we must continually stay a step ahead of the hacker community. Our customers have indicated that if we can provide them with an approximate three-week time between when they release a SafeDisc protected title, and when a hack is developed on the Internet, they believe the technology is valuable since it protects the most important period of their initial sales. We develop new product releases approximately four to eight times per year incorporating new anti-hacking features.

        SafeDisc is covered by a pending patent application, and is compliant with Philips' worldwide Yellow Book CD-ROM standard. We believe that SafeDisc is the only copy protection technology that has received Philips' certification for compliance.

RESEARCH AND DEVELOPMENT

        Our research and development efforts are focused on developing enhancements to existing products, new applications for our current technologies and new patentable technologies related to our various copy protection and rights management markets. Our core technological competencies are in software development, encryption, anti-hacking software, video and audio engineering, watermarking, CD-ROM architecture, and integrated circuit designs.

        We are developing with Philips and Digimarc a digital video watermarking solution to address the digital-to-digital copying issues associated with the next generation of DVD recording devices. Digital watermarks embedded in movies and other video material act as an invisible identity providing basic copyright identification information as well as various directions either to allow or to disallow playback, viewing and copying onto another digital device. The jointly developed technology is based on our patented play control technology, Digimarc's patented watermarking technology, and Philips' patented watermarking and authentication technology. Our solution can survive numerous transformations, such as from digital to analog and back to digital, or from one video format to another. The digital watermarks are designed to be imperceptible to the viewer, but to be read easily by special purpose applications software or semiconductor chips. This jointly developed technology is intended to protect movies and other video content from unauthorized reproduction using digital recording devices.

        Following our acquisition of C-Dilla, we established their experienced software development team as our mainstream software development organization. This team is responsible for developing our computer software/CD-ROM and audio CD copy protection products, as well as our Internet rights management solutions.

        As of December 1, 1999, our research and development staff consisted of 29 engineers and technicians. In 1996, 1997, 1998 and the first nine months of 1999, our expenses for research and development were $2.5 million, $2.2 million, $2.6 million and $2.9 million, respectively.

INTELLECTUAL PROPERTY RIGHTS

        PATENTS ISSUED AND PENDING. We hold 44 United States patents and have 42 United States patent applications pending, 4 of which are patent applications relating to computer software copy protection. Of the issued United States patents, 27 relate to our copy protection technologies, 13 relate to video scrambling, and 4 relate to audio scrambling. Our issued United States patents expire between June 2000 and March 2015. The earliest of our core videocassette and DVD copy protection patents expires in 2005. However, we have filed applications for improvement patents, which, if issued, will extend such expiration dates beyond 2010. We also have 213 foreign patents and 321 foreign patent applications pending in 40 countries. Of the issued foreign patents, 152 relate to our copy protection technologies, 43 relate to video scrambling and 18 relate to audio scrambling.

        CIRCUMVENTION TECHNOLOGY PATENTS. Included in the patents related to our copy protection technologies are 10 United States and 31 foreign patents covering a number of processes and devices that unauthorized parties could use to circumvent our video copy protection technologies. We have historically used these patents to limit the proliferation of devices intended to circumvent our video copy protection technologies. We have initiated a number of patent infringement disputes against manufacturers and distributors of such devices. We have one lawsuit of this type pending in Germany to require the defendants to discontinue the sale of devices that circumvent our video copy protection technologies and infringe one or more of our circumvention patents. In the event of an adverse ruling in this litigation or in any similar litigation, the value of our protection technology might decline due to the legal availability of such a circumvention device or we might have to obtain rights to the offending devices to protect the value of our technology.

COMPETITION

        VIDEO COPY PROTECTION. We believe that there are currently no significant video copy protection competitors. Occasionally, companies have developed hardware based on our technology for sale in small foreign markets where we have not sought patent protection. Our video copy protection technologies are proprietary and have broad international patent coverage. It is possible, however, that a competitive video copy protection technology could be developed in the future. For example, one of our customers could attempt to promote competition by supporting the development of alternative copy protection technologies or solutions, including solutions that deter professional duplication.

        Digimarc, Philips, and ourselves, together known as the Millennium Group, are jointly developing a digital media copy protection solution, using proprietary watermarking and play control technologies, to address the digital-to-digital copying issues associated with the next generation of DVD recording devices. Our group submitted its proposed solution to the Copy Protection Technical Working Group, an industry standards body. A technology of choice for the Copy Protection Technical Working Group will be selected by Matsushita Electric Industries which is acting as the decision-maker given their role as the lead DVD licensing entity. The Millennium Group is competing with another consortium, the Galaxy Group, which is comprised of IBM, NEC, Sony, Hitachi, and Pioneer. We believe that our group's solution offers a number of advantages in security and resistance to hacking, as well as in the economics of implementation. We also believe that our group has a dominant patent position with 16 issued patents. The group whose digital media copy protection solution is selected as the industry standard by Matsushita will have a significant advantage in licensing its technology to video content owners worldwide and in working with consumer electronics manufacturers, PC platform companies and their suppliers to implement digital-to-digital copy protection.

        COMPUTER SOFTWARE/CD-ROM COPY PROTECTION. We believe that there are a limited number of competitors in the computer software/CD-ROM copy protection market including TTR, LaserLock, PAN

Technologies and Sony's DADC optical disk manufacturing subsidiary. None of these companies appear to have made significant penetration with major publishers in developed countries, and we believe we have captured the majority market share of the PC games market. In the case of TTR, we have recently signed a letter agreement to jointly develop an audio copy protection system. As part of this arrangement, subject to satisfaction of certain conditions, we would acquire the exclusive rights to market their audio copy protection technology, as well as to convert their Discguard customer base to SafeDisc, and to acquire rights to their digital signature technology for both CD-ROM and DVD-ROM applications.

        It is possible that our own customers may develop software copy protection technologies on their own. It is also possible that personal computer operating system and microprocessor companies like Microsoft, Sun Microsystems, Red Hat, and Intel, may develop or license copy protection modules or systems which are internal to the PC.

        We believe that our ability to compete depends on many factors both within and beyond our control, including:

        - the performance of our technology including ease of use by software developers, compatibility with installed base of PC and CD-ROM drives, resistance to hackers;

        - the effectiveness of our sales and marketing efforts;

        - our ability to establish and support a worldwide base of licensed replicators, and to provide through third party replication equipment vendors the digital signature technology and associated quality control systems; and

        - our ability to match our licensing and pricing programs to the value of our technology.

        SAFEDISC HD AND SAFECAST. We do not believe we have any significant competitors for SafeDisc HD. Our target market for SafeCast has been broadly defined as electronic software distribution, and electronic license delivery for application software. Both markets are new, intensely competitive, and rapidly evolving. Our primary competition currently comes from, or is expected to come from:

        - companies offering digital rights management, electronic licensing, or electronic software distribution technology;

        - companies who have historically offered hardware dongle products and who are shifting to software-based protection;

        - companies who are operating system manufacturers or microprocessor suppliers, who may choose to integrate rights management solutions into their products; and

        - companies who are software resellers who have developed their own e-commerce solutions.

OPERATIONS AND TECHNICAL SUPPORT

        We have a sizeable technical support/certification operation to support our DVD manufacturer licensees, set top box licensees, authorized semiconductor manufacturers, and our other hardware licensees. This operation is responsible for analyzing our licensees' products to ensure that they have implemented the video copy protection features with our specifications for both video waveforms and security/tamper resistance.

        We provide technical support to our videocassette, DVD, digital PPV and Computer Software/CD-ROM customers in various ways:

        - we support our licensed duplicators with hardware installation assistance and quality control. In addition, we support licensed duplicator sales personnel by providing sales training and sales incentive programs and literature and by participating in trade shows;

        - we support the efforts of television, VCR and DVD hardware manufacturers, digital PPV system operators and PPV set-top box manufacturers to design hardware that is compatible with our video copy protection technologies;

        - we assist semiconductor manufacturers in incorporating our video copy protection technologies into digital video integrated circuits for digital to analog converters;

        - we regularly test the effectiveness and transparency of our video copy protection technologies on representative samples of consumer televisions and VCRs to determine whether modifications or enhancements may be necessary; and

        - we provide training and application support for the SafeDisc toolkit; and

        - we test for SafeDisc compatibility with PC and CD-ROM drive combinations.

        In the Computer Software/CD-ROM copy protection business line, we have taken the same rigorous approach to testing for compatibility and effectiveness as we do for video copy protection. We have assembled two separate consumer test groups, one in the United States and one in the United Kingdom, each in excess of 500 individuals, that we utilize for major releases of software. These individuals have a wide variety of PC and CD-ROM drive combinations, and they are invaluable in stress testing the SafeDisc software.

        We have minimal manufacturing operations. Our strategy is to license our technologies to third parties that manufacture products incorporating our technologies. Our manufacturing operations are limited to low volume video copy protection hardware products that require in-house system integration and quality control efforts.

STRATEGIC INVESTMENTS

        We intend to expand our technology base in current as well as new markets, through the strategic investments in companies with complementary or compatible technologies or products. We have made strategic investments in the following companies:

        DIGIMARC CORPORATION. In December 1997, we invested $1.5 million in Digimarc and we invested another $2 million in June 1999. Digimarc completed an initial public offering in December 1999, and we currently own approximately 7.7% of the company. We have an agreement with Digimarc to jointly develop a digital video watermarking copy protection solution to address the digital-to-digital copying issues associated with the next generation of recordable DVD and digital videocassette recording devices.

        Digimarc is a leading provider of patented digital watermarking technologies that allow imperceptible digital code to be embedded in traditional and digital content, including movies, photographic images and documents such as financial instruments, passports and event tickets. Digimarc's technologies enable new communications capabilities related to protecting copyrights, deterring counterfeiting or piracy and, for the first time, directly linking physical content with the Internet.

        We are working with Digimarc and Philips in a consortium known as the Millennium Group to jointly develop a watermarking copy protection solution to address the digital-to-digital copying issues associated with the next generation of DVD and digital videocassette recording devices. The only other competitor is the Galaxy Group, which is a consortium of IBM, NEC, Sony, Pioneer and Hitachi. Both groups have proposed solutions to the Copy Protection Technical Working Group, an industry group comprised of the Motion Picture Association of America studios, PC manufacturers and consumer electronics companies. Currently Matsushita Electric Industries and members of the Copy Protection Technology Working Group are evaluating results of systems testing and proposed terms and conditions.

        TTR TECHNOLOGIES, LTD. In December 1999, we signed a letter agreement with TTR to jointly develop and market a copy protection product designed to inhibit casual copying of music CDs using dual-deck CD recorder systems and personal computer based CD recordable drives. In addition, we have agreed to purchase, subject to satisfactory completion of due diligence, an 11.4% equity interest in TTR. TTR is a leading provider of proprietary digital anti-piracy technologies and products.

        AUDIOSOFT INTERNATIONAL. In August 1999, we invested $750,000 in AudioSoft for approximately 7.3% of the outstanding shares of the company. We have committed to invest an additional $750,000 should

AudioSoft attain certain commercial milestones by March 31, 2000. As part of our agreement with AudioSoft, we will also provide strategic marketing and technical consulting services to AudioSoft and will assist AudioSoft in gaining adoption of its technologies and systems. We will also work with AudioSoft to extend its core technologies into the video domain. AudioSoft is an e-commerce solutions company dedicated to the secure electronic distribution of music over the Internet. AudioSoft technologies provide the music industry with a turnkey solution to deliver copyrighted music electronically over the Internet on a worldwide basis and to ensure that in-country music copyright collection societies are properly compensated for performing and mechanical rights.

        COMMAND AUDIO CORPORATION. In October 1995, Command Audio Corporation, or CAC, was initially incorporated as our wholly-owned subsidiary to commercialize a distinct and new audio-on-demand technology. CAC's audio-on-demand system consists of a program center that provides continuously updated news and information on a subscription basis and a hand-held portable receiver that stores the information. The system allows consumers to control the timing and content of the program playback. In August 1996, we divested all but 19.8% of our ownership in CAC. We assigned to CAC all rights in specified technology and released its reversion rights in technology that we had previously assigned to CAC. CAC agreed to pay to us royalties equal to 2.0% of its gross revenues for 12 years, beginning when CAC has operating revenues from certain sources or, at our election, at any time prior thereto. As of December 1999, we have invested $3.7 million and own approximately 6.2% of the outstanding shares of CAC.

EMPLOYEES

        As of December 1, 1999, we had 129 employees. We had 33 in sales and marketing, 29 in engineering, 38 in technical support and operations and 29 in general and administrative capacities. 51 of these employees are based outside of the United States. None of our employees is covered by a collective bargaining agreement or is represented by a labor union with respect to their employment by us. We have not experienced any organized work stoppages and consider our relations with our employees to be good.

        We use a variety of incentive programs to motivate our employees, including annual performance-based bonuses, stock purchase plans, stock options, special recognition awards, and a package of other benefit programs including a 401(k) plan, medical/dental benefits, compensating time for community service and health club reimbursement.

        Our engineering teams work on new products and enhancements, and also contribute to our technical due diligence efforts when we invest in partner companies, conclude joint development agreements, or acquire exclusive rights to certain partner technologies. In connection with our acquisition of C-Dilla we acquired its software development organization. C-Dilla's engineering staff consists of highly skilled software architects, encryption specialists, and senior software developers. We intend to use this resource to develop our SafeCast management technology products, as well as our proposed audio copy protection solution.

        Our technical support staff provides customer sales support and conducts extensive compatibility and effectiveness tests for our various copy protection technologies. In addition, this staff runs an extensive certification lab to confirm that our licensees have implemented our video copy protection technologies properly in integrated circuits and DVD or set-top box hardware.

        Our sales and marketing groups include senior executives who run our business lines and provide executive level account management to our major customers. Our in-house legal department provides licensing and patent counsel to our business line vice presidents.

FACILITIES

        Our principal operations are located in a 43,960 square foot building in Sunnyvale, California. The lease for this building expires on June 30, 2002 and we have the right to renew the lease for two additional terms of five years each. We also lease space for sales, marketing and technical support

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
operations in South Ruislip, United Kingdom and in Tokyo, Japan. C-Dilla is based in a leased facility in Woodley, United Kingdom. We believe that our existing facilities are adequate to meet our current needs.

LEGAL PROCEEDINGS

        We are involved in legal proceedings related to some of our intellectual property rights.

        Krypton Co., Ltd., a Japanese company, has filed an invalidation claim against one of our copy protection patents in Japan. After a hearing in March 1999, the Japanese Patent Office has recommended that our patent be invalidated. We believe that this conclusion was reached in error, and we intend to seek reconsideration by the Japanese Patent Office. If necessary, we expect the matter to be decided by the Tokyo High Court sometime in 2000. Until a decision is rendered, the patent remains valid and part of our business. In connection with this reconsideration, we may reduce the scope of our claims under the patent but the reduction in scope, if any, is not expected to have a material effect on the value of this patent to our business. If an adverse ruling ultimately is reached on this invalidation claim, we might incur legal competition from clones of our own copy protection technology in Japan and a corresponding decline in demand for our technology in Japan which could have a material adverse effect on our business.

        In January 1999, we filed a complaint against Dwight-Cavendish Developments Ltd. in the United States District Court for the District of Northern California (Case No. 99-20011). The complaint alleges that Cavendish infringes a United States patent held by us. We seek to recover compensatory damages, treble damages and costs and to obtain injunctive relief arising from these claims. Cavendish's response to the complaint contained a counterclaim alleging that we have violated the federal Sherman Antitrust Act and the Lanham Act and the California false advertising laws and Unfair Competition Act. The counterclaim seeks injunctive relief, compensatory damages, treble damages and costs. It also seeks a declaratory judgment that the United States patent held by us is invalid and that Cavendish's products do not infringe the patent. We intend to defend the allegations in the counterclaim vigorously.

        We initiated a patent infringement lawsuit in March 1999 against Vitec Audio und Video GmbH, a German company, which manufactures what we believe to be a video copy protection circumvention device. Vitec has filed a reply brief arguing that its product does not infringe. The case is being heard in the District Court of Dusseldorf, Germany. In the event of an adverse ruling, we may incur a corresponding decline in demand for our video copy protection technology, which could harm our business in our Germany operations.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The executive officers and directors of Macrovision, and their ages and positions as of December 1, 1999, are as follows:

NAME                                     AGE      POSITION
----                                   --------   --------
John O. Ryan.........................     54      Chairman of the Board of Directors, Chief Executive
                                                  Officer and Secretary
William A. Krepick...................     54      President, Chief Operating Officer and Director
Ian R. Halifax.......................     39      Vice President, Finance and Administration and Chief
                                                  Financial Officer
Richard S. Matuszak..................     56      Vice President, Special Interest Copy Protection and
                                                  Director
Mark S. Belinsky.....................     42      Senior Vice President, New Business Development
Brian R. Dunn........................     43      Senior Vice President, Computer Software Copy
                                                  Protection
Carol Flaherty.......................     47      Vice President, Worldwide Theatrical and Pay-Per-View
                                                  Copy Protection
Patrice J. Capitant..................     51      Vice President, Engineering
Donna S. Birks(1)....................     44      Director
William N. Stirlen(1)................     60      Director
Thomas Wertheimer(1).................     61      Director

------------------------

(1) Member, Audit Committee and Compensation Committee.

        MR. RYAN is a co-founder of Macrovision and an inventor of our core copy protection and video scrambling technologies. He has served as our Chairman of the Board of Directors and Secretary since June 1991 and has served as our Chief Executive Officer since June 1995. He has been a director since June 1987 and served as our Vice-Chairman of the Board of Directors from 1987 until June 1991. He also served as General Partner of the partnership predecessor of Macrovision from 1985 to 1987 and as President and Secretary of the corporate predecessor of Macrovision from 1983 to 1985. Prior to founding Macrovision, Mr. Ryan was Director of Research and Development of Ampex Corporation's broadcast camera group. Mr. Ryan holds more than 46 patents and has 11 patent applications pending in the fields of video copy protection, video scrambling and television camera technology. Mr. Ryan took undergraduate courses in Physics and Math at the University of Galway in Ireland and received a Full Technological Certificate in Telecommunications from the City and Guilds Institute of London. Mr. Ryan is also a director of Command Audio Corporation.

        MR. KREPICK has served as a director since November 1995 and as our President and Chief Operating Officer since July 1995. He has been with Macrovision since November 1988, and served as our Vice President, Sales and Marketing until June 1992 and Senior Vice President, Theatrical Copy Protection from July 1992 to June 1995. Prior to joining Macrovision, Mr. Krepick held several executive marketing management positions over a ten-year period with ROLM Corporation, a telecommunications equipment manufacturing company. He holds a B.S. degree in Mechanical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University.

        MR. HALIFAX has served as our Vice President, Finance and Administration and Chief Financial Officer since October 1999. From February 1999 to September 1999, he served as Chief Financial Officer of S-Vision, a private semiconductor display technology company. From October 1997 to January 1999 he was Director, Corporate Transactions for KPMG LLP, providing advisory services to technology companies in the areas of technology licensing, financing, and strategic partnering. From November 1994 to September 1997 he was Chief Financial Officer for Thomson/Sun Interactive, the predecessor for OpenTV, Inc., a Sun Microsystems/THOMSON multimedia joint venture in the field of interactive TV operating systems. He also held finance and business development positions at Sun Microsystems in Europe and the United States. He holds a B.A. degree in English from the University of York and an M.B.A. in Finance from Henley Management College. Mr. Halifax is also a Certified Public Accountant and a Certified Management Accountant.

        MR. MATUSZAK has served as our Vice President, Special Interest Copy Protection since June 1992, and as a director since May 1992. He joined Macrovision in August 1985 and held various sales and marketing positions from August 1985 to June 1992. From June 1984 to August 1985, Mr. Matuszak was a Sales Manager for the Broadcast Products Division of Hitachi Corporation. He holds an Associate degree in Applied Technologies and Electronics from DeVry Institute of Technology.

        MR. BELINSKY has served as our Senior Vice President, New Business Development since January 1999. From October 1997 to December 1998 he was our Senior Vice President, Theatrical and Pay-Per-View Copy Protection.
Mr. Belinsky was our Vice President, Theatrical and Pay-Per-View Copy Protection from October 1995 to October 1997. Between June and September 1995, he was a consultant to various companies in the Internet services and electronic commerce fields, and, between June 1995 and August 1995, he was Chief Operating Officer of the McKinley Group, Inc., an Internet directory services company. From
May 1993 to June 1995, Mr. Belinsky was Vice President and General Manager of the Electronic Marketplace Systems Division of International Data Group, a developer of online shopping malls for personal computer and software products. He was an independent consultant between February and May 1993, and, from October 1988 to January 1993, he was Vice President and General Manager of the Interop Company, a division of Ziff-Davis Publishing Company. He holds a
B.A. degree in Business Administration from Wayne State University and an M.B.A. from Harvard Business School.

        MR. DUNN has served as our Senior Vice President, Computer Software Copy Protection since June 1999. He has been with Macrovision since January 1995 and served as our VP Computer Software Copy Protection and Vice President, Business Development in his prior roles. From January 1989 to December 1994, he served as Vice President, Operations, Corporate Counsel and Chief Financial Officer of Phase 2 Automation, a factory automation company. Mr. Dunn holds a B.A. degree in Accounting from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law. He is a Certified Public Accountant and a member of the California State Bar.

        MS. FLAHERTY has served as our Vice President, Video Copy Protection, since April of 1999. From September 1997 to April 1999, she was Director of Business Development for Digital Link Corporation. From April 1996 to
September 1997, Ms. Flaherty was Vice President of Sales for Multipoint Networks, a company that provided wireless transmission equipment to international carriers. From April 1995 to March 1996, she was Vice President of Business Development for a division of California Microwave. Prior to joining California Microwave, Ms. Flaherty spent nine years with GTE, serving first as Controller of GTE Telenet's Public Data Network division and, later, as Director of Program Management for satellite system sales under GTE Spacenet.
Ms. Flaherty holds a B.A. degree in Economics from the University of Virginia and an M.B.A. from Golden Gate University.

        DR. CAPITANT has served as our Vice President, Engineering since October 1996. He joined Macrovision in October 1995 as Director of Engineering. He served as Manager of Video Engineering at Radius, Inc., a computer equipment manufacturer, from December 1994 to September 1995. Dr. Capitant held engineering positions at Compression Labs, Inc., a telecommunications equipment manufacturer, from September 1993 to December 1994 and Sony Corporation of America, Advanced Video Technology Center, from September 1989 to
September 1993. He completed his undergraduate and post graduate work in engineering and automatic control at Institut Industrial du Nord, Lille, France and the University of Lille. Dr. Capitant holds a Ph.D. degree in Electrical Engineering from Stanford University.

        MS. BIRKS has served as a director since May 1997. Since December 1997, she has served as Executive Vice President and Chief Financial Officer at Adaptive Broadband Inc., a satellite and wireless communications company, and from August 1994 to June 1997, she served as Vice President, Finance and

Administration and Chief Financial Officer at ComStream. She has also held senior management positions at GTE Spacenet, Macrovision Corporation and Contel ASC. Ms. Birks holds a B.A. degree in Business Administration from George Mason University in Fairfax, Virginia and an M.S. degree in Finance from American University in Washington, D.C. She is a Certified Public Accountant.

        MR. STIRLEN has served as a director since May 1997. He has held various executive offices with Open Text Corporation, an intranet software company headquartered in Waterloo, Ontario, since June 1996, serving as Chief Financial Officer until October 1997 and as Executive Vice President of Corporate Development since October 1998. Mr. Stirlen was a consultant to technology companies from February 1994 to June 1996. From March 1993 to February 1994, he served as Chief Financial Officer of Supercuts Inc. He has also held senior management positions at Computer Consoles Inc. and Trimble Navigation Ltd.
Mr. Stirlen holds a B.A. degree from Yale University and an M.B.A. in Finance from Northwestern University.

        MR. WERTHEIMER has served as a director since July 1997. He has served as a consultant to Universal Studios since January 1996. From 1992 to January 1996, Mr. Wertheimer served as Executive Vice President and Chairman of the Home Video and Television Groups of MCA, Inc. He is a member of 4MC Corp. Board of Directors and of the Columbia Law School Board of Visitors. He also serves as President of the KCRW Foundation. Mr. Wertheimer holds a B.A. degree from Princeton University and an L.L.B. from Columbia University

        Each director holds office until our next annual meeting of stockholders or until his or her successor is duly elected and qualified. Officers are chosen by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and officers.

                       PRINCIPAL AND SELLING STOCKHOLDERS

        The following table provides information regarding the actual beneficial ownership of our outstanding common stock as of December 1, 1999, as adjusted to reflect the sale of common stock offered by this prospectus, for:

        - each person or group that we know beneficially owns more than 5% of our common stock;

        - each of our directors;

        - each executive officer; and

        - all of our directors and executive officers as a group.

        Percentage of beneficial ownership is based on 18,410,125 shares of common stock outstanding as of December 1, 1999, together with options that are exercisable within 60 days of December 1, 1999 for each stockholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The percentages for beneficial ownership after the offering assume that the underwriters do not exercise their over-allotment option. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the following beneficial owners can be reached at our principal offices.

                                   BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                 PRIOR TO THE OFFERING(1)     NUMBER OF     AFTER THE OFFERING(1)(2)
                                 -------------------------   SHARES BEING   -------------------------
NAME OF BENEFICIAL OWNER          NUMBER        PERCENTAGE     OFFERED       NUMBER        PERCENTAGE
------------------------         ---------      ----------   ------------   ---------      ----------
Victor Company of Japan,
 Limited(3)....................  2,010,976         10.9%       430,000      1,580,976          8.0%
Kopp Investment Advisors(4)....  1,951,773         10.6                     1,951,773          9.9
The TCW Group Inc.(5)..........  1,540,500          8.4             --      1,540,500          7.8
John O. Ryan(6)................  1,052,519          5.7             --      1,052,519          5.4
William A. Krepick.............    232,738          1.3         20,000        212,738          1.1
Richard S. Matuszak(7).........    100,234            *             --        100,234            *
William N. Stirlen.............     17,968            *          5,000         12,968            *
Donna S. Birks.................     14,650            *             --         14,650            *
Thomas Wertheimer..............     11,400            *          5,000          6,400            *
Mark S. Belinsky...............      9,228            *             --          9,228            *
Brian R. Dunn..................      4,880            *             --          4,880            *
Patrice J. Capitant............      1,114            *             --          1,114            *
All executive officers and
 directors as a group
 (9 persons)...................  1,437,732          7.8%        30,000      1,407,732          7.2%

------------------------

  *  Less than 1%.

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 1, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the underwriters' over-allotment option to purchase up to 256,500 shares is not exercised.

 (3) These shares are held of record by Pacific Media Development Inc., an indirect, wholly-owned subsidiary of JVC. The address of JVC is 12, 3-chome, Moriya-cho, Kanagawa-ku, Yokohama 221-8528, Japan.

 (4) According to a Schedule 13G filed with the Securities and Exchange Commission on December 8, 1999, these shares are held by Kopp Investment Advisors, Inc., a Minnesota corporation, which is wholly-owned by Kopp Holding Company, a Minnesota corporation, which is wholly owned by LeRoy C. Kopp. The address of Kopp Investment Advisors, Inc. is
     7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

 (5) According to information provided by The Carson Group, Inc. as of September 30, 1999, these shares are held of record by The TCW Group Inc., a Nevada corporation, and by an individual, Robert Day, who may be deemed to control The TCW Group Inc. The address of The TCW Group Inc. is
     865 South Figueroa Street, Los Angeles, California 90017. The address of Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

 (6) Represents 822,110 shares held of record by a trust of which Mr. Ryan and his wife are the trustees, 202,078 shares held of record by Mr. Ryan, 6,999 shares held of record by Mr. Ryan as custodian for various family members, and 21,332 shares held of record by one of his daughters.

 (7) Represents 100,234 shares held of record by Mr. Matuszak of which Mr. Matuszak claims beneficial ownership for 55,032 shares.

                                  UNDERWRITING

        Hambrecht & Quist LLC, SG Cowen Securities Corporation, U.S. Bancorp Piper Jaffray Inc. and ING Barings LLC are the representatives of the underwriters. Hambrecht & Quist LLC is acting as book-running manager. SG Cowen Securities Corporation is acting as co-lead manager, and U.S. Bancorp Piper Jaffray Inc. and ING Barings LLC are acting as co-managers. Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, have severally agreed to purchase from Macrovision and the selling stockholders the following respective number of shares of common stock:

                          NAME                             NUMBER OF SHARES
                          ----                             ----------------
Hambrecht & Quist LLC....................................
SG Cowen Securities Corporation..........................
U.S. Bancorp Piper Jaffray Inc...........................
ING Barings LLC..........................................
Total....................................................

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and independent auditors. The underwriters are committed to purchase all of the shares of our common stock offered by us if they purchase any shares.

        The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share. The underwriters may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After this offering of the shares, the offering price and other selling terms may be changed by the underwriters.

        We and the selling stockholders have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 256,500 additional shares of our common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage of the additional shares that the number of shares of our common stock to be purchased by such underwriter shown in the above table bears to the total number of shares of our common stock offered in this offering. We and our selling stockholders will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of our common stock offered in this prospectus.

        The following table summarizes the per share and total underwriting discounts and commissions that we and our selling stockholders will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                           WITHOUT OVER          WITH OVER
                                        ALLOTMENT EXERCISE   ALLOTMENT EXERCISE
                                        ------------------   ------------------
Per Share.............................
Total.................................

        The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

        We, together with the selling stockholders, have agreed to indemnify the underwriters against certain liabilities; including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

        Certain of our stockholders, including all executive officers and directors, who beneficially own in the aggregate 2,803,591 shares of our common stock are subject to lock-up agreements and have agreed that they will not, without the prior written consent of Hambrecht & Quist offer, sell, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of our common stock owned by them until 91 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist, offer, sell or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of our common stock until the date 91 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under our stock option plans, provided that, without the prior written consent of Hambrecht & Quist such additional options shall not be exercisable during such period.

        Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of our common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of our common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or syndicate member if the stock originally sold by the underwriter or syndicate member is purchased by the underwriters in a syndicate covering transaction. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

        In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. During the business day prior to the pricing of the offering before, the commencement of offers or sales of our our common stock, passive market makers must comply with applicable volume and price limitations and, must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

        We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $440,000.

                                 LEGAL MATTERS

        The validity of the common stock offered in this offering will be passed upon for us and the selling stockholders by Manatt, Phelps & Phillips, LLP, Palo Alto, California. Partners of Manatt, Phelps & Phillips, LLP own an aggregate of 14,330 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

        The consolidated financial statements of Macrovision Corporation and subsidiaries as of December 31, 1997, and 1998 and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the registration statement in reliance on the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT MACROVISION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we submit at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our public submissions are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov. We also maintain an Internet World Wide Web site where the documents may be obtained at www.macrovision.com. In addition, our common stock is quoted on the Nasdaq National Market so you may also inspect our reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed a registration statement to register with the SEC the shares of common stock offered in this offering. This document is a part of the registration statement and constitutes a prospectus. As allowed by SEC rules, this document does not contain all the information that investors can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any incorporated information that is superseded by information contained directly in this document. Thus, information in this document about any of our contracts or any other documents is not necessarily complete. Furthermore, every time we refer to a contract or document that is filed as an exhibit to the registration statement or is incorporated by reference into the registration statement we intend these references to be qualified in all respects by the filed contracts or other documents. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business information about us and our financial condition:

   MACROVISION CORPORATION SEC FILINGS                      PERIOD
   -----------------------------------                      ------
Annual Report on Form 10-KSB.............  Year ended December 31, 1998
Quarterly Reports on Form 10-Q...........  Periods ended March 31, 1999, June 30,
                                           1999 and September 30, 1999
Current Report on Form 8-K...............  June 18, 1999 (as amended by Form 8-K/A filed on August 30, 1999)
Registration Statement on Form 8-A.......  January 22, 1997, setting forth a description of our capital stock.

        We incorporate by reference additional documents that we may file with the SEC between the date of this document and the date this offering terminates. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You may obtain documents incorporated by reference through us, the SEC or through the SEC's Internet World Wide Web site described above. To obtain documents from the SEC you will be required to pay a fee that is set by the SEC. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document.

You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:

                            Macrovision Corporation
                               1341 Orleans Drive
                              Sunnyvale, CA 94089,
                           Telephone: (408) 743-8600.
                           Attention: Ian R. Halifax

        You should rely only on the information contained in this document or incorporated by reference in this document to invest in the common stock offered in this offering. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is
dated            , 2000. You should not assume that the information contained in this document is accurate as of any date other than that date.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of KPMG LLP, Independent Auditors....................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Income...........................    F-4

Consolidated Statements of Stockholders' Equity.............    F-5

Consolidated Statements of Cash Flows.......................    F-7

Notes to Consolidated Financial Statements..................    F-8

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Macrovision Corporation and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Macrovision Corporation and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macrovision Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
February 1, 1999,
 except as to Note 9(a),
 which is as of March 16, 1999

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998          1999
                                                              --------   --------   --------------
                                                                                     (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,314    $ 3,513       $ 7,351
  Short-term investments....................................   11,241     22,877        18,196
  Accounts receivable, net of allowance for doubtful
    accounts of $684, $838 and $1,089 as of December 31,
    1997 and 1998 and September 30, 1999, respectively......    5,240      5,574         8,812
  Inventories...............................................      433        325           211
  Receivable from related party.............................      279         --            --
  Deferred tax assets.......................................    1,336      1,669         2,221
  Prepaid expenses and other current assets.................      430      1,008         1,365
                                                              -------    -------       -------
    Total current assets....................................   20,273     34,966        38,156
Property and equipment, net.................................    1,722      1,297         1,678
Patents and other intangibles, net of accumulated
  amortization of $796 and $1,034 and $1,202 as of
  December 31, 1997 and 1998 and September 30, 1999,
  respectively..............................................    1,098      1,526         1,645
Long-term marketable investment securities..................    1,763     18,795        11,662
Intangibles associated with the C-Dilla Ltd. acquisition,
  net of accumulated amortization of $791 as of
  September 30, 1999........................................       --         --        15,611
Other assets................................................    4,000      8,910         9,981
                                                              -------    -------       -------
                                                              $28,856    $65,494       $78,733
                                                              =======    =======       =======

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   919    $   803       $ 1,092
  Accrued expenses..........................................    2,190      2,691         3,069
  Deferred revenue..........................................      944      1,207         2,424
  Income taxes payable......................................      846        680         1,878
  Current portion of capital lease obligations..............      108        112           105
                                                              -------    -------       -------
    Total current liabilities...............................    5,007      5,493         8,568
Capital lease obligations, net of current portion...........      188         76            --
Deferred tax liabilities....................................       84        383            --
                                                              -------    -------       -------
                                                                5,279      5,952         8,568
                                                              -------    -------       -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value, 5,000,000 shares
    authorized; none issued.................................       --         --            --
  Common stock, $.001 par value; 100,000,000 shares
    authorized as of December 31, 1997 and 1998 and
    September 30, 1999, respectively; 14,430,390, 17,605,140
    and 18,331,678 shares issued and outstanding as of
    December 31, 1997 and 1998 and September 30, 1999,
    respectively............................................       15         18            18
  Additional paid-in capital................................   23,269     52,608        59,763
  Stockholder notes receivable..............................     (131)       (78)           --
  Deferred stock compensation...............................      (96)        --            --
  Accumulated other comprehensive losses....................     (214)       (82)         (235)
  Retained earnings.........................................      734      7,076        10,619
                                                              -------    -------       -------
    Total stockholders' equity..............................   23,577     59,542        70,165
                                                              -------    -------       -------
                                                              $28,856    $65,494       $78,733
                                                              =======    =======       =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                          ------------------------------   -------------------
                                                            1996       1997       1998       1998       1999
                                                          --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
Net revenues............................................  $17,080    $20,340    $24,434    $17,150    $24,583
                                                          -------    -------    -------    -------    -------
Costs and expenses:
  Cost of revenues......................................    2,579      2,422      2,081      1,439      2,140
  Research and development..............................    2,527      2,248      2,578      1,967      2,906
  Selling and marketing.................................    5,090      5,765      5,985      4,367      6,192
  General and administrative............................    3,566      4,149      4,621      3,401      3,982
  Amortization of intangibles from acquisition..........       --         --         --         --        791
  In process research and development...................       --         --         --         --      4,286
                                                          -------    -------    -------    -------    -------
    Total costs and expenses............................   13,762     14,584     15,265     11,174     20,297
                                                          -------    -------    -------    -------    -------
Operating income from continuing operations.............    3,318      5,756      9,169      5,976      4,286
Interest and other income (expense), net................     (260)       478      1,102        685      1,198
                                                          -------    -------    -------    -------    -------
    Income from continuing operations before income
      taxes.............................................    3,058      6,234     10,271      6,661      5,484
Income taxes............................................    1,223      2,413      3,929      2,543      1,941
                                                          -------    -------    -------    -------    -------
    Income from continuing operations...................    1,835      3,821      6,342      4,118      3,543
Discontinued operations:
  Loss from operations of Command Audio business, net of
    income tax benefit of $204..........................     (663)        --         --         --         --
  Provision for operating losses during holding period,
    net of income tax benefit of $45....................     (164)        --         --         --         --
                                                          -------    -------    -------    -------    -------
    Net income..........................................  $ 1,008    $ 3,821    $ 6,342    $ 4,118    $ 3,543
                                                          =======    =======    =======    =======    =======
Computation of basic and diluted earnings per share:
  Income from continuing operations.....................  $ 1,835    $ 3,821    $ 6,342    $ 4,118    $ 3,543
  Preferred stock dividends.............................     (587)      (156)        --         --         --
                                                          -------    -------    -------    -------    -------
  Income from continuing operations applicable to common
    stock...............................................    1,248      3,665      6,342      4,118      3,543
  Discontinued operations...............................     (827)        --         --         --         --
                                                          -------    -------    -------    -------    -------
  Net income applicable to common stock.................  $   421    $ 3,665    $ 6,342    $ 4,118    $ 3,543
                                                          =======    =======    =======    =======    =======
Basic earnings (loss) per share:
  Continuing operations.................................  $   .16    $   .28    $   .40    $   .27    $   .20
  Discontinued operations...............................     (.11)        --         --         --         --
                                                          -------    -------    -------    -------    -------
    Net income..........................................  $   .05    $   .28    $   .40    $   .27    $   .20
                                                          =======    =======    =======    =======    =======
Shares used in computing basic earnings per share.......    7,574     12,952     16,008     15,501     18,002
                                                          =======    =======    =======    =======    =======
Diluted earnings (loss) per share:
  Continuing operations.................................  $   .15    $   .26    $   .37    $   .25    $   .19
  Discontinued operations...............................     (.10)        --         --         --         --
                                                          -------    -------    -------    -------    -------
    Net income..........................................  $   .05    $   .26    $   .37    $   .25    $   .19
                                                          =======    =======    =======    =======    =======
Shares used in computing diluted earnings per share.....    8,560     13,920     17,106     16,564     18,964
                                                          =======    =======    =======    =======    =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    MACROVISION CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        PREFERRED STOCK          COMMON STOCK        ADDITIONAL   STOCKHOLDER     DEFERRED
                                     ---------------------   ---------------------    PAID-IN        NOTES         STOCK
                                       SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     RECEIVABLE    COMPENSATION
                                     ----------   --------   ----------   --------   ----------   -----------   ------------
Balances as of December 31, 1995...   1,666,666     $  2      7,265,438     $  7       $ 5,054       $   --        $   --
  Comprehensive income
    Net income.....................
    Other comprehensive income
      Translation adjustment.......
  Total comprehensive income.......
  Issuance of common stock upon
    exercise of options............                             132,526                    171
  Issuance of common stock in
    exchange for stockholder note
    receivable.....................                             116,666                    157         (157)
  Issuance of common stock in
    connection with
    recapitalization of Command
    Audio..........................                             388,888        1           874
  Conversion of note into 1,086,198
    shares of Series A preferred
    stock..........................   1,086,198        1                                 3,037
  Cash dividends of $.2025 per
    share paid on 1,666,666 shares
    of preferred stock, $.0585 per
    share paid on 1,086,198 shares
    of preferred stock, and $.0675
    per share declared on 2,752,864
    shares of preferred stock......
  Deferred stock compensation
    related to stock option
    grants.........................                                                        231                       (231)
  Spin-off of Command Audio,
    including deferred stock
    compensation...................                                                                                  (189)
  Amortization of deferred stock
    compensation...................                                                                                   180
                                     ----------     ----     ----------     ----       -------       ------        ------
Balances as of December 31, 1996...   2,752,864     $  3      7,903,518     $  8       $ 9,524       $ (157)       $ (240)
                                     ----------     ----     ----------     ----       -------       ------        ------
  Comprehensive income
    Net income.....................
    Other comprehensive income
      Translation adjustment.......
      Unrealized gain (loss) in
        investments, net...........
  Total comprehensive income.......
  Conversion of preferred stock to
    common stock...................  (2,752,864)      (3)     2,752,864        3            --           --            --
  Issuance of common stock in
    initial public offering, net of
    issuance costs of $1,531                 --       --      3,528,032        4        13,230           --            --
  Issuance of common stock upon
    exercise of options............          --       --        222,684       --           288           --            --
  Issuance of common stock under
    stock purchase plan............          --       --         23,292       --            89           --            --
  Cash dividends of $.0375 per
    share paid on 2,752,864 shares
    of preferred stock.............          --       --             --       --            --           --            --
  Payment on stockholder note
    receivable.....................          --       --             --       --            --           26            --
  Amortization of deferred stock
    compensation...................          --       --             --       --            --           --           144
  Tax benefit associated with stock
    plans..........................          --       --             --       --           138           --            --
                                     ----------     ----     ----------     ----       -------       ------        ------
Balances as of December 31, 1997...          --     $ --     14,430,390     $ 15       $23,269       $ (131)       $  (96)
                                     ----------     ----     ----------     ----       -------       ------        ------

                                      ACCUMULATED    (ACCUMULATED
                                         OTHER         DEFICIT)         TOTAL
                                     COMPREHENSIVE     RETAINED     STOCKHOLDERS'
                                         LOSS          EARNINGS        EQUITY
                                     -------------   ------------   -------------
Balances as of December 31, 1995...     $ (118)        $(2,099)        $ 2,846
  Comprehensive income
    Net income.....................                      1,008           1,008
    Other comprehensive income
      Translation adjustment.......        (17)                            (17)
                                        ------                         -------
  Total comprehensive income.......        (17)                            991
                                        ------                         -------
  Issuance of common stock upon
    exercise of options............                                        171
  Issuance of common stock in
    exchange for stockholder note
    receivable.....................
  Issuance of common stock in
    connection with
    recapitalization of Command
    Audio..........................                                        875
  Conversion of note into 1,086,198
    shares of Series A preferred
    stock..........................                                      3,038
  Cash dividends of $.2025 per
    share paid on 1,666,666 shares
    of preferred stock, $.0585 per
    share paid on 1,086,198 shares
    of preferred stock, and $.0675
    per share declared on 2,752,864
    shares of preferred stock......                       (587)           (587)
  Deferred stock compensation
    related to stock option
    grants.........................
  Spin-off of Command Audio,
    including deferred stock
    compensation...................                     (1,253)         (1,442)
  Amortization of deferred stock
    compensation...................                                        180
                                        ------         -------         -------
Balances as of December 31, 1996...     $ (135)        $(2,931)        $ 6,072
                                        ------         -------         -------
  Comprehensive income
    Net income.....................         --           3,821           3,821
    Other comprehensive income
      Translation adjustment.......        (83)                            (83)
      Unrealized gain (loss) in
        investments, net...........          4                               4
                                        ------                         -------
  Total comprehensive income.......        (79)                          3,742
                                        ------                         -------
  Conversion of preferred stock to
    common stock...................         --              --              --
  Issuance of common stock in
    initial public offering, net of
    issuance costs of $1,531                --              --          13,234
  Issuance of common stock upon
    exercise of options............         --              --             288
  Issuance of common stock under
    stock purchase plan............         --              --              89
  Cash dividends of $.0375 per
    share paid on 2,752,864 shares
    of preferred stock.............         --            (156)           (156)
  Payment on stockholder note
    receivable.....................         --              --              26
  Amortization of deferred stock
    compensation...................         --              --             144
  Tax benefit associated with stock
    plans..........................         --              --             138
                                        ------         -------         -------
Balances as of December 31, 1997...     $ (214)        $   734         $23,577
                                        ------         -------         -------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    MACROVISION CORPORATION AND SUBSIDIARIES

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        PREFERRED STOCK          COMMON STOCK        ADDITIONAL   STOCKHOLDER     DEFERRED
                                     ---------------------   ---------------------    PAID-IN        NOTES         STOCK
                                       SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     RECEIVABLE    COMPENSATION
                                     ----------   --------   ----------   --------   ----------   -----------   ------------
  Comprehensive income
    Net income.....................
    Other comprehensive income
      Translation adjustment.......
      Unrealized gain (loss) in
        investments, net...........
  Total comprehensive income.......
  Issuance of common stock in
    secondary public offering, net
    of issuance costs of $438......          --       --      2,730,000        3        27,869           --            --
  Issuance of common stock upon
    exercise of options............          --       --        370,672       --           561           --            --
  Issuance of common stock under
    stock purchase plan............          --       --         74,078       --           292           --            --
  Payment on stockholder note
    receivable.....................          --       --             --       --            --           53            --
  Amortization of deferred stock
    compensation...................          --       --             --       --            --           --            96
  Tax benefit associated with stock
    plans..........................          --       --             --       --           617           --            --
                                     ----------     ----     ----------     ----       -------       ------        ------
Balances as of December 31, 1998...          --     $ --     17,605,140     $ 18       $52,608       $  (78)       $   --
                                     ----------     ----     ----------     ----       -------       ------        ------
  Comprehensive income (unaudited)
    Net income.....................
    Other comprehensive income
      Translation adjustment.......
      Unrealized gain (loss) in
        investments, net...........
  Total comprehensive income.......
  Issuance of common stock upon
    exercise of options
    (unaudited)....................                             459,748                    969
  Issuance of common stock under
    stock purchase plan
    (unaudited)....................                              47,392                    331
  Issuance of common stock for
    payment of director fees
    (unaudited)....................                               1,000                     25
  Issuance of common stock in
    acquisition of C-Dilla Ltd.
    (unaudited)....................                             218,398                  5,073
  Payment on stockholder note
    receivable (unaudited).........                                                                      78
  Tax benefit associated with stock
    plans (unaudited)..............                                                        757
                                     ----------     ----     ----------     ----       -------       ------        ------
Balances as of September 30, 1999
  (unaudited)......................          --     $ --     18,331,678     $ 18       $59,763       $   --        $   --
                                     ==========     ====     ==========     ====       =======       ======        ======

                                      ACCUMULATED    (ACCUMULATED
                                         OTHER         DEFICIT)         TOTAL
                                     COMPREHENSIVE     RETAINED     STOCKHOLDERS'
                                         LOSS          EARNINGS        EQUITY
                                     -------------   ------------   -------------
  Comprehensive income
    Net income.....................         --           6,342           6,342
    Other comprehensive income
      Translation adjustment.......        (12)                            (12)
      Unrealized gain (loss) in
        investments, net...........        144                             144
                                        ------                         -------
  Total comprehensive income.......        132                           6,474
                                        ------                         -------
  Issuance of common stock in
    secondary public offering, net
    of issuance costs of $438......         --              --          27,872
  Issuance of common stock upon
    exercise of options............         --              --             561
  Issuance of common stock under
    stock purchase plan............         --              --             292
  Payment on stockholder note
    receivable.....................         --              --              53
  Amortization of deferred stock
    compensation...................         --              --              96
  Tax benefit associated with stock
    plans..........................         --              --             617
                                        ------         -------         -------
Balances as of December 31, 1998...     $  (82)        $ 7,076         $59,542
                                        ------         -------         -------
  Comprehensive income (unaudited)
    Net income.....................                      3,543           3,543
    Other comprehensive income
      Translation adjustment.......         62                              62
      Unrealized gain (loss) in
        investments, net...........       (215)                           (215)
                                        ------                         -------
  Total comprehensive income.......       (153)                          3,390
                                        ------                         -------
  Issuance of common stock upon
    exercise of options
    (unaudited)....................                                        969
  Issuance of common stock under
    stock purchase plan
    (unaudited)....................                                        331
  Issuance of common stock for
    payment of director fees
    (unaudited)....................                                         25
  Issuance of common stock in
    acquisition of C-Dilla Ltd.
    (unaudited)....................                                      5,073
  Payment on stockholder note
    receivable (unaudited).........                                         78
  Tax benefit associated with stock
    plans (unaudited)..............                                        757
                                        ------         -------         -------
Balances as of September 30, 1999
  (unaudited)......................     $ (235)        $10,619         $70,165
                                        ======         =======         =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                        YEAR ENDED                    ENDED
                                                                       DECEMBER 31,               SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 1,008    $  3,821   $  6,342   $  4,118   $  3,543
  Adjustments to reconcile net income to net cash provided
    by continuing operations:
    Depreciation and amortization...........................    1,002       1,156        931        699      1,600
    Amortization of prepaid future royalties to C-Dilla
      Ltd...................................................       --          --        143         70        166
    Deferred income taxes...................................     (451)       (683)       (34)       (91)    (2,289)
    Amortization of deferred stock compensation.............      180         144         96         96         --
    Loss on disposal of fixed assets........................       --         105         17         --         --
    Tax benefit from employee stock benefit plans...........       --         138        617         --        756
    In process research and development.....................       --          --         --         --      4,286
    Change in provision for accounts and notes receivable...       13         467        123         77        251
    Discontinued operations.................................      827          --         --         --         --
    Changes in operating assets and liabilities:
      Accounts receivable, inventories, and other current
        assets..............................................     (590)     (2,408)      (958)      (804)    (2,944)
      Accounts payable, accrued liabilities, deferred
        revenue, and income taxes payable...................      916        (221)       482      1,085      1,665
      Other.................................................      (17)        (83)       (12)       (67)        69
                                                              -------    --------   --------   --------   --------
        Net cash provided by continuing operations..........    2,888       2,436      7,747      5,183      7,103
        Net cash used in discontinued operations............   (1,227)         --         --         --         --
                                                              -------    --------   --------   --------   --------
        Net cash provided by operating activities...........    1,661       2,436      7,747      5,183      7,103
                                                              -------    --------   --------   --------   --------
Cash flows from investing activities:
  Purchases of long-term marketable investment securities...       --      (1,763)   (19,495)   (18,364)   (11,635)
  Purchases of short-term investments.......................       --     (51,737)   (56,527)   (47,120)   (24,345)
  Sales or maturities of long-term marketable investments...       --          --      2,541      2,541     18,617
  Sales or maturities of short-term investments.............    1,200      40,500     44,957     38,160     28,963
  Acquisition of property and equipment.....................     (476)       (571)      (285)      (210)      (402)
  Payments for patents and other intangibles................     (343)       (332)      (666)      (512)      (393)
  Proceeds from related party receivable....................     (329)         --        310        310         --
  Receivable from related party.............................       --          --         --         --       (481)
  Acquisition of C-Dilla Ltd., net of cash acquired.........       --          --         --         --    (11,960)
  Investment in C-Dilla Ltd., Command Audio, Digimarc and
    AudioSoft...............................................       --      (3,480)    (4,053)    (4,053)    (2,750)
  Prepaid future royalties to C-Dilla Ltd...................       --          --     (1,015)    (1,015)        --
  Other, net................................................       (4)        (67)        15         (9)        48
                                                              -------    --------   --------   --------   --------
        Net cash provided by (used in) investing
          activities........................................       48     (17,450)   (34,218)   (30,272)    (4,338)
                                                              -------    --------   --------   --------   --------
Cash flows from financing activities:
  Payments on capital lease obligations.....................     (117)       (105)      (108)       (80)       (83)
  Payments on long-term debt................................     (696)         --         --         --       (247)
  Proceeds from issuance of common stock upon exercise of
    options.................................................      171         288        561        271        969
  Proceeds from issuance of common stock under employee
    stock purchase plan.....................................       --          89        292        292        331
  Proceeds from issuance of common for director fees........       --          --         --         --         25
  Payment of stockholder note receivable....................       --          26         53         53         78
  Proceeds from sale of common stock, net of issuance costs
    and payments of deferred offering costs.................     (543)     13,777     27,872     27,869         --
  Cash dividends............................................     (401)       (156)        --         --         --
                                                              -------    --------   --------   --------   --------
        Net cash provided by (used in) financing
          activities........................................   (1,586)     13,919     28,670     28,405      1,073
                                                              -------    --------   --------   --------   --------
Net (decrease) increase in cash and cash equivalents........      123      (1,095)     2,199      3,316      3,838
Cash and cash equivalents at beginning of period............    2,286       2,409      1,314      1,314      3,513
                                                              -------    --------   --------   --------   --------
Cash and cash equivalents at end of period..................  $ 2,409    $  1,314   $  3,513   $  4,630   $  7,351
                                                              =======    ========   ========   ========   ========
Cash paid during the period:
  Interest..................................................  $   296    $     12   $     11   $      9   $      8
                                                              =======    ========   ========   ========   ========
  Income taxes..............................................  $ 1,446    $  2,364   $  3,209   $  2,313   $  2,107
                                                              =======    ========   ========   ========   ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1)  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

        Macrovision Corporation (the "Company") was formed in 1983 and designs, develops and markets video copy protection and rights management technologies that provide copy protection for motion pictures and other proprietary content that is stored on videocassettes, DVDs or other media or is transmitted by cable, satellite or microwave transmission or through the Internet. In 1998, the Company broadened its focus to include the copy protection of other media, including multimedia computer software on CD-ROMs. The Company is headquartered in Sunnyvale, California and has subsidiaries in the United Kingdom and Japan.

    PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

        In August 1999, the Company issued one additional share for every share outstanding, thus effecting a 2 for 1 stock split. All share and per share information presented have been retroactively adjusted for the effect of such stock split.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

        The accompanying unaudited interim consolidated financial statements as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999, have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

    CASH, CASH EQUIVALENTS, AND INVESTMENTS

        The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks, money market funds and certain mutual funds. All other liquid investments with maturities over three months and less than 12 months are classified as short-term investments. Short-term investments consisted of auction rate preferred stock, government bonds and government agency securities. All marketable securities with maturities over one year are classified as long-term marketable investment securities.

        Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 1996, 1997 and 1998, all investment securities were designated as "available-for-sale." Available-for-sale securities are carried at fair value based on quoted market prices, with unrealized gains and losses, reported in comprehensive income, a separate component of stockholders' equity.

        Realized gains and losses and declines in value judged to be other-than-temporary for available-for-sale securities are included in the consolidated statements of income. The cost of securities sold is

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

        The following is a summary of available-for-sale securities (in thousands):

                                                DECEMBER 31,
                                             -------------------   SEPTEMBER 30,
                                               1997       1998          1999
                                             --------   --------   --------------
Cash equivalents--money market funds.......  $   622    $ 3,098       $ 6,127
                                             -------    -------       -------
Investments:
  Auction rate preferred stock
    certificates...........................    3,400         --            --
  Municipal preferred certificates.........       --      1,000         4,000
  United States government bonds and agency
    securities.............................    9,604     40,672        25,858
                                             -------    -------       -------
                                              13,004     41,672        29,858
                                             -------    -------       -------
                                             $13,626    $44,770       $35,985
                                             =======    =======       =======

        As of December 31, 1997 and 1998, government bond securities totaling $1.8 million and $18.8 million, respectively, are classified as long-term marketable investment securities in the accompanying consolidated balance sheet. As of September 30, 1999, government bond securities totaling $11.7 million are classified as long-term marketable investment securities.

        As of December 31, 1997 and 1998, the difference between the fair value and the amortized cost of available-for-sale securities was a gain of $4,000 and $148,000, respectively. As of September 30, 1999, the difference between the fair value and the amortized costs of available-for-sale securities was a loss of $66,000. These unrealized gains and losses, related to short-term and long-term government bonds, have been recorded as a component in comprehensive income. As of December 31, 1997 and 1998 and September 30, 1999, the weighted average portfolio duration and contractual maturity was approximately six months and ten months, respectively.

    INVENTORIES

        Inventories are stated at the lower of first-in, first-out cost basis or market.

    PROPERTY AND EQUIPMENT

        Property and equipment, including significant improvements, are recorded at cost. The Company computes depreciation for all property and equipment using the straight-line method. The estimated useful lives of assets range from three to five years. Amortization of equipment recorded under capital leases is computed over the shorter of the lease term or the estimated useful life of the equipment.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1)  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PATENTS

        Patent application costs of $868,000 and $1.4 million as of December 31, 1997 and 1998, respectively, are included in patents and other intangibles and, upon the granting of the related patent, are amortized using the straight-line method over the shorter of the estimated useful life of the patent or 10 years.

    IMPAIRMENT OF LONG-LIVED ASSETS

        The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    OTHER ASSETS

        The Company owns a minority interest in AudioSoft International SA ("AudioSoft") a developer of secure e-music delivery technology and copyright management royalty reporting systems, Command Audio, a developer of audio-on-demand technology, and Digimarc Corporation, a developer of proprietary digital watermarking technology, and accounts for such investments under the cost method. In February 1998, the Company acquired a minority interest in C-Dilla Ltd., a developer of copy protection and rights management technologies for CD-ROM and Internet-delivered software products. In June 1999, the Company acquired the remaining shares of C-Dilla Ltd. Other-than-temporary declines in the fair value of these investments are included in the consolidated statements of income. Such investments are included in other assets on the accompanying consolidated balance sheets. See Note 2 to Notes to Consolidated Financial Statements.

    REVENUE RECOGNITION

        Advanced license fees attributable to minimum copy quantities or shared revenues are deferred until earned. Revenue from the duplication of videocassettes and the replication of digital versatile discs ("DVDs") and CD-ROMs is earned based upon reported or estimated volume of each or, in the case of agreements with minimum guaranteed payments with no specified volume, on a straight-line basis over the life of the agreement. Retroactive rebate credits on certain agreements that contain pricing adjustments or return provisions are accrued based upon anticipated respective unit volumes. Nonrefundable technology licensing revenue, which applies principally to DVD and PC subassembly manufacturers, digital pay-per-view ("PPV"), cable and satellite system operators, and set-top box manufacturers, is recognized upon contract signing and performance of all significant obligations. Royalty revenues associated with technology licenses is recognized when earned based upon reported unit sales or transaction based fees. Revenues from the sales of encoders, decoders, and systems incorporating the Company's video copy protection and

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) scrambling technologies are recognized upon shipment provided that the Company has no significant additional performance obligations.

    COST OF REVENUES

        The Company has agreements with certain licensed duplicators and replicators utilized by customers of the Company's video copy protection technology. The Company has agreed to pay these duplicators and replicators a specified service fee per unit duplicated/replicated utilizing the Company's video copy protection technology to help offset the cost of operating the Company's copy protection equipment and reporting the volume of copy protected videocassettes. Such amounts are charged to cost of revenues when incurred. These service fees amounted to $596,000, $362,000 and $428,000, for 1996, 1997 and 1998, respectively.

        Cost of revenues includes outside legal costs of $30,000, $70,000 and $227,000 in 1996, 1997 and 1998, respectively, associated with litigation to enforce the Company's patents. Amortization of patents is also included in cost of revenues.

        Prior to June 1999, the Company had an exclusive worldwide Software Marketing License and Development Agreement with C-Dilla to market, in the consumer multimedia software market, C-Dilla's proprietary copy protection technology. Pursuant to the agreement, the Company made royalty payments to C-Dilla of between 30% to 45% of revenues from sales of software products incorporating C-Dilla's technology. These royalty amounts were charged to cost of revenues when incurred and were approximately $191,000 for 1998.

    INCOME TAXES

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

    FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

        The functional currency for the Company's foreign subsidiaries is the applicable local currency. The translation of foreign currency denominated financial statements into United States dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenues and expense accounts using a weighted average exchange rate for the respective periods. Adjustments resulting from such translation are included in comprehensive income, a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions included in the consolidated statements of income were not material in any of the periods presented.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME

        In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components of net income and "other comprehensive income" in a full set of general purpose financial statements. "Other comprehensive income" refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly in stockholders' equity. SFAS No. 130 is effective for annual and interim periods beginning after December 15, 1997 and for periods ended before that date when presented for comparative purposes. The primary components of other comprehensive income include unrealized gains and losses resulting from the translation of the Company's foreign subsidiaries which have a local functional currency and unrealized holding gains and losses related to the Company's short and long term marketable investments.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    BUSINESS AND CONCENTRATION OF CREDIT RISK

        The Company licenses its video copy protection, CD-ROM copy protection and video scrambling technologies and sells its video scrambling products to customers in the home videocassette, DVD, PPV, cable, satellite, corporate communication markets and multimedia software markets primarily in the United States, Europe and Asia. In 1998 and 1997, 45.1% and 38.6%, respectively of the Company's business was attributed to the licensing of its video copy protection technology through Motion Picture Association of America ("MPAA") movie studios. Accordingly, the ability of the Company to grow its operations has been dependent on MPAA movie studios continued success in the production and distribution of movies utilizing the Company's technology. The Company also licenses its digital PPV video copy protection technologies to satellite and cable television operators and to the equipment manufacturers that supply the satellite and cable television industries. The Company licenses its CD-ROM copy protection to publishers of software in the multimedia software markets. The Company's video scrambling technology is licensed to manufacturers of analog cable Pay TV set-top decoders in developing cable television markets. The Company sells encoders and decoders that incorporate other scrambling technologies to private analog satellite networks for business communications, education, and special interest entertainment. The Company also sells specialized video scrambling systems in the government, military, and law enforcement markets. In addition, 37.9%, 46.5% and 44.5% of the Company's sales in 1996, 1997 and 1998, respectively, were from export or foreign operations. The Company's business has been and may continue to be negatively impacted by foreign economic conditions such as the Southeast Asian and Latin American economic problems.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, marketable securities, trade accounts receivable and long-term investments. The Company places its cash and cash equivalents and marketable securities in deposits and money market funds with various high credit quality financial institutions. The carrying value of the Company's financial instruments approximates fair market value due to the relatively short maturities of those instruments. The Company's investments in AudioSoft, Digimarc and Command Audio are recorded at cost. Based on recent external financings of these companies, the Company believes that the Company's recorded value as of the dates presented approximates fair value. See Note 9(d) of Notes to Consolidated Financial Statements regarding recent events related to Digimarc.

        The Company performs ongoing credit evaluations of its customers. Revenues from three significant customers aggregated 37% for the year ended December 31, 1996. Revenue from one customer accounted for 11% of net revenue for the year ended December 31, 1997. Another customer accounted for 12% of net revenue for the year ended December 31, 1998. At December 31, 1997 and 1998 receivables from one customer represented 25% and 16%, respectively, of net accounts receivable.

    NET INCOME PER SHARE

        Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon exercise of stock options using the treasury stock method. In August 1999, the Company issued one additional share for every share outstanding, thus effecting a 2 for 1 stock split. All share and per share information presented has been retroactively adjusted for the effect of such stock split. The following is a reconciliation of the shares used in the computation of basic and diluted EPS:

                                                                DECEMBER 31,               SEPTEMBER 30,
                                                       ------------------------------   -------------------
                                                         1996       1997       1998       1998       1999
                                                       --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
Basic EPS--weighted average number of common shares
  outstanding........................................   7,574      12,952     16,008     15,501     18,002
Effect of dilutive common equivalent shares--stock
  options outstanding................................     986         968      1,098      1,063        962
                                                        -----      ------     ------     ------     ------
Diluted EPS--weighted average number of common shares
  and common equivalents shares outstanding..........   8,560      13,920     17,106     16,564     18,964
                                                        =====      ======     ======     ======     ======

    STOCK BASED COMPENSATION

        The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds only one derivative instrument, the Company expects that the adoption of SFAS No. 133 will have no material impact on its financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 during the year ending December 31, 2001.

        In December 1998, the AICPA issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP No. 97-2. The Company will be required to implement SOP No. 98-9 for the year ending December 31, 2000. SOP No. 98-9 also extends the deferral of the application of SOP No. 97-2 to certain other multiple-element software arrangements through the Company's year ending December 31, 1999. The Company does not expect the adoption of SOP No. 98-9 to have a material impact on its financial position, results of operations or cash flows.

(2)  FINANCIAL STATEMENT DETAILS

    INVENTORIES

        Inventories consisted of the following (in thousands):

                                                     DECEMBER 31,
                                                ----------------------   SEPTEMBER 30,
                                                  1997          1998          1999
                                                --------      --------   --------------
Raw materials.................................    $203          $138          $ 63
Work in progress..............................      --            --            41
Finished goods................................     230           187           107
                                                  ----          ----          ----
                                                  $433          $325          $211
                                                  ====          ====          ====

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(2)  FINANCIAL STATEMENT DETAILS (CONTINUED)
    PROPERTY AND EQUIPMENT, NET

        Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Machinery and equipment.....................................   $3,263     $2,968
Leasehold improvements......................................      950        950
Furniture and fixtures......................................      438        444
                                                               ------     ------
                                                                4,651      4,362
Less accumulated depreciation and amortization..............    2,929      3,065
                                                               ------     ------
                                                               $1,722     $1,297
                                                               ======     ======

        Equipment recorded under capital leases aggregated $518,000 with related accumulated amortization of $233,000 and $337,000 as of December 31, 1997 and 1998, respectively.

    OTHER ASSETS

        See Note 7 of Notes to Consolidated Financial Statements for a description of the Company's investment in C-Dilla Ltd.

        During 1997, the Company invested an additional $2.0 million in Command Audio as part of various external rounds of third-party financing by Command Audio thus maintaining its 19.8% ownership. In 1998, the Company invested $500,000 in Command Audio in connection with a round of external third-party financing obtained by Command Audio. This investment by the Company was less than the 19.8% of the total investment financing made and thus reduced the Company's previous 19.8% ownership of Command Audio to 11.9%. Subsequently, Command Audio paid in full the note due the Company including accrued interest. See Note 9 of Notes to Consolidated Financial Statements for additional subsequent events regarding Command Audio.

        In December 1997, the Company invested $1.5 million in Digimarc in exchange for shares of Digimarc's preferred stock. In June 1999, the Company invested an additional $2.0 million in Digimarc in connection with a third-party financing obtained by Digimarc and as of September 30, 1999, the Company's ownership in Digimarc was approximately 11.5%. Digimarc is a company that was founded in 1995 and headquartered in Portland, Oregon. Its products include proprietary digital watermarking technology used in information embedding, enabling image identification, copyright protection and facilitating electronic commerce. See Note 9 of Notes to Consolidated Financial Statements for additional subsequent events regarding Digimarc.

        In August 1999, (unaudited) the Company acquired a 7.3% ownership interest in AudioSoft, a developer of secure e-music delivery technology and copyright management royalty reporting systems. The Company does not have the ability to exert significant influence over AudioSoft. The Company has

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(2)  FINANCIAL STATEMENT DETAILS (CONTINUED)
committed to invest an additional $750,000 should Audiosoft attain certain commercial milestones by March 31, 2000. In addition, the Company entered into a consulting agreement with AudioSoft to provide technical, business and strategic consulting to AudioSoft over a term of one year. The Company will receive a fixed fee of $500,000 from AudioSoft payable in four equal installments ending May 1, 2000, and recognized the associated revenue based on consulting hours provided to AudioSoft.

        The Company intends to hold its investments for the long term and monitors the recoverability of these investments based on management's estimates of the net realizable value based on the achievements of milestones in business plans and third-party financings. The carrying amounts of such investments are as follows (in thousands):

                                                  DECEMBER 31,
                                               -------------------   SEPTEMBER 30,
                                                 1997       1998          1999
                                               --------   --------   --------------
Investment in Command Audio..................   $2,337     $2,837        $2,837
Investment in Digimarc.......................    1,500      1,500         3,500
Investment in C-Dilla Ltd....................       --      3,553            --
Investment in AudioSoft......................       --         --           750
Prepayment of royalties to C-Dilla Ltd.......       --        872            --
Long-term deferred tax assets................       --         --         2,794
Deposits and other assets....................      163        148           100
                                                ------     ------        ------
                                                $4,000     $8,910        $9,981
                                                ======     ======        ======

    ACCRUED EXPENSES

        Accrued expenses consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Accrued compensation........................................   $1,142     $1,810
Accrued professional fees...................................      409        308
Accrued rebates.............................................       30         --
Other accrued liabilities...................................      609        573
                                                               ------     ------
                                                               $2,190     $2,691
                                                               ======     ======

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(2)  FINANCIAL STATEMENT DETAILS (CONTINUED)
    INTEREST AND OTHER INCOME (EXPENSE), NET

        Interest and other income (expense), net, consisted of the following (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Interest income........................................   $  67       $513      $1,062
Interest expense.......................................    (284)       (12)        (11)
Other..................................................     (43)       (23)         51
                                                          -----       ----      ------
                                                          $(260)      $478      $1,102
                                                          =====       ====      ======

    VALUATION AND QUALIFYING ACCOUNTS

                                  BALANCE AT    CHARGED TO
                                 BEGINNING OF   COSTS AND                  BALANCE AT
                                    PERIOD       EXPENSES    DEDUCTIONS   END OF PERIOD
                                 ------------   ----------   ----------   -------------
                                                     (IN THOUSANDS)
Allowance for doubtful
  accounts:
  1996.........................      $280          112          125           $267
  1997.........................      $267          553          136           $684
  1998.........................      $684          193           40           $838

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(2)  FINANCIAL STATEMENT DETAILS (CONTINUED)
    SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental cash flow information related to noncash investing and financing activities is as follows (in thousands):

                                                                         NINE MONTHS
                                                 YEAR ENDED                 ENDED
                                                DECEMBER 31,            SEPTEMBER 30,
                                       ------------------------------   --------------
                                         1996       1997       1998          1999
                                       --------   --------   --------   --------------
Acquisition of equipment under
  capital lease......................   $  518         --         --            --
                                        ======     ======     ======        ======
Issuance of common stock in exchange
  for stockholder notes receivable...   $  157         --         --            --
                                        ======     ======     ======        ======
Conversion of convertible note into
  preferred stock....................   $3,038         --         --            --
                                        ======     ======     ======        ======
Deferred stock compensation related
  to stock option grants.............   $  231         --         --            --
                                        ======     ======     ======        ======
Issuance of common stock in
  connection with recapitalization...   $  875         --         --            --
                                        ======     ======     ======        ======
Pro rata stock dividend distribution
  in connection with spin-off........   $1,253         --         --            --
                                        ======     ======     ======        ======
Deferred stock compensation related
  to spin-off........................   $  189         --         --            --
                                        ======     ======     ======        ======
Conversion of preferred stock into
  common stock.......................       --     $7,433         --            --
                                        ======     ======     ======        ======
Stock issued for C-Dilla Ltd.........       --         --         --        $5,073
                                        ======     ======     ======        ======

(3)  DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES

    DISCONTINUED OPERATIONS

        In October 1995, Command Audio was incorporated as a wholly-owned subsidiary of the Company to commercialize a distinctly new audio-on-demand technology. On June 28, 1996, the Board of Directors approved the discontinuation of the Company's involvement in Command Audio. Whose operations, technology, and employee base were discrete and separate from those of the Company. From its inception until separation, Command Audio generated no revenues and concentrated exclusively on research and development activities. In conjunction with this decision, the Company entered into a Recapitalization and Stock Purchase Agreement whereby the Company invested an additional
$1.0 million

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(3) DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED) in Command Audio, provided 194,444 shares of the Company's common stock to Command Audio pursuant to a Restricted Stock Acquisition Agreement, and surrendered the Company's 500,000 shares of Command Audio's Series A preferred stock in exchange for 604,000 shares of Command Audio common stock and 396,000 shares of Command Audio Series B preferred stock. Additionally, the Company assigned to Command Audio all rights in certain technology and released its reversion rights in technology that the Company had previously assigned to Command Audio. In consideration of such assignment and release, Command Audio agreed to pay to the Company royalties equal to 2% of Command Audio's gross revenues for 12 years, beginning when Command Audio has operating revenues from certain sources or, at the election of the Company, at any time prior thereto. No amounts have been paid to the Company under this arrangement.

        In August 1996, the Company distributed a portion of the 1,604,000 shares of Command Audio common stock to the Company's stockholders on a pro rata basis as a dividend and the remainder of the Command Audio common stock to the Company's employees as a stock bonus while retaining the 396,000 shares of Command Audio Series B preferred stock, representing a 19.8% interest in Command Audio. The Command Audio common stock that was distributed to the Company's employees resulted in the recognition of $189,000 of deferred compensation expense. This amount was amortized over the 17 month vesting period.

        Information relating to discontinued operations for the year ended December 31, 1996, is as follows (in thousands):

                                                                1996
                                                              --------
Costs and expenses..........................................  $(1,081)
                                                              -------
  Operating loss............................................   (1,081)
Other income, net...........................................        5
                                                              -------
  Loss before income taxes..................................   (1,076)
Income tax benefit, net.....................................      249
                                                              -------
  Loss from discontinued operations.........................  $  (827)
                                                              =======

        Command Audio maintained its own set of accounts and identified expenses directly attributable to Command Audio's operations. Where the Company provided services to Command Audio and the specific identification of the related expenses was not practicable, the expenses were recorded based upon an allocation of such items. This allocation was based upon the proportional benefit received by Command Audio and, in management's opinion, represents a fair and reasonable estimate of expenses incurred by Command Audio. Amounts receivable from Command Audio related to such services are included in the accompanying consolidated balance sheets as of December 31, 1997, as receivable from a related party.

        The Company has recorded its investment in Command Audio based upon its historical cost adjusted for losses incurred by Command Audio. The Company intends to hold this investment for the long-term and monitors the recoverability of this investment based on management's estimates of the fair

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(3) DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED) value of Command Audio based on the achievements of milestones specified in Command Audio's business plan. In the future, the Company expects to evaluate the recoverability of this investment based on successive rounds of third-party financing obtained by Command Audio. The investment is classified in other assets in the accompanying consolidated balance sheet as of December 31, 1997 and 1998. The Company is not obligated by contract to provide future funding to Command Audio and does not have the ability to exert significant influence over the financial and operating policies of Command Audio. The Company accounts for this investment by the cost method.

    TRANSACTIONS WITH RELATED PARTIES

        The Company and JVC are parties to a Technology Application Agreement dated November 29, 1988 (the "Application Agreement"), a Duplicator Agreement dated June 1, 1988 (the "Duplicator Agreement") and an Agreement dated July 15, 1994 (the "Video Agreement"). Pursuant to the Application Agreement, JVC has applied the Company's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by JVC. Pursuant to the Duplicator Agreement, JVC has applied the Company's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by certain of the Company's licensees. Pursuant to the Video Agreement, JVC developed a prototype of equipment to apply a copy protection process to prerecorded videocassettes, and granted the Company exclusive rights to purchase such equipment from JVC for resale and to sublicense the copy protection technology for use with the equipment. For the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 the Company recorded revenue from JVC of approximately $78,000, $234,000, $211,000, $170,000 and $308,000,
respectively, and recorded expenses payable to JVC of approximately $12,000, $22,000, $36,000, $16,000 and $21,000, respectively under these agreements.

        In January 1997, the Company and JVC entered into a Copy Protection Technology Agreement in which the Company has agreed to continue to license its copy protection technologies to third parties in the event of the acquisition of the Company by a party other than JVC. Further, the Company has granted to JVC the right to sublicense the Company's copy protection technologies with 95% of the royalties from such sublicenses payable to the Company or successor in the event that the Company fails to make its copy protection technologies generally available for licensing to third parties following an acquisition of the Company.

        During 1997, the Company entered into several agreements with JVC or its wholly-owned subsidiaries including a Copy Protection Technology License Agreement, a Digital Versatile Disc Player/ Digital Video Cassette Recorder License Agreement for Anticopy Technology, and a Replicator Agreement. The terms and conditions of these agreements are not more favorable to JVC or its subsidiaries than the terms offered to other unrelated parties. The Company recorded revenues from JVC of approximately $59,000, $6,000, $6,000 and $2,000 during the year ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

        In 1998, the Company entered into a Copy Protection Technology Application and Duplicator Agreement with JVC and a third party duplicator by which JVC agrees to pay all fees to the Company on

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(3) DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED) behalf of the duplicator. The terms and conditions of such agreements are not more favorable to JVC or its subsidiaries than the terms offered to other unrelated parties. The Company has recorded no revenue in 1998 and $5,000 in the nine months ended September 30, 1999 under this contract.

        In 1998, the Company's subsidiary, C-Dilla Ltd., and JVC Disc America, a JVC subsidiary, entered into an Authorised Safedisc Mastering and Replication Service Agreement. The terms and conditions of such agreement are not more favorable to JVC or its subsidiaries than the terms offered to other unrelated parties. No revenues are generated from this agreement and the Company pays JVC Disc America an insignificant service fee per unit mastered or replicated.

        In 1996 and 1997, the Company entered into agreements with Matsushita, which owns approximately 52% of JVC, including a Copy Protection Technology License Agreement, a Digital Versatile Disc Player/Digital Video Cassette Recorder License Agreement for Anticopy Technology and a Component Supplier Non-Assertion and Technical Services Agreement. The terms and conditions of these agreements are not more favorable to Matsushita or its subsidiaries than the terms offered to other unrelated parties. The Company recorded revenues from Matsushita of approximately $56,000, $111,000, $148,000, $152,000 and $149,000
during the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

        In 1998, the Company entered into agreements with Matsushita including an Authoring and Replicator Agreement and a DVD Copy Protection Technology Application Agreement. The terms and conditions of such agreements are not more favorable to Matsushita or its subsidiaries than the terms offered to other unrelated parties. The Company has recorded no revenue and paid no service fees pursuant to these contracts.

        In February, 1998, the Company entered into a Software Marketing License and Development Agreement with C-Dilla Ltd. under which it has obtained, for an initial five-year term, the world-wide exclusive license to market, in the consumer multimedia software market, C-Dilla Ltd.'s proprietary copy protection technology. In February, 1998, C-Dilla Ltd. also agreed to reimburse the Company for specific marketing related expenses up to $500,000. As of December 31, 1998 the Company had received the full amount reimbursable, under the co-marketing agreement with C-Dilla Ltd.

(4)  STOCKHOLDERS' EQUITY

    SERIES A CONVERTIBLE PREFERRED STOCK

        The Company's Certificate of Incorporation provides for the issuance of up to 5,000,000 shares of preferred stock, of which 1,376,432 shares were designated as Series A. In June 1991, the Company issued to Pacific Media, a wholly-owned indirect subsidiary of JVC (the "Purchaser") 1,666,666 (after consideration of 2 for 1 stock split) shares of Series A convertible preferred stock for gross proceeds of $4.5 million. The shares were converted into the Company's common stock on a one-for-one basis in connection with its initial public offering. Each share of Series A convertible preferred stock entitled its holder to one vote for each share of common stock into which such shares could be converted, not to exceed voting rights equivalent to 49% of the outstanding voting stock. Cumulative dividends at the rate of

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(4)  STOCKHOLDERS' EQUITY (CONTINUED)
$.27 per share per year were payable quarterly to the holder of the Series A convertible preferred stock. The holder of the Series A convertible preferred stock is entitled to $2.70 per share in the event of any liquidation, dissolution, or winding up of the Company, plus an amount equal to all declared but unpaid dividends, prior and in preference to any distribution to the holders of common stock.

        In conjunction with the issuance of the Series A convertible preferred stock and the convertible note, the Company agreed to grant certain rights to the Purchaser, which included a first right to purchase a pro rata share of any equity offering of the Company excluding shares issued for (a) an initial public offering or (b) an acquisition of another corporation, if such exclusions will not reduce the purchaser's pro rata ownership share of the Company below 25%,
(c) stock dividend or splits, and (d) stock compensation plans. Further, the purchaser has entered into an agreement with the holders of common stock and optionees of the Company as of June 12, 1991, giving the purchaser the right to acquire all of their shares of common stock and options at a predetermined price upon notice from the Company that it has filed a registration statement in connection with an initial public offering. In January 1997, the Company and Pacific Media entered into a Waiver Agreement, pursuant to which Pacific Media waived its right to purchase shares of the Company's common stock from stockholders and optionholders triggered by the filing of the registration statement in connection with the initial public offering and any pre-effective amendments thereto filed prior to April 1, 1997. Upon the completion of the initial public offering, all rights of Pacific Media to purchase common stock of the Company from such persons expired.

    RESTRICTED STOCK

        On June 7, 1996, the Company issued 116,666 shares of common stock at a price of $1.35 per share pursuant to a restricted stock purchase agreement to an officer of the Company in exchange for a full recourse promissory note secured by the shares in the principal amount of $157,000. Interest accrued at the rate of 6.58% per annum. Principal and accrued interest, if any, were due and payable on June 7, 2001. The Company had the right to repurchase the stock at the original sales price upon the termination of the purchaser's employment with the Company. The repurchase right lapsed at a rate of 1/6 after June 7, 1997, 1/3 after June 7, 1998, and 1/2 after June 7, 1999. As of December 31, 1998, there were 58,334 shares subject to the repurchase right and the remaining principal of the note was $78,000. As of September 30, 1999, (unaudited) there were no shares subject to the repurchase right and the note had been paid in full.

    STOCK OPTION AND PURCHASE PLANS

        In December 1996, the Company adopted the 1996 Equity Incentive Plan (the "Equity Incentive Plan"), which serves as the successor to the Company's 1988 Stock Option Plan (the "1988 Plan"). Options granted under the 1988 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1988 Plan. Nonstatutory stock options and incentive stock options granted under the 1988 Plan were exercisable at prices not less than 85% and 100%, respectively, of the fair value of the Company's common stock on the date of grant, as determined by the Company's Board of Directors. The options were generally exercisable over a 3-year vesting period and expire 7 to 10 years from date of grant.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(4)  STOCKHOLDERS' EQUITY (CONTINUED)
        Pursuant to the Equity Incentive Plan, the Company's Board of Directors has reserved 2,544,444 shares of common stock for issuance. In May 1998, an additional 800,000 shares were reserved by approval of the Board of Directors and stockholders. The Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, and restricted stock awards by the Company to employees, officers, directors, consultants, independent contractors, and advisers of the Company. During 1998, no stock options were granted to consultants, independent contractors or advisers of the Company. The Equity Incentive Plan permits the grant of either incentive or nonqualified stock options at the then current market price. Options granted under the Equity Incentive Plan will have a maximum term of ten years and generally vest over three years at the rate of 1/6, 1/3 and 1/2, respectively.

        In December 1996, the Company's Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 280,000 shares of common stock for issuance thereunder. The Purchase Plan was effective upon the Company's initial public offering. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of between 1% and 20% of the employee's compensation, at a price equal to 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. The Company's stockholders approved the Purchase Plan in February 1997. In 1997 and 1998, the Company issued 23,292 and 74,078 shares, respectively, pursuant to the Purchase Plan.

        In December 1996, the Company's Board of Directors adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved 120,000 shares of common stock for issuance thereunder. The Directors Plan provides for the initial grant of a nonqualified option to purchase 10,000 shares of common stock on the date the eligible director first becomes a director and the additional grant of a nonqualified option to purchase 6,000 shares of Common Stock annually thereafter. Options will vest at the rate of 2.08% per month so long as the director continues to serve on the Board on such dates. The Company's stockholders approved the Directors Plan in February 1997. On April 23, 1999, (unaudited) the Board of Directors approved the following changes to the "Macrovision Corporation 1996 Directors Stock Option Plan" and outside directors' compensation.

        1. The initial option grant to new outside directors will increase from 10,000 to 20,000 shares.

        2. The option granted on each outside director's anniversary date after the initial option grant will increase from 6,000 to 15,000 shares.

        3. The vesting for all such options will be monthly over a 3 year period (reduced from 4 years).

        4. Each outside director will be paid in addition to meeting fees, a retainer of $10,000 in stock or at the director's option, in equal amounts of cash and stock, on an annual basis.

During 1997 and 1998, the Company granted outside directors options to purchase 30,000 and 18,000 shares, respectively, of common stock.

        The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for its plans because the exercise price of each option equaled or

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(4)  STOCKHOLDERS' EQUITY (CONTINUED)
exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for options and restricted stock granted in May and June 1996. With respect to the options and restricted stock granted in May and June 1996, the Company has recorded deferred stock compensation of $231,000 for the difference at the grant date between the exercise price and the fair value, as determined by an independent valuation, of the restricted stock and the common stock underlying the options. This amount is being amortized on a straight-line basis over the vesting period of the individual options and restricted stock, generally three years.

        If compensation cost for the Company's stock-based compensation plans had been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net income and net income per share as reported would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Net income applicable to common
  stock...........................  As reported           $  421     $3,665     $6,342
                                    Adjusted pro forma       344      3,388      5,091

Basic net income per share........  As reported              .05        .28        .40
                                    Adjusted pro forma       .04        .26        .32

Diluted net income per share......  As reported              .05        .26        .37
                                    Adjusted pro forma       .04        .24        .30

        The provisions of SFAS No. 123 are effective for options granted beginning January 1, 1996. Options vest over several years and new options are generally granted each year. Because of these factors, the pro forma effect shown above may not be representative of the pro forma effect of SFAS No. 123 in future years.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(4)  STOCKHOLDERS' EQUITY (CONTINUED)

        The fair value of each option is estimated on the date of grant using the Black-Scholes method in 1997 and 1998, and the minimum value method in 1996 with the following weighted average assumptions for options and the Purchase
Plan:

                                                    YEAR ENDED DECEMBER 31,
                                              -----------------------------------
                                                1996         1997         1998
                                              ---------   ----------   ----------
OPTION PLANS:
Dividends...................................    None         None         None
Expected term...............................  4.0 years   4.56 years   4.34 years
Risk free interest rate.....................    5.82%       6.07%        6.45%
Volatility rate.............................    None        64.7%        66.8%

PURCHASE PLAN:
Dividends...................................     N/A         None         None
Expected term...............................     N/A      1.25 years   1.24 years
Risk free interest rate.....................     N/A        5.42%        5.47%
Volatility rate.............................     N/A        62.4%        62.6%

        Activity under the Company's option plans is as follows:

                                                  NUMBER     WEIGHTED AVERAGE
                                                 OF SHARES    EXERCISE PRICE
                                                 ---------   ----------------
Outstanding as of December 31, 1995............  1,415,778        $ 1.33
Granted........................................    284,100          2.13
Canceled.......................................   (166,222)         1.35
Exercised......................................   (132,526)         1.29
                                                 ---------
Outstanding as of December 31, 1996............  1,401,130          1.50
Granted........................................    252,308          5.91
Canceled.......................................    (34,068)         2.09
Exercised......................................   (222,684)         1.30
                                                 ---------
Outstanding as of December 31, 1997............  1,396,686          2.31
Granted........................................    412,790          8.56
Canceled.......................................    (25,544)         6.48
Exercised......................................   (370,672)         1.52
                                                 ---------
Outstanding as of December 31, 1998............  1,413,260          4.27
Granted (unaudited)............................  1,257,576         23.69
Canceled (unaudited)...........................   (474,154)        22.50
Exercised (unaudited)..........................   (459,748)         2.11
                                                 ---------
Outstanding as of September 30, 1999
  (unaudited)..................................  1,736,934        $13.92
                                                 =========

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(4)  STOCKHOLDERS' EQUITY (CONTINUED)

                                                            DECEMBER 31,
                                                   ------------------------------
                                                     1996       1997       1998
                                                   --------   --------   --------
Options exercisable at end of year...............  730,516    758,084    697,458
Weighted average fair value of options granted
  during the period..............................  $   .44    $  3.44    $  5.00

        The following table summarizes information about stock options outstanding as of December 31, 1998:

                                     OUTSTANDING                              EXERCISABLE
                   -----------------------------------------------   ------------------------------
                               WEIGHTED AVERAGE
    RANGE OF        NUMBER        REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES    OF SHARES   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
----------------   ---------   ----------------   ----------------   -----------   ----------------
 $ 1.35 -  1.35      709,234      5.93 years           $ 1.35          628,972          $ 1.35
 $ 3.60 -  7.50      628,226      8.77                   6.53           66,114            5.17
 $10.00 - 13.88       75,800      9.68                  12.94            2,372           10.68
                   ---------                                           -------
                   1,413,260      7.39                   4.27          697,458            1.75
                   =========                                           =======

(5)  INCOME TAXES

        Income taxes consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                      ------------------------------
                                                        1996       1997       1998
                                                      --------   --------   --------
Current:
  Federal...........................................   $1,146     $2,031     $2,119
  Foreign...........................................       71        383        354
  State.............................................      208        544        873
                                                       ------     ------     ------
    Total current...................................    1,425      2,958      3,346
                                                       ------     ------     ------
Deferred:
  Federal...........................................     (305)      (554)       (34)
  State.............................................     (146)      (129)        --
                                                       ------     ------     ------
    Total deferred..................................     (451)      (683)       (34)
                                                       ------     ------     ------
Charges in lieu of income taxes associated with the
  exercise of stock options.........................       --        138        617
                                                       ------     ------     ------
                                                       $  974     $2,413     $3,929
                                                       ======     ======     ======

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(5)  INCOME TAXES (CONTINUED)
        The Company's effective tax rate differs from the statutory federal tax rate as follows (in thousands):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                        ------------------------------
                                                          1996       1997       1998
                                                        --------   --------   --------
Computed expected tax expense.........................    $674      $2,120     $3,492
State tax expenses, net of federal benefit............      98         274        576
Tax credits...........................................     (45)        (87)      (304)
Foreign taxes.........................................      15          47        192
Exempt interest.......................................     (13)       (144)      (320)
Write-off of discontinued operations deferred tax
  asset...............................................     203          --         --
Other.................................................      42         203        293
                                                          ----      ------     ------
                                                          $974      $2,413     $3,929
                                                          ====      ======     ======

        Total tax expense (benefit) has been allocated as follows (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                      ------------------------------
                                                        1996       1997       1998
                                                      --------   --------   --------
Continuing operations...............................   $1,223     $2,413     $3,929
Discontinued operations.............................     (249)        --         --
                                                       ------     ------     ------
                                                       $  974     $2,413     $3,929
                                                       ======     ======     ======

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(5)  INCOME TAXES (CONTINUED)
        The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Accrued liabilities and reserves..........................   $  673     $  826
  Allowance for doubtful accounts...........................      272        341
  Depreciation and amortization.............................      707        483
  Deferred revenue..........................................      382        502
                                                               ------     ------
    Total gross deferred tax assets.........................    2,034      2,152
Deferred tax liabilities:
  Patents...................................................      782        866
                                                               ------     ------
    Net deferred tax assets.................................   $1,252     $1,286
                                                               ======     ======

        Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

(6)  COMMITMENTS

    LEASES

        The Company leases its facilities and certain equipment pursuant to noncancelable operating lease agreements. Additionally, the Company leases certain equipment pursuant to a capital lease agreement.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(6)  COMMITMENTS (CONTINUED)
        Future minimum lease payments pursuant to these leases as of December 31, 1998, were as follows (in thousands):

                                                          CAPITAL    OPERATING
                                                           LEASE      LEASES
                                                          --------   ---------
1999....................................................    $116      $  507
2000....................................................      78         505
2001....................................................      --         519
2002....................................................      --         307
2003 and thereafter.....................................      --         154
                                                            ----      ------
Total...................................................    $194      $1,992
                                                            ====      ======

Less amounts representing interest......................       6
                                                            ----
Present value of minimum capital lease payments.........     188
Less current portion of capital lease liability.........     112
                                                            ----
Capital lease liability, net of current portion.........    $ 76
                                                            ====

        Rent expense was $441,000, $469,000, and $501,000 as of December 31, 1996, 1997 and 1998, respectively.

    EMPLOYEE BENEFIT PLAN

        The Company has a 401(k) plan that allows eligible employees to contribute up to 20% of their compensation, which contribution was limited to $10,000 in 1998. Employee contributions and earnings thereon vest immediately. The Company is not required to contribute to the 401(k) plan and had made no voluntary contributions. The Company made matching contributions to the 401(k) plan equal to 20% of each participating employee's contribution, up to a maximum annual matching contribution of $1,900, $1,900 and $2,000 in 1996, 1997 and 1998, respectively. Matching contributions aggregated $60,000, $54,000 and $60,000 for the year ended December 31, 1996, 1997 and 1998, respectively, and are fully vested after three years of service.

    STRATEGIC INVESTMENTS (UNAUDITED)

        As discussed in Note 2 to Consolidated Financial Statements, the Company is committed to invest an additional $750,000 in AudioSoft in the event AudioSoft attains certain commercial milestones by March 31, 2000.

(7)  ACQUISITION (UNAUDITED)

        In June 1999, the Company acquired the remaining shares of C-Dilla Ltd., developers of copy protection and rights management technologies for CD-ROM and Internet-delivered software products. The Company paid approximately $12.8 million in cash and acquisition costs and 218,398 shares of the

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(7)  ACQUISITION (UNAUDITED) (CONTINUED)
Company's stock valued at $5.1 million. The transaction has been accounted for under the purchase method. The excess purchase price over the net tangible assets acquired was $20.7 million of which, based on management's estimates prepared in conjunction with a third party valuation consultant was allocated as follows (in thousands):

In-process research and development.........................     $ 4,286
Developed technology........................................       3,824
Core technology.............................................       7,844
Acquired workforce..........................................         497
Covenant not to compete.....................................       1,788
Goodwill....................................................       2,450
                                                                 -------
                                                                 $20,689
                                                                 =======

        In connection with the purchase of C-Dilla Ltd., the Company allocated $4.3 million of the $21.4 million total purchase price to in-process research and development projects. This preliminary allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of the acquisition, this amount was expensed as a non-recurring charge as the in-process technology had not yet reached technological feasibility and had no alternative future uses. C-Dilla Ltd. had five major copy protection projects in progress at the time of acquisition. These projects include a product which is being designed to protect DVD-ROMs from unauthorized replication or copying, three products that are being designed to prohibit the unauthorized copying of audio products and a product which is being designed to allow DVD manufacturers to track where any DVD has been manufactured and trace illegal copies. As of the acquisition date, costs to complete the development of the projects acquired were expected to be approximately $1.4 million. The Company currently expect to complete the development of these projects at various dates through fiscal 2001.

        The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities necessary to establish that the product will meet its design requirements including functions, features and technical performance requirements. Though the Company currently expects that the acquired in process technology will be successfully developed, there can be no assurance that commercial or technical viability of these products will be achieved. Furthermore, future developments in the computer software industry, changes in the delivery of audio products, changes in other product offerings or other developments may cause us to alter or abandon these plans.

        The value assigned to purchased in-process technology was determined by estimating the completion percentage of research and development efforts at the acquisition date, forecasting risk adjusted revenues considering completion percentage, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present values. The completion percentages were estimated based on cost incurred to date, importance of completed development tasks and elapsed portion of the total project time. A net revenue projection of $52.5 million beginning in the year 2000 through the year 2007 was used to value the in-process research and development. This projection is based on sales forecasts and

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(7)  ACQUISITION (UNAUDITED) (CONTINUED)
adjusted to consider only the revenue related to achievements completed at the acquisition date. Net cash flow estimates include cost of goods sold, sales and marketing and general and administrative expenses and taxes forecasted based on historical operating characteristics. The estimated total costs are equal to approximately 78% of the projected revenue. In addition, net cash flow estimates were adjusted to allow for fair return on working capital and fixed assets, charges for technology leverage and return on other intangibles. Appropriate risk adjusted discount rates ranging from 20% to 30% were used to discount the net cash flows back to their present values.

        The remaining excess purchase price was allocated to existing products and technologies, retention of workforce and noncompete agreements. The Company used the income approach to determine the value allocated to existing products and technologies and noncompete agreements and used the replacement cost approach to determine the value allocated to workforce. The residual excess purchase price was allocated to goodwill.

        The Company will amortize such intangibles on a straight line basis over three to seven years based on expected useful lives of existing products and technologies, retention of workforce, noncompete agreements and goodwill. If the identified projects are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects and the value of the acquired intangible assets may also become impaired.

        The results of C-Dilla Ltd. and the estimated fair value of assets acquired and liabilities assumed are included in the Company's financial statements from the date of acquisition. In connection with the C-Dilla Ltd. acquisition, the purchase price has been allocated to the assets and liabilities assumed based upon fair values on the date of acquisition, as follows (in thousands):

Current assets..............................................     $   675
Property and equipment, net.................................         521
In process research and development.........................       4,286
Deferred tax asset..........................................       1,440
Intangibles associated with C-Dilla Ltd acquisition.........      16,403
Current liabilities.........................................      (1,888)
                                                                 -------
                                                                 $21,437
                                                                 =======

        The following summary, prepared on an unaudited pro forma basis, reflects the condensed consolidated results of operations for the year ended December 31, 1998 and nine months ended

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(7)  ACQUISITION (UNAUDITED) (CONTINUED)
September 30, 1999 assuming C-Dilla Ltd. had been acquired as of the beginning of the periods presented (in thousands, except per share data):

                                                               YEAR ENDED     NINE MONTHS ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,
                                                              -------------   -----------------
                                                                  1998              1999
                                                                  ----              ----
Net revenues................................................     $25,728           $25,253
Net income attributed to common stockholders................     $   138           $ 4,843
Basic net income per share..................................     $   .01           $   .27
Shares used in pro forma per share computation..............      16,226            18,002

        The pro forma results are not neccessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect the synergies that might be achieved from combined operations.

(8)  SEGMENT AND GEOGRAPHIC INFORMATION

        The Company operates in three industry segments as follows: Video Copy Protection, Computer Software/CD-ROM Copy Protection and Video Scrambling. The Company licenses its technologies to customers in the videocassette, DVD, digital pay-per-view markets and multimedia software markets. The Company also licenses products utilizing the Company's video scrambling technology. The Computer Software/CD-ROM Copy Protection licenses copy protection technology in the multimedia software market.

        The Company identifies segments based principally upon the type of products sold. The accounting policies of these reportable segments are the same as those described in the consolidated entity. The Company evaluates the performance of its segments based on revenue and segment income. In addition, as the Company's assets are primarily located in its corporate office in the United States and not allocated to any specific segment, the Company does not produce reports for or measure the performance of its segments based on any asset-based metrics. Therefore, segment information is presented only for revenue and segment income.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(8)  SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)
        The following segment reporting information of the Company is provided (dollars in thousands):

NET REVENUES:

                                   YEAR ENDED DECEMBER 31,
                                ------------------------------   NINE MONTHS ENDED
                                  1996       1997       1998     SEPTEMBER 30, 1999
                                --------   --------   --------   ------------------
Video Copy Protection.........  $14,953    $17,412    $22,626         $22,012
Computer Software/CD-ROM Copy
  Protection..................       --         --        344           2,121
Video Scrambling..............    2,068      2,739      1,464             378
Other.........................       59        189         --              72
                                -------    -------    -------         -------
Total.........................  $17,080    $20,340    $24,434         $24,583
                                =======    =======    =======         =======

OPERATING INCOME:

                                   YEAR ENDED DECEMBER 31,
                                ------------------------------   NINE MONTHS ENDED
                                  1996       1997       1998     SEPTEMBER 30, 1999
                                --------   --------   --------   ------------------
Video Copy Protection.........  $10,704    $12,509    $17,115         $17,197
Computer Software/CD-ROM Copy
  Protection..................       --         --       (126)           (319)
Video Scrambling..............     (605)       309       (504)           (680)
Other.........................     (688)      (665)      (117)             53
                                -------    -------    -------         -------
  Segment income..............    9,411     12,153     16,368          16,251
Research and development......    2,527      2,248      2,578           2,906
General and administrative....    3,566      4,149      4,621           3,982
Amortization of intangibles
  from acquisition............       --         --         --             791
In process research and
  development.................       --         --         --           4,286
                                -------    -------    -------         -------
  Operating income from
    continuing operations.....    3,318      5,756      9,169           4,286
Interest and other income
  (expense), net..............     (260)       478      1,102           1,198
                                -------    -------    -------         -------
  Income from continuing
    operations before taxes...  $ 3,058    $ 6,234    $10,271         $ 5,484
                                =======    =======    =======         =======

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(8)  SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)
DEPRECIATION AND AMORTIZATION:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1996       1997       1998
                                                   --------   --------   --------
Video Copy Protection............................  $   352    $   451    $   311
Computer Software/CD-ROM Copy Protection.........       --         --         13
Video Scrambling.................................      205        281        221
Other............................................       60         73         --
Research and development.........................      183        169        206
General and administrative.......................      202        182        180
                                                   -------    -------    -------
Total............................................  $ 1,002    $ 1,156    $   931
                                                   =======    =======    =======

INFORMATION ON REVENUES BY SIGNIFICANT PRODUCT GROUP:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1996       1997       1998
                                                   --------   --------   --------
Video Copy Protection:
  Videocassette..................................  $12,877    $12,616    $15,770
  DVD............................................       --      1,084      3,096
  PPV............................................    2,076      3,712      3,760
Video Scrambling:
  Video Scrambling Systems.......................    1,197        756        477
  Components and Licensing.......................      871      1,983        987
Computer Software/CD-ROM Copy Protection.........       --         --        344
Other............................................       59        189         --
                                                   -------    -------    -------
Total............................................  $17,080    $20,340    $24,434
                                                   =======    =======    =======

INFORMATION ON REVENUES BY GEOGRAPHIC AREAS:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1996       1997       1998
                                                   --------   --------   --------
United States....................................  $10,611    $10,878    $13,563
Japan............................................    1,877      2,181      2,738
Export and Foreign Operations....................    4,592      7,281      8,133
                                                   -------    -------    -------
Total Revenue....................................  $17,080    $20,340    $24,434
                                                   =======    =======    =======

        Geographic area information is based upon country of destination for products shipped and country of contract holder for royalties and license fees. Both the United States and Japan account for over

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
          (INFORMATION AS OF SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

(8)  SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)
10% of the Company's revenues in 1996, 1997 and 1998. Revenues from three customers of the Video Copy Protection accounted for 37% of net revenues for the year ended December 31, 1996 and each accounted for more than 10% of the Company's net revenues. Revenue from one customer of the Video Copy Protection accounted for 11% of net revenues for the year ended December 31, 1997. Another customer of the Video Copy Protection accounted for 12% of net revenues for the year ended December 31, 1998. At December 31, 1997 and 1998 receivables from one customer of the Video Copy Protection represented 25% and 16%, respectively, of net accounts receivable.

(9)  SUBSEQUENT EVENTS (UNAUDITED, EXCEPT FOR (A))

    (a) In October 1995, Joseph Swyt, one of the Company's former officers and directors, filed suit against the Company in the Superior Court of the State of California alleging monetary damages suffered as a result of alleged fraud, misrepresentation and other malfeasance in connection with our grant of stock options to him. Mr. Swyt maintains that the Company induced him to accept employment by falsely representing to him that the options granted to him eventually would have substantial value. Between August 1990 and December 1993, the Company granted to him options to purchase approximately 400,000 shares with per-share exercise prices of $1.125 or $1.35. Substantially all of these options expired unexercised within three months following his departure from the Company in June 1995. In December 1996, the court ordered this matter to binding arbitration in accordance with a written agreement between Mr. Swyt and the Company. The arbitration agreement contains limitations on the types of damages available to him and expressly precludes punitive damages. Mr. Swyt filed his claim in arbitration for this matter with the American Arbitration Association in June 1997 and arbitration hearings were completed in February 1999. On
March 16, 1999, a decision in favor of the Company was rendered by a majority of the arbitrators in the Swyt litigation, finding that we had no liability to Mr. Swyt on any of his claims and that his claims were without merit. The arbitrators decision was confirmed by the Superior Court in July 1999.

    (b) In December 1999, the Company entered into a letter agreement with TTR Technologies Ltd, to develop and market a copy protection system, which will inhibit casual copying of Music CDs using dual-deck CD recorder systems and personal computer systems. The two companies intend to work cooperatively with encoder manufacturers and CD replicators to implement the manufacturing and quality control systems necessary to commercialize the jointly developed Music CD copy protection technology. As part of the strategic partnership agreement, the Company intends to make an 11.4% equity investment in TTR, subject to the the completion of the Company's due diligence review.

    (c) In December 1999, the Company converted its convertible bridge loan in the amount of $836,733 and accrued interest to Command Audio into equity shares as part of a round of third-party financing.

    (d) In December 1999, Digimarc (NASDAQ symbol DMRC), in which the Company has a minority interest, consummated an initial public offering of 4,000,000 shares at a price of $20. The Company did not participate in the offering and currently holds 924,475 shares of Digimarc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........    37,000
NASD filing fee.............................................    15,000
Nasdaq National Market filing fee...........................    18,000
Accounting fees and expenses................................    75,000
Legal fees and expenses.....................................   145,000
Printing expenses...........................................   100,000
Road show expenses..........................................    35,000
Blue sky fees and expenses..................................     5,000
Transfer agent, registrar and custodian fees and expenses...     5,000
Miscellaneous...............................................     5,000
                                                              --------

  Total.....................................................   440,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a proceeding; (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively apply any amendment of the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith if his or her action is based on the records or books of account of the Registrant or on information supplied to him or her by officers of the Registrant in the course of their duties or on the advice of legal counsel for the Registrant or on information or records given or reports made to the Registrant by independent certified public accountants or appraisers or other experts.

        The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant.

        The indemnification agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any vote of the stockholders or vote of directors or otherwise.

        The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

        As authorized by the Registrant's Bylaws and approved by the Registrant's Board of Directors, the Registrant maintains directors and officers liability insurance.

ITEM 16.  EXHIBITS

        (a)  The following exhibits are filed herewith:

    EXHIBIT
    NUMBER       EXHIBIT TITLE
    -------      -------------
       1.01      Form of Underwriting Agreement.
       5.01      Opinion of Manatt, Phelps & Phillips, LLP regarding legality of the securities being issued.
      10.01*     Letter Agreement dated November 24, 1999 between the
                   Registrant and TTR Technologies, Inc.
      23.01      Consent of Manatt, Phelps & Phillips, LLP (included in
                   Exhibit 5.01).
      23.02      Consent of KPMG LLP.
      24.01      Power of Attorney (included on page II-4).

------------------------

* The Registrant has requested confidential treatment for portions of this exhibit.

ITEM 17.  UNDERTAKINGS.

        The Registrant hereby undertakes the following:

        (1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 23, 1999.

                                             MACROVISION CORPORATION

                                             By:  /s/ WILLIAM A. KREPICK
                                                  ------------------------------------------
                                                  William A. Krepick
                                                  President and Chief Operating Officer

                               POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John O. Ryan, William A. Krepick and Ian
R. Halifax, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                        NAME                                        TITLE                      DATE
                        ----                                        -----                      ----
PRINCIPAL EXECUTIVE OFFICER:
                                                         Chairman of the Board of
                  /s/ JOHN O. RYAN                         Directors, Chief
     -------------------------------------------           Executive Officer and        December 23, 1999
                    John O. Ryan                           Director

PRINCIPAL FINANCIAL OFFICER
AND PRINCIPAL ACCOUNTING OFFICER:

                 /s/ IAN R. HALIFAX                      Vice President, Finance and
     -------------------------------------------           Administration and Chief     December 23, 1999
                   Ian R. Halifax                          Financial Officer

ADDITIONAL DIRECTORS:

               /s/ WILLIAM A. KREPICK
     -------------------------------------------         Director                       December 23, 1999
                 William A. Krepick

               /s/ RICHARD S. MATUSZAK
     -------------------------------------------         Director                       December 23, 1999
                 Richard S. Matuszak

                 /s/ DONNA S. BIRKS
     -------------------------------------------         Director                       December 23, 1999
                   Donna S. Birks

               /s/ WILLIAM N. STIRLEN
     -------------------------------------------         Director                       December 23, 1999
                 William N. Stirlen

                /s/ THOMAS WERTHEIMER
     -------------------------------------------         Director                       December 23, 1999
                  Thomas Wertheimer

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   EXHIBIT TITLE
-------                  -------------
1.01                     Form of Underwriting Agreement.
5.01                     Opinion of Manatt, Phelps & Phillips, LLP regarding legality of the securities being issued.
10.01        *           Letter Agreement dated November 24, 1999 between the
                           Registrant and TTR Technologies, Inc.
23.01                    Consent of Manatt, Phelps & Phillips, LLP (included in
                           Exhibit 5.01).
23.02                    Consent of KPMG LLP.
24.01                    Power of Attorney (included on page II-4).

------------------------

* The Registrant has requested confidential treatment for portions of this exhibit.